As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Sunnyside Bancorp, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

56 Main Street

Irvington, NY 10533
(914) 591-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. Timothy D. Sullivan

President and Chief Executive Officer

56 Main Street

Irvington, NY 10533

(914) 591-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Steven Lanter, Esq. Kip Weissman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	James C. Stewart, Esq. Spidi & Fisch, PC 1227 25th Street, N.W., Suite 200 West Washington, D.C. 20037 (202) 434-4660

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	793,500 shares	$10.00	$7,935,000	(1)	$1,083

(1)         Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUNNYSIDE BANCORP, INC. LOGO

(Proposed Holding Company for Sunnyside Federal Savings and Loan Association of Irvington)

Up to 690,000 shares of Common Stock

(Subject to Increase to up to 793,500 shares)

Sunnyside Bancorp, Inc., a Maryland corporation and the proposed holding company for Sunnyside Federal Savings and Loan Association of Irvington, is offering shares of common stock for sale in connection with the conversion of Sunnyside Federal Savings and Loan Association of Irvington from the mutual to the stock form of organization. There is currently no established market for our common stock.  We expect that our common stock will be quoted on the OTC Bulletin Board upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 690,000 shares of common stock for sale at a price of $10.00 per share on a best efforts basis. We may sell up to 793,500 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers.  We must sell a minimum of 510,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible current and former depositors of, and certain borrower members of, Sunnyside Federal Savings and Loan Association of Irvington.  Shares of common stock not purchased in the subscription offering may be offered for sale to the public in a “community offering,” with a preference given to residents of our local community.  We also may offer for sale shares of common stock not purchased in the subscription offering or community offering to the general public through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering is 7,500 shares ($75,000), and no person, together with an associate or group of persons acting in concert, may purchase more than 15,000 shares ($150,000) in the offering.

The offering is expected to expire at 2:00 p.m., Eastern Time, on [expiration date].  We may extend this expiration date without notice to you until [extension date].  The Office of the Comptroller of the Currency may approve a later date, which may not be beyond [final date].  Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares.  If the offering is extended past [extension date], we will resolicit subscribers.  You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum. If the number of shares to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares, all funds submitted for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.10% per annum.  All subscribers will be resolicited and given an opportunity to place a new order within a specified period of time.  Funds received in the subscription and the community offerings will be held in a segregated account at Sunnyside Federal Savings and Loan Association of Irvington and will earn interest at 0.10% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any of the shares of common stock that are being offered for sale.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	510,000	600,000	690,000	793,500
Gross offering proceeds	$5,100,000	$6,000,000	$6,900,000	$7,935,000
Estimated offering expenses, excluding selling agent commissions	$516,000	$516,000	$516,000	$516,000
Selling agent commissions (1)	$240,000	$240,000	$240,000	$240,000
Estimated net proceeds	$4,344,000	$5,244,000	$6,144,000	$7,179,000
Estimated net proceeds per share	$8.52	$8.74	$8.90	$9.05

(1)   Selling agent commissions shown assume that all shares are sold in the subscription and community offerings.  The amounts shown include: (i) fees and selling commissions payable by us to Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings equal to $150,000; and (ii) other expenses of the offering payable to Keefe, Bruyette & Woods, Inc. in the subscription and community offerings of up to $90,000.  See “The Conversion and Offering — Marketing and Distribution; Compensation” for information regarding compensation to be received by Keefe, Bruyette & Woods, Inc. and the other broker-dealers that may participate in a syndicated community offering.  If all shares of common stock (except for shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan) were sold in a syndicated community offering, the maximum selling agent commissions would be approximately $258,000, $308,000, $359,000 and $416,000 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 16.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center, toll-free, at (877)                   .

The date of this prospectus is                   , 2013.

[MAP TO BE INSERTED ON INSIDE FRONT COVER]

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SUMMARY

The following summary explains the significant aspects of Sunnyside Federal Savings and Loan Association of Irvington’s mutual-to-stock conversion and the related offering of Sunnyside Bancorp, Inc. common stock.  It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to Sunnyside Bancorp, Inc. and Sunnyside Federal Savings and Loan Association of Irvington, unless the context indicates another meaning. In addition, we sometimes refer to Sunnyside Bancorp, Inc. as “Sunnyside Bancorp,” and to Sunnyside Federal Savings and Loan Association of Irvington as “Sunnyside Federal” or the “Association.”

Sunnyside Federal Savings and Loan Association of Irvington

Sunnyside Federal Savings and Loan Association of Irvington is a federal mutual savings association that was founded in 1930.   Sunnyside Federal conducts business from its full-service banking office located in Irvington, New York which is located in Westchester County, New York approximately 25 miles north of New York City. We consider our deposit market area to be the Westchester County, New York towns of Irvington, Tarrytown, Sleepy Hollow, Hastings, Dobbs Ferry and Ardley-on-Hudson, and consider our lending area to be Westchester, Putnam and Rockland Counties, New York.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans and commercial and multi-family real estate loans, and, to a much more limited extent, home equity lines of credit and other loans (consisting primarily of loans secured by deposits and marketable securities).  At December 31, 2012, $34.7 million, or 86.4%, of our total loan portfolio was comprised of owner-occupied, one- to four-family residential real estate loans.

We also invest in securities, which consist primarily of U.S. government agency obligations and mortgage-backed securities and to a lesser extent, securities of states, counties and political subdivisions.

We offer a variety of deposit accounts, including certificate of deposit accounts, money market accounts, savings accounts, NOW accounts and individual retirement accounts.  We historically have not used borrowings to fund our operations and had no borrowings at December 31, 2012.

All of the members of our current executive management team joined Sunnyside Federal since 2008. Since that time, we have begun to shift Sunnyside Federal’s strategy to diversify our traditional thrift focus into a more commercial bank style of operation with a broadened base of financial products and services while emphasizing superior customer service.  While residential real estate lending has been, and will remain, the most important part of our operations, we intend to diversify our focus on non-residential lending, including commercial and multi-family real estate lending and commercial lending, including Small Business Administration (SBA) lending.  We were approved as an SBA lender in December 2012.

Sunnyside Federal is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency. Our executive and administrative office is located at 56 Main Street, Irvington, New York 10533, and our telephone number at this address is (914) 591-8000.  Our website address is www.sunnysidefederal.com.  Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Sunnyside Bancorp, Inc.

The shares being offered will be issued by Sunnyside Bancorp, a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Sunnyside Federal upon completion of the Association’s mutual-to-stock conversion.  Sunnyside Bancorp has not engaged in any business to date.  Upon completion of the conversion, Sunnyside Bancorp will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System.  Sunnyside Bancorp’s executive and administrative office is located at 56 Main Street, Irvington, New York 10533, and our telephone number at this address is (914) 591-8000.

Market Area

We conduct our operations from our full-service banking office located in Irvington, Westchester County, New York, which is located approximately 25 miles north of New York City. Our primary deposit market area includes Irvington and the contiguous towns of Tarrytown, Sleepy Hollow, Hastings, Dobbs Ferry and Ardley-on-Hudson, all of which are located in Westchester County, New York.  Our primary lending market area includes Westchester, Putnam and Rockland counties, New York.   We will, on occasion, make loans secured by properties located outside of our primary lending market, especially to borrowers with whom we have an existing relationship and who have a presence within our primary lending area.

At December 31, 2012, $34.7 million, or 86.4%, of our total loan portfolio was comprised of owner-occupied, one-to four family residential real estate loans.  Accordingly, a downturn in the residential real estate market in Westchester, Putnam, or Rockland Counties could significantly affect Sunnyside Federal’s net income.

Westchester County is primarily a suburban community and is the second wealthiest county in the State of New York. Due to the above average wealth of Westchester’s population and the proximity to the economy of New York City, Sunnyside Federal has been relatively shielded from the economic downturn of 2008 and 2009. As an example, some key statistics on Westchester County for the period of 2007 through 2011 are provided below:

•                                          The homeownership rate in Westchester County was 62.1%, compared to 54.8% in the State of New York;

•                                          The median home value was $547,000, compared to $301,000 in the State of New York.

•                                          The median household income in Westchester County was $80,725, compared to $56,951 in the State of New York;

•                                          Approximately 44.5% of the population of Westchester County held a bachelor’s degree or higher, compared to 32.5% of the State of New York; and

•                                          Approximately 8.9% of the population of Westchester County had incomes below poverty level, compared to 14.5% of the State of New York.

Sunnyside Federal also makes loans on a regular basis to residents of Putnam and Rockland Counties, New York. Below are some key statistics on the economic outlook of Putnam and Rockland Counties for the period of 2007 through 2011:

•                                          The homeownership rate in Putnam County and Rockland County was 83.4% and 70.6%, respectively, compared to 54.8% in the State of New York;

•                                          The median home value in Putnam County and Rockland County was $406,000 and $465,100, respectively, compared to $301,000 in the State of New York;

•                                          The median household income in Putnam County and Rockland County was $92,711 and $84,661, respectively, compared to $56,951 in the State of New York;

•                                          Approximately 38.1% and 40.8% of the population of Putnam County and Rockland County, respectively, held a bachelor’s degree or higher, compared to 32.5% of the State of New York; and

•                                          Approximately 5.4% and 11.6% of the population of Putnam County and Rockland County, respectively, had incomes below poverty level, compared to 14.5% of the State of New York.

For additional information regarding our market area, see “Business of Sunnyside Federal — Market Area.”

The Conversion and Our Organizational Structure

Pursuant to the terms of the plan of conversion, Sunnyside Federal will convert from a mutual (meaning no stockholders) savings association to a stock savings association. As part of the conversion, Sunnyside Bancorp, the newly formed proposed holding company for Sunnyside Federal, will offer for sale shares of its common stock in a subscription offering, and, if necessary, a community offering and a syndicated community offering. Upon the completion of the conversion and stock offering, Sunnyside Bancorp will be 100% owned by stockholders and Sunnyside Federal will be a wholly owned subsidiary of Sunnyside Bancorp. A full description of the conversion begins on page 95 of this prospectus under the heading “The Conversion and Offering.”

Business Strategy

Our current business strategy is to operate as a community bank dedicated to serving the needs of our consumer and business customers and emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•                                          growing our assets and liabilities by increasing our presence in the communities we serve and expanding our service delivery channels;

•                                          utilizing our management’s commercial banking experience by diversifying our lending operations to increase our emphasis on commercial and multi-family real estate lending and commercial lending, and implementing a Small Business Administration (SBA) lending program;

•                                          maintaining our strong asset quality profile through conservative loan underwriting;

•                                          increasing our non-interest income through the origination and sale of one-to four-family residential real estate loans and the guaranteed-portion of SBA loans;

•                                          managing interest rate risk by emphasizing the origination of shorter-term loans for retention in our portfolio and considering the sale of certain newly originated longer-term one- to four-family residential real estate loans;

•                                          continuing to attract and retain customers in our market area and build our “core” deposits consisting of demand, NOW, savings and money market accounts; and

•                                          expanding our banking franchise as opportunities arise through de novo branching or a branch acquisition.

Reasons for the Conversion and Offering

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•                                          to increase capital to support future growth and profitability;

•                                          to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees;

•                                          to have greater flexibility to structure and finance the opportunistic expansion of our operations; and

•                                          to offer our depositors and employees an opportunity to purchase our stock.

As of December 31, 2012, Sunnyside Federal was considered “well capitalized” for regulatory purposes.  As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 510,000 shares and 690,000 shares of common stock to eligible depositors and borrowers of Sunnyside Federal and to our tax-qualified employee benefit plans in a subscription offering.  To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to residents of Westchester, Putnam and Rockland Counties, New York.  We may also offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public in a syndicated community offering.  The number of shares of common stock to be sold may be increased to up to 793,500 shares as a result of demand for the shares of common stock in the offering or changes in market conditions.  Unless the number of shares of common stock offered is increased to more than 793,500 shares or decreased to fewer than 510,000 shares, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders once submitted.  If the offering is extended past [extension date], we will resolicit subscribers.  You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum.  If the number of shares to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.10% per annum.  We will give these subscribers an opportunity to place new orders for a specified period of time.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00.  All investors will pay the same purchase price per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Sunnyside Bancorp, assuming the conversion and offering are completed.  Keller & Company, Inc., our independent appraiser, has estimated that, as of March 5, 2013, this market value was $6,000,000.  Based on regulations of the Office of the Comptroller of the Currency, this market value forms the midpoint of a valuation range with a minimum of $5,100,000 and a maximum of $6,900,000.  Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 510,000 shares to 690,000 shares. We may sell up to 793,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Sunnyside Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded thrift holding companies with assets between $214 million and $714 million as of December 31, 2012 that Keller & Company, Inc. considers comparable to Sunnyside Bancorp. See, “The Conversion; Plan of Distribution — Determination of Share Price and Number of Shares to be Issued” on page 97.

The following table presents a summary of selected pricing ratios for Sunnyside Bancorp (on a pro forma basis) and the peer group companies used by Keller & Company, Inc., our independent appraiser, in its appraisal. These ratios are based on Sunnyside Federal’s book value, tangible book value and core earnings as of and for the twelve months ended December 31, 2012 and the latest date for which complete financial data are publicly available for the peer group. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 29.15% on a price-to-book value basis and a discount of 31.70% on a price-to-tangible book value basis.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Sunnyside Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	n/m	62.98%	62.98%
Maximum	n/m	59.14%	59.14%
Midpoint	n/m	55.26%	55.26%
Minimum	n/m	50.76%	50.76%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Averages	16.41x	77.99%	80.91%
Medians	15.74x	78.48%	82.08%

(n/m)            Not meaningful.

The independent appraisal does not indicate trading market value.  Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price.  Furthermore, the pricing ratios presented in the appraisal were utilized by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering — Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2012 and March 5, 2013.  These companies did not constitute the group of ten comparable public companies utilized in Keller & Company, Inc.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates
between January 1, 2012 and March 5, 2013

			Percentage Price Change From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through March 5, 2013

Meetinghouse Bancorp (MTGB)	11/20/2012	OTCBB	12.5%	27.5%	20.0%	20.0%
Hamilton Bancorp, Inc. (HBK)	10/10/2012	NASDAQ	19.0%	16.5%	12.6%	29.2%
Madison County Financial, Inc. (MCBK)	10/04/2012	NASDAQ	48.9%	45.5%	43.6%	62.8%
Hometrust Bancshares, Inc. (HTBI)	07/11/2012	NASDAQ	17.0%	25.8%	25.8%	57.4%
Wellesley Bancorp, Inc. (WEBK)	01/26/2012	NASDAQ	20.0%	21.0%	22.9%	56.5%
West End Indiana Bancshares, Inc. (WEIN)	01/11/2012	OTCBB	12.6%	11.5%	20.0%	60.0%
Average			21.7%	24.6%	24.2%	47.7%
Median			17.0%	21.0%	20.0%	56.5%

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area.  None of the companies listed in the table above are exactly similar to Sunnyside Bancorp, the pricing ratios for their stock offerings may have been different from the pricing ratios for Sunnyside Bancorp shares of common stock and the market conditions in which these offerings were completed may have been different from current market conditions.  Furthermore, this table presents only short-term performance with respect to companies that recently completed their mutual-to-stock conversions and may not be indicative of the longer-term stock price performance of these companies.  The performance of these stocks may not be indicative of how our stock will perform.

Our stock price may trade below $10.00 per share, as the stock prices of certain mutual-to-stock conversions have decreased below the initial offering price.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

How We Intend to Use the Proceeds From the Stock Offering

We intend that Sunnyside Bancorp will invest at least 50% of the net proceeds from the stock offering in Sunnyside Federal, loan funds to our employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering, and retain the remainder of the net proceeds from the offering.  Assuming we sell 600,000 shares of common stock in the stock offering and have net proceeds of $5.24 million, we intend that Sunnyside Bancorp will invest $2.62 million in Sunnyside Federal, loan $420,000 to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $2.2 million of the net proceeds.

We may use the funds we retain to pay cash dividends, to repurchase shares of common stock (subject to compliance with regulatory requirements), for investments, to expand our banking franchise through de novo branching or branch acquisitions, or for other general corporate purposes.  Sunnyside Federal may use the proceeds it receives from us to support increased lending, enhance its talent (including the addition of loan officers, including a loan officer with small business administration (SBA) expertise), other enhanced products and services, expand its franchise through de novo branching or a branch acquisition, although Sunnyside Federal currently has no understandings or agreements to acquire or establish any new branch offices.

For more information on the proposed use of the proceeds from the offering, see “How We Intend to Use the Proceeds from the Offering.”

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)                                     First, to depositors with accounts at Sunnyside Federal with aggregate balances of at least $50 at the close of business on January 31, 2012.

(ii)                                  Second, to our tax-qualified employee benefit plans (including Sunnyside Federal’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase 7% of the shares of common stock sold in the offering.

(iii)                               Third, to depositors with accounts at Sunnyside Federal with aggregate balances of at least $50 at the close of business on                               .

(iv)                              Fourth, to depositors and borrowers of Sunnyside Federal at the close of business on                       .

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Westchester, Putnam and Rockland Counties, New York..  The community offering may begin concurrently with, during or after the subscription offering.  We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by Keefe, Bruyette & Woods, Inc.  We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.  Any determination to accept or reject stock orders in the community offering or the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to categories in the subscription offering.  A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual may purchase more than 7,500 shares ($75,000) of common stock.  If any of the following purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 15,000 shares ($150,000) of common stock:

•                                          your spouse or relatives of you or your spouse who reside with you;

•                                          most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•                                          other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 15,000 shares ($150,000).  See the detailed descriptions of “acting in concert” and “associate” in the section of this prospectus headed “The Conversion and Offering — Limitations on Common Stock Purchases.”

Subject to Office of the Comptroller of the Currency approval, we may increase or decrease the purchase limitations at any time.  See the detailed description of the purchase limitations in the section of this prospectus headed “The Conversion and Offering — Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•                                          personal check, bank check or money order made payable directly to Sunnyside Bancorp, Inc.; or

•                                          authorizing us to withdraw available funds from the types of Sunnyside Federal deposit accounts identified on the stock order form.

Please do not submit cash or wire transfers.  Sunnyside Federal is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  Additionally, you may not use a Sunnyside Federal line of credit check or any type of third-party check to pay for shares of common stock.  On the stock order form, you may not designate withdrawal from Sunnyside Federal accounts with check-writing privileges; instead, please submit a check.  If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.  You may not authorize direct withdrawal from a Sunnyside Federal retirement account.  See “ — Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

You may subscribe for shares of common stock in the offering by delivering a signed and completed stock order form, together with full payment payable to Sunnyside Bancorp, Inc. or authorization to withdraw funds from one or more of your Sunnyside Federal deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern Time, on [expiration date].  You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand-delivery to Sunnyside Federal’s office, located at 56 Main Street, Irvington, New York.  Please do not mail stock order forms to Sunnyside Federal.  Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares.

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account.  If you wish to use some or all of the funds in your IRA or other retirement account held at Sunnyside Federal, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Sunnyside Federal or elsewhere.  Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings — Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights.  In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.  On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do.  You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.  In addition, the stock order form requires that you list all qualifying deposit accounts, giving all names on each account and the account number at the applicable eligibility date.  Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Purchases by Senior Officers and Directors

We expect our directors and senior officers, together with their associates, to subscribe for 44,000 shares ($440,000) of common stock in the offering, representing 8.6% of shares to be sold at the minimum of the offering range.  However, there can be no assurance that any individual director or senior officer, or the directors and senior officers as a group, will purchase any specific number of shares of our common stock.  The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

Purchases by our directors, senior officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.  Any purchases made by our directors or senior officers, or their associates, for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.

For more information on the proposed purchases of shares of common stock by our directors and senior officers, see “Subscriptions by Directors and Senior Officers.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders for shares of common stock in the subscription and community offerings is 2:00 p.m., Eastern Time, on [expiration date], unless we extend the subscription offering and/or the community offering.  If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the stock offering, see “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings — Expiration Date.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 510,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range.  Specifically, we may:

•                                          increase the purchase limitations; and/or

•                                          seek regulatory approval to extend the offering beyond [extension date].

If we extend the offering past [extension date], we will resolicit subscribers.  You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum from the date the stock order was processed.  If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable limit.

Conditions to Completion of the Conversion

The board of directors of Sunnyside Federal has approved the plan of conversion.  In addition, on                   , the Federal Reserve Board issued the approval required in connection with the conversion

and on                     , the Office of the Comptroller of the Currency has conditionally approved the plan of conversion.  We cannot complete the conversion unless:

•                                          The plan of conversion is approved by a majority of votes eligible to be cast by members of Sunnyside Federal (depositors and borrowers of Sunnyside Federal) as of                 , 2013;

•                                          We have received orders for at least the minimum number of shares of common stock offered; and

•                                          We receive the final approval required from the Office of the Comptroller of the Currency to complete the conversion and offering.

Any approval by the Office of the Comptroller of the Currency or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements.  However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.  The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions.  See “Our Dividend Policy” in this prospectus for additional information regarding our dividend policy.

Market for Common Stock

We anticipate that the common stock sold in the offering will be quoted on the OTC Bulletin Board.  Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to purchasers at the certificate registration address noted by them on the stock order form.  Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company.  Stock certificates will be sent to purchasers by first-class mail as soon as practicable after the completion of the conversion and stock offering, which is expected to occur as soon as practicable following satisfaction of the conditions described above in “ — Conditions to Completion of the Conversion.”  We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering.  It is possible that until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.  Your ability to sell the shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the offering.  If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our pro forma market value has increased, we may sell up to 793,500 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $5,100,000 or above $7,935,000, then, after consulting with the Office of the Comptroller of the Currency, we may:

•                                          terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.10% per annum;

•                                          set a new offering range; or

•                                          take such other actions as may be permitted by the Office of the Comptroller of the Currency, the Federal Reserve Board, the Financial Industry Regulatory Authority (FINRA) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation.  In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Sunnyside Federal that is being called to vote on the conversion, and at any time after member approval with the concurrence of the Office of the Comptroller of the Currency.  If we terminate the offering, we will promptly return funds, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase 7% of the shares of common stock that we sell in the offering.  If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 7% of the shares of common stock that we sell in the offering.  This would reduce the number of shares available for allocation to eligible depositors.  For further information, see “Management — Benefit Plans — Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares have been sold in the offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion.  Stockholder approval of these plans will be required, and the stock-

based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of the Comptroller of the Currency regulations.  If adopted within 12 months following the completion of the conversion, and provided that upon completion of the offering Sunnyside Federal has at least a 10% tangible capital to assets ratio, the Office of the Comptroller of the Currency regulations conversion would allow for the stock-based benefit plans to reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 27,600 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients; however, it is expected that the stock-based benefit plan will reserve 3% of the shares sold in the offering, or 20,700 shares at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients.  If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 69,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 96,600 shares of our common stock assuming the maximum of the offering range.  We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering.  The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees.  A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	35,700	48,300	7.00%	n/a (3)	$357,000	$483,000
Stock awards	15,300	20,700	3.00	2.9%	153,000	207,000
Stock options	51,000	69,000	10.00	9.1%	142,000	192,000
Total	102,000	138,000	20.00%	12.0%	$652,000	$882,000

(1)         The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

(2)         The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $2.78 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 1.85%; and a volatility rate of 15.88%.  The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)         Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering.

In addition to the stock-based benefit plans that we may adopt, Sunnyside Bancorp and Sunnyside Federal each intend to enter into employment agreements with Timothy D. Sullivan, our President and Chief Executive Officer and Gerardina Mirtuono, our Senior Vice President and Chief Operating Officer. See “Management — Executive Compensation” in this prospectus for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

Tax Consequences

Sunnyside Federal and Sunnyside Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, and have received an opinion of Fontanella and Babitts regarding the material New York state tax consequences of the conversion.  As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Sunnyside Federal, Sunnyside Bancorp or persons eligible to subscribe in the subscription offering.  See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

How You Can Obtain Additional Information — Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering.  If you have questions regarding the conversion or offering, please call our Stock Information Center.  The toll-free telephone number is (877)                     .  The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.  The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Board of Governors of the Federal Reserve System to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities.  As a result, interest rates on the loans we have originated and the yields on securities we have purchased have been at historically low levels.  As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which has resulted in increases in net interest income in the short term.  However, our ability to reduce our interest expense is limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease.  The Board of Governors of the Federal Reserve System has indicated its intention to maintain low interest rates in the near future.  Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may decrease, which may have an adverse affect on our profitability.  For information with respect to changes in interest rates, see “ — Changes in interest rates could adversely affect our results of operations and financial condition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers.  Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios.  Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits.  In addition, our smaller customer base makes it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage.  Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

We participate in a defined benefit pension plan for the benefit of certain of our employees. If we were to terminate this plan, we expect to incur a substantial expense in connection with the termination.

We participate in a defined benefit pension plan for the benefit of employees of Sunnyside Federal who were employees prior to January 1, 2008 and who were vested in their benefits in the plan as of April 15, 2008, the date on which we froze the future accrual of benefits under this plan. Based on the plan’s assets at December 31, 2012, the unfunded portion of the plan is approximately $425,000. In the future we may choose to terminate the plan, and the expense that would be incurred in connection with such a termination would be primarily dependent upon the value of the plan’s assets at the time of termination, general market interest rates and any additional expense imposed on termination. Based on the value of the plan’s assets and market interest rates at December 31, 2012, the approximate cost to terminate the plan would be $3.4 million.  If we choose to terminate the plan in the future, we would likely incur a substantial expense.

Based upon the value of the plan’s assets at December 31, 2012, if we had chosen to withdraw from the plan as of that date, we would have incurred an additional expense of up to approximately $3.4 million.

We intend to increase our emphasis on commercial and multi-family real estate and commercial lending, including implementing small business administration (SBA) lending thus increasing our credit risk.

Our business strategy is to become less reliant upon one- to four-family residential real estate lending and increase our commercial and multi-family real estate lending and commercial lending, including small business administration (SBA) lending.  At December 31, 2012, commercial and multi-family real estate comprised 10.4% of our loan portfolio.  These loans generally have more credit risk than one- to four-family residential real estate loans. Because the repayment of these loans depends on the successful management and operation of the borrower’s properties and/or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market and/or economy.

Additionally, we intend to evaluate opportunities as they arise to purchase commercial real estate and multi-family loans which would be originated by other institutions.  Historically we have enjoyed excellent asset quality and at December 31, 2012, we had $0 of non-performing loans and $246,000 of delinquent loans. While we intend to continue to emphasize conservative underwriting, delinquencies and loan losses related to our commercial and multi-family real estate and commercial loans could increase more than we have provided for in our allowance for loan losses as we begin to emphasize these types of loans.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions.  If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance for loan losses.  Additions to the allowance for loan losses are established through the provision for losses on loans which is charged against income.

Additionally, as we increase the amount of our commercial and multi-family real estate loans and commercial loans, pursuant to our business strategy to reduce our emphasis on one-to four-family residential real estate lending, the unseasoned nature of these loans will increase the risk that our allowance may be insufficient to absorb losses without significant additional provisions.  Material additions to our allowance could materially decrease our net income.  In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs.  Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Changes in interest rates could adversely affect our results of operations and financial condition.

Our profitability depends substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable-rate loans. In addition, as market interest rates rise, we will have competitive pressures to increase the rates we pay on deposits.  Because interest rates we pay on our deposits would be expected to increase more quickly than the increase in the yields we earn on our interest-earning assets, our net interest income would be adversely affected.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the interest rates on existing loans and securities.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry within our market area is intense.  In our market area we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere.  Most of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide.  Our profitability depends upon our continued ability to successfully compete in our market area.  The greater resources and broader range of deposit and loan products offered by our competition may limit our ability to increase our interest-earning assets and profitability.  We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our ability to successfully implement our business plan, and could adversely affect our results of operations in the future.

A downturn in the local economy or a decline in real estate values could hurt our profits.

Our local economy may affect our future growth possibilities and operations in our primary market area.  Our future growth opportunities depend on the growth and stability of our regional economy and our ability to expand our market area.  In addition, nearly all of our loans are to customers in Westchester, Putnam and Rockland Counties, New York.  A downturn in our local economy may limit funds available for deposit and may negatively affect our borrowers’ ability to repay their loans on a timely basis, both of which could have an impact on our profitability.  Also, a decline in real estate valuations in this market would lower the value of the collateral securing our loans.

We rely on our management team for the successful implementation of our business strategy.

Our future success will be largely due to the efforts of our senior management team consisting of Timothy D. Sullivan, our President and Chief Executive Officer, Gerardina Mirtuono, our Senior Vice President and Chief Operating Officer and Gerard A. Iervolino, our Vice President and Chief Financial

Officer.  The loss of services of one or more of these individuals may have a material adverse effect on our ability to implement our business plan.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has changed the bank regulatory framework.  For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies and gives the Board of Governors of the Federal Reserve System exclusive authority to regulate savings and loan holding companies.  The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Sunnyside Federal, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators.  The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.  The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to loans that are securitized and sold to investors.  We expect that such rules would make it more difficult for us to sell loans into the secondary market.  Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations.  Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Furthermore, the Board of Governors of the Federal Reserve System, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities.  If the Board of Governors of the Federal Reserve System increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, our chartering authority, and by the Federal Deposit Insurance Corporation, as the insurer of our deposits.  As a savings and loan holding company, Sunnyside Bancorp also will be subject to regulation and oversight by the Board of Governors of the Federal Reserve System.  Such

regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors.  Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing savings and loan holding companies, could have a material impact on Sunnyside Federal, Sunnyside Bancorp, and our operations.

The short-term and long-term impact of the changing regulatory capital requirements and anticipated new capital rules is uncertain.

On June 7, 2012, the Federal Reserve Board approved proposed rules that would substantially amend the regulatory risk-based capital rules applicable to us. The OCC subsequently approved these proposed rules on June 12, 2012. The proposed rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

Various provisions of the Dodd-Frank Act increase the capital requirements of financial institutions. The proposed rules include new minimum risk-based capital and leverage ratios, which would be phased in during 2013 and 2014, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to Sunnyside Federal under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions. While the proposed Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict when or how any new standards will ultimately be applied to Sunnyside Federal.

In addition, in the current economic and regulatory environment, bank regulators have become more likely to impose capital requirements that are more stringent than those required by applicable existing regulations.

The application of more stringent capital requirements for Sunnyside Federal could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements.  Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to litigation and possible financial liability.  Any of these events could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering.  The purchase price in the offering is based upon an independent third-party appraisal of our pro forma market value and is subject to review and approval by the Office of the Comptroller of the Currency.  The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock.  Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

We have never issued capital stock and there is no guarantee that a liquid market for our common stock will develop.

We have never issued capital stock and there is no established market for our common stock.  We expect that our common stock will be quoted on the OTC Bulletin Board, subject to completion of the offering and compliance with certain conditions.  Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.  The number of active buyers and sellers of the shares of common stock at any particular time may be limited.  Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.  In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited.  As a result, it is unlikely that an active trading market for the common stock will develop, or that if an active market develops, it will not continue.  Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

The capital we raise in the stock offering will reduce our return on equity.  This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers.  For the years ended December 31, 2012 and 2011, our return (loss) on average equity was (4.97)% and 1.97%.  Following the stock offering, we expect our consolidated equity to be between $10.0 million at the minimum of the offering range and $12.6 million at the adjusted maximum of the offering range.  Based upon our loss for the year ended December 31, 2012, and these pro forma equity levels, our return on equity would be (3.46)% and (2.91)% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering.  Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan which we intend to adopt.  Until we can increase our net interest income through investment of the proceeds of the offering in higher yielding longer term assets and noninterest income, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares of common stock.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $2.2 million and $3.1 million of the net proceeds of the offering (or $3.6 million at the adjusted maximum of the offering range) in Sunnyside Federal.  We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan.  We may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock (subject to applicable regulatory requirements), pay dividends, finance the acquisition of financial institutions (although we do not currently have any agreements or understandings regarding any specific acquisition transaction), or for other general corporate purposes.  Sunnyside Federal may use the net proceeds it receives to fund new loans, enhance its talent (including the addition of loan personnel), expand and enhance its retail banking franchise by opening or acquiring a new branch or by acquiring other financial institutions as opportunities arise, or for other general corporate purposes.  However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications.  Also, certain of these uses, such as opening or acquiring new branches or acquiring other financial institutions, may require the approval of the Office of the Comptroller of the Currency and/or the Board of Governors of the Federal Reserve System.  We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 7% of the total shares of common stock sold in the stock offering, with funds borrowed from Sunnyside Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $357,000 at the minimum of the offering range and $555,000 at the adjusted maximum of the offering range.  We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees.  If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock.  The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion.  We may reserve shares of common stock for stock awards and stock options in excess of these amounts, provided the stock-based benefit plan is adopted more than one year following the stock offering.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 1.85% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 15.88% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $2.78 per option granted.  Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with all the stock options would be $44,000 at the adjusted maximum of the offering range.  In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $48,000 at the adjusted maximum of the offering range.  Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The fair value of the shares of restricted stock on the date granted under the stock-based benefit plan will be expensed by us over the vesting period of the shares.  If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Sunnyside Bancorp) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the stock-based benefit plan would be between $153,000 at the minimum of the offering range and $238,000 at the adjusted maximum of the offering range.  To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above.  Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering.  These stock-based benefit plans will be funded either through open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock.  Stockholders would experience a reduction in ownership interest totaling 12.0% in the event newly issued shares are used to fund stock options and awards of shares of common stock under these plans in an amount equal to 10% and 3%, respectively, of the shares sold in the stock offering.  We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.  The implementation of the stock-based benefit plan will be subject to stockholder approval.  Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

The corporate governance provisions in our articles of incorporation and bylaws and the federal stock charter of Sunnyside Federal, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of Sunnyside Bancorp that our board of directors might conclude are not in the best interest of Sunnyside Bancorp or its stockholders.

Provisions in our articles of incorporation and bylaws, as well as the federal stock charter of Sunnyside Federal, may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make takeovers of Sunnyside Bancorp more difficult. For example, our board of directors is divided into three classes, only one of which will stand for election annually.  A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock.  This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. Sunnyside Federal’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than Sunnyside Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Sunnyside Federal.  This limitation does not apply to the purchase or voting of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the federal stock charter.  In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office.  Additionally, in certain instances, the Maryland General Corporation Law and our bylaws could require a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors.  See “Restrictions on Acquisition of Sunnyside Bancorp, Inc.”

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of the Comptroller of the Currency regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of the Comptroller of the Currency, or successor regulator.  See “Restrictions on Acquisition of Sunnyside Bancorp, Inc.” for a discussion of applicable Office of the Comptroller of the Currency regulations regarding acquisitions.  Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its stock value. Because federal regulations will restrict any such acquisition of us or Sunnyside Federal for at least three years after the completion of the conversion, these regulations may negatively affect our stock value.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from reporting requirements that are available to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation.  We also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting.  As a result, our stockholders may not have access to certain information they may deem important.  In addition, we are eligible to delay adoption of new or revised accounting standards applicable to public companies and we intend to take advantage of the benefits of this extended transition period.  Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.  If we take advantage of any of these exemptions, some investors may find our common stock less attractive, which could hurt our stock price.

We may remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities in the stock offering; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

SELECTED FINANCIAL AND OTHER DATA
OF SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

The following tables set forth selected historical financial and other data of Sunnyside Federal Savings and Loan Association of Irvington for the periods and at the dates indicated.  The following is only a summary and you should read it in conjunction with the financial statements of Sunnyside Federal Savings and Loan Association of Irvington and notes beginning on page F-1 of this prospectus.  The information at December 31, 2012 and 2011 and for the years then ended is derived in part from the audited financial statements that appear in this prospectus.

	At December 31,
	2012	2011
	(In thousands)
Selected Financial Condition Data:

Total assets	$94,055	$89,227
Cash and cash equivalents	5,434	14,261
Securities available for sale	33,217	14,635
Securities held to maturity	10,181	15,576
Loans, net	39,905	38,882
Premises and equipment	1,615	1,736
Cash surrender value of life insurance	1,945	1,883
Other assets	1,756	2,254
Deposits	86,186	81,012
Total equity	6,214	6,480

	For the Years Ended December 31,
	2012	2011
	(In thousands)
Selected Data:

Interest and dividend income	$2,776	$3,197
Interest expense	678	743
Net interest income	2,098	2,454
Provision for loan losses	—	9
Net interest income after provision for loan losses	2,098	2,445
Non-interest income	234	193
Non-interest expense	2,463	2,488
Income (loss) before income tax expense	(131)	150
Income tax benefit/expense	189	25
Net income (loss)	$(320)	$125

	At or For the Years Ended December 31,
	2012	2011

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	(0.35)%	0.14%
Return on average equity	(4.97)%	1.97%
Interest rate spread (1)	2.53%	2.99%
Net interest margin (2)	2.56%	3.02%
Efficiency ratio (3)	105.63%	93.97%
Non-interest expense to average total assets	2.72%	2.74%
Average interest-earning assets to average interest-bearing liabilities	103.61%	102.78%

Asset Quality Ratios:
Non-performing assets to total assets	—%	—%
Non-performing loans to total loans	—%	—%
Allowance for loan losses to non-performing loans	—%	—%
Allowance for loan losses to total loans	0.78%	0.80%

Capital Ratios:
Total capital (to risk-weighted assets)	20.30%	20.89%
Tier 1 capital (to risk-weighted assets)	19.38%	19.96%
Tier 1 capital (to average assets)	7.02%	7.69%
Equity to assets	6.61%	7.26%
Other Data:
Number of full service offices	1	1

(1)              The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)              The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)              The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•                                          statements of our goals, intentions and expectations;

•                                          statements regarding our business plans, prospects, growth and operating strategies;

•                                          statements regarding the quality of our loan and investment portfolios; and

•                                          estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                                          general economic conditions, either nationally or in our market areas, that are worse than expected;

•                                          competition among depository and other financial institutions;

•                                          inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•                                          adverse changes in the securities markets;

•                                          changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•                                          our ability to enter new markets successfully and capitalize on growth opportunities;

•                                          our ability to successfully integrate de novo or acquired branches, if any;

•                                          our ability to execute on our business strategy to increase commercial real estate and multi-family lending, including implementing an SBA lending program;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•                                          changes in our organization, compensation and benefit plans; and

•                                          changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $4.3 million and $6.1 million, or $7.2 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	510,000 shares		600,000 Shares		690,000 shares		793,500 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$5,100		$6,000		$6,900		$7,935
Less offering expenses	(756)		(756)		(756)		(756)
Net offering proceeds (2)	$4,344	100.0%	$5,244	100.0%	$6,144	100.0%	$7,179	100.0%

Distribution of net proceeds:
To Sunnyside Federal	$2,172	50.0%	$2,622	50.0%	$3,072	50.0%	$3,590	50.0%
To fund loan to employee stock ownership plan	$357	8.2%	$420	8.0%	$483	7.9%	$555	7.7%
Retained by Sunnyside Bancorp	$1,815	41.8%	$2,202	42.0%	$2,589	42.1%	$3,034	42.3%

(1)         As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)         Assumes that all shares of common stock are sold in the subscription and community offerings.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Sunnyside Federal’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Sunnyside Bancorp may use the proceeds it retains from the offering:

•                                          to invest in securities;

•                                          to pay cash dividends to our stockholders;

•                                          to repurchase shares of our common stock subject to compliance with applicable regulatory requirements; and

•                                          for other general corporate purposes.

Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion.  Under applicable federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Board of Governors of the Federal Reserve System) or tax qualified employee stock benefit plans.

Sunnyside Federal may use the net proceeds it receives from the offering:

•                                          to fund new loans;

•                                          to enhance existing products and services and to support the development of new products and services;

•                                          to invest in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises;

•                                          to fund the costs associated with the termination of our defined benefit plan;

•                                          to expand our retail banking franchise by establishing or acquiring a new branch as opportunities arise, although we do not currently have any understandings or agreements to establish or acquire any new branch offices; and

•                                          for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.  We have not determined specific amounts of the net proceeds that would be used for the purposes described above.  The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease as compared to our performance in recent years, until we are able to reinvest effectively the additional capital raised in the stock offering.  See “Risk Factors — Risks Related to the Offering — Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements.  However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.  Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated federal tax return with Sunnyside Federal.  Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.  Additionally, pursuant to regulations of the Board of Governors of the Federal Reserve System, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock.  If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends.  For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Sunnyside Bancorp, Inc. — Common Stock.”  Dividends we can declare and pay will depend, in part, upon receipt of dividends from Sunnyside Federal, because initially we will have no source of income other than dividends from Sunnyside Federal and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Sunnyside Bancorp and interest payments received in connection with the loan to the employee stock ownership plan.  Regulations of the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.  See “Regulation and Supervision — Federal Banking Regulation — Capital Distributions.”

Any payment of dividends by Sunnyside Federal to us that would be deemed to be drawn out of Sunnyside Federal’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Sunnyside Federal on the amount of earnings deemed to be removed from the reserves for such distribution. Sunnyside Federal does not intend to make any distribution to us that would create such a federal tax liability.  See “Taxation.”

MARKET FOR THE COMMON STOCK

Sunnyside Bancorp is a newly formed company and has never issued capital stock.  Sunnyside Federal as a mutual institution, has never issued capital stock.  Sunnyside Bancorp expects that that its common stock will be quoted on the OTC Bulletin Board.  Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the conversion and stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.  The number of active buyers and sellers of the shares of common stock at any particular time may be limited.  Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.  In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited.  As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue.  Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.  Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2012, Sunnyside Federal exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Sunnyside Federal at December 31, 2012, and the pro forma equity capital and regulatory capital of Sunnyside Federal after giving effect to the sale of shares of common stock at $10.00 per share.  The table assumes the receipt by Sunnyside Federal of 50% of the net offering proceeds.  See “How We Intend to Use the Proceeds from the Offering.”

	Sunnyside Federal Historical at		Pro Forma at December 31, 2012, Based Upon the Sale in the Offering of (1)
	December 31, 2012		510,000 shares		600,000 shares		690,000 shares		793,500 shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)

Equity	$6,214	6.6%	$7,876	8.2%	$8,236	8.5%	$8,596	8.9%	$9,011	9.2%

Core capital	$6,627	7.0%	$8,289	8.6%	$8,649	8.9%	$9,009	9.2%	$9,424	9.6%
Core requirement (4)	4,723	5.0	4,832	5.0	4,855	5.0	4,877	5.0	4,903	5.0
Excess	$1,904	2.0%	$3,457	3.6%	$3,794	3.9%	$4,132	4.2%	$4,521	4.6%

Tier 1 risk-based capital (5)	$6,627	19.4%	$8,289	23.9%	$8,649	24.9%	$9,009	25.9%	$9,424	27.0%
Risk-based requirement	2,052	6.0	2,078	6.0	2,083	6.0	2,088	6.0	2,095	6.0
Excess	$4,575	13.4%	$6,211	17.9%	$6,566	18.9%	$6,921	19.9%	$7,329	21.0%

Total risk-based capital (5)	$6,941	20.3%	$8,603	24.8%	$8,963	25.8%	$9,323	26.8%	$9,738	27.9%
Risk-based requirement	3,419	10.0	3,463	10.0	3,472	10.0	3,481	10.0	3,491	10.0
Excess	$3,522	10.3%	$5,140	14.8%	$5,491	15.8%	$5,842	16.8%	$6,247	17.9%

Reconciliation of capital infused into Sunnyside Federal:
Net proceeds			$2,172		$2,622		$3,072		$3,590
Less: Common stock acquired by employee stock ownership plan			(357)		(420)		(483)		(555)
Less: Common stock acquired by stock-based incentive plan			(153)		(180)		(207)		(238)
Pro forma increase			$1,662		$2,022		$2,382		$2,797

(1)             Pro forma capital levels assume that the employee stock ownership plan purchases 7% of the shares of common stock sold in the stock offering with funds we lend and that our stock-based equity plan purchases 3% of the shares sold in the offering for restricted stock awards.  Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans.  See “Management” for a discussion of the employee stock ownership plan.

(2)             As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)             Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)             The current core capital requirement is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(5)             Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Sunnyside Federal at December 31, 2012 and the pro forma consolidated capitalization of Sunnyside Bancorp after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Sunnyside Federal at	Pro Forma at December 31, 2012 Based upon the Sale in the Offering at $10.00 per Share of
	December 31, 2012	510,000 Shares	600,000 Shares	690,000 Shares	793,500 Shares (1)
	(Dollars in thousands, except per share amounts)

Deposits (2)	$86,186	$86,186	$86,186	$86,186	$86,186
Total deposits	$86,186	$86,186	$86,186	$86,186	$86,186

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion)	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 10,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)	—	5	6	7	8
Additional paid-in capital (4)	—	4,339	5,238	6,137	7,171
Retained earnings (5)	6,706	6,706	6,706	6,706	6,706
Accumulated other comprehensive income	(492)	(492)	(492)	(492)	(492)

Less:
Common stock held by employee stock ownership plan (6)	—	357	420	483	555
Common stock to be acquired by stock-based benefit plan (7)	—	153	180	207	238
Total stockholders’ equity	$6,214	$10,048	$10,858	$11,668	$12,600

Pro forma shares outstanding		510,000	600,000	690,000	793,500

Total stockholders’ equity as a percentage of total assets (2)	6.61%	10.26%	11.00%	11.73%	12.54%
Tangible equity as a percentage of tangible assets (2)	6.61%	10.26%	11.00%	11.73%	12.54%
Tangible book value per share	$—	$19.70	$18.10	$16.91	$15.88

(1)         As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)         Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)         No effect has been given to the issuance of additional shares of Sunnyside Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of Sunnyside Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans.

(4)         On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Sunnyside Bancorp common stock to be outstanding.

(5)         The retained earnings of Sunnyside Federal Savings and Loan Association of Irvington will be substantially restricted after the conversion.  See “The Conversion and Offering — Liquidation Rights” and “Regulation and Supervision.”

(6)         Assumes that 7% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Sunnyside Bancorp.  The loan will be repaid principally from Sunnyside Federal’s contributions to the employee stock ownership plan.  Since Sunnyside Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Sunnyside Bancorp’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)         Assumes a number of shares of common stock equal to 3% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases by Sunnyside Bancorp.  The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Sunnyside Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Sunnyside Federal and pro forma data of Sunnyside Bancorp at and for the year ended December 31, 2012.  This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•                                          all shares of common stock will be sold in the subscription offering;

•                                          our employee stock ownership plan will purchase 7% of the shares of common stock sold in the stock offering with a loan from Sunnyside Bancorp.  The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 25 years;

•                                          expenses of the stock offering, including fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., will be $756,000.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 0.75% for the year ended December 31, 2012.  This represents the five-year U.S. Treasury Note rate as of March 4, 2013, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by regulations of the Office of the Comptroller of the Currency.  The pro forma after-tax yield on the net proceeds from the offering is assumed to be 0.45% for the year ended December 31, 2012, based on an effective tax rate of 40%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock.  We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan.  We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans.  Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 3% of our outstanding shares of common stock at the same price for which they were sold in the stock offering.  We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock.  In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years.  We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.78 for each option.  In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 15.88% for the shares of common stock, no dividend yield, an expected option life of ten years and a risk-free interest rate of 1.85%.  Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 40%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 3%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering.  In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Sunnyside Federal, and we will retain the remainder of the net proceeds from the stock offering.  We will use portions of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering; (ii) our results of operations after the stock offering; or (iii) changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations.  Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP.  We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value.  Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated.  Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or for the year ended December 31, 2012 Based upon the Sale at $10.00 Per Share of
	510,000 Shares	600,000 Shares	690,000 Shares	793,500 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$5,100	$6,000	$6,900	$7,935
Less: Expenses	(756)	(756)	(756)	(756)
Estimated net proceeds	4,344	5,244	6,144	7,179
Less: Common stock acquired by ESOP (2)	(357)	(420)	(483)	(555)
Less: Common stock acquired by stock-based benefit plans (3)	(153)	(180)	(207)	(238)
Estimated net proceeds	$3,834	$4,644	$5,454	$6,386

For the year ended December 31, 2012
Consolidated net earnings (loss):
Historical	$(320)	$(320)	$(320)	$(320)
Pro forma adjustments:
Income on adjusted net proceeds	17	21	25	29
Employee stock ownership plan (2)	(9)	(10)	(12)	(13)
Stock awards (3)	(18)	(22)	(25)	(29)
Stock options (4)	(26)	(30)	(35)	(40)
Pro forma net loss	$(356)	$(361)	$(367)	$(373)

Loss per share:
Historical	$(0.67)	$(0.57)	$(0.50)	$(0.43)
Pro form adjustments:
Income on adjusted net proceeds	0.04	0.04	0.04	0.04
Employee stock ownership plan (2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock awards (3)	(0.04)	(0.04)	(0.04)	(0.04)
Stock options (4)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma loss per share	$(0.74)	$(0.64)	$(0.57)	$(0.50)

Offering price to pro forma net loss per share	n/m	n/m	n/m	n/m
Number of shares used in loss per share calculations	475,728	559,680	643,632	740,177

At December 31, 2012
Stockholders’ equity:
Historical	$6,214	$6,214	$6,214	$6,214
Estimated net proceeds	4,344	5,244	6,144	7,179
Less: Common stock acquired by ESOP (2)	(357)	(420)	(483)	(555)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(153)	(180)	(207)	(238)
Pro forma stockholders’ equity (5)	$10,048	$10,858	$11,668	$12,600

Stockholders’ equity per share:
Historical	$12.18	$10.36	$9.01	$7.83
Estimated net proceeds	8.52	8.74	8.90	9.05
Less: Common stock acquired by ESOP (2)	(0.70)	(0.70)	(0.70)	(0.70)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(0.30)	(0.30)	(0.30)	(0.30)
Pro forma stockholders’ equity per share (5)	$19.70	$18.10	$16.91	$15.88

Offering price as percentage of pro forma stockholders’ equity per share	50.76%	55.25%	59.14%	62.97%
Number of shares outstanding for pro forma book value per share calculations	510,000	600,000	690,000	793,500

(Footnotes begin on following page)

n/m	Not meaningful
(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 7% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Sunnyside Bancorp. Sunnyside Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Sunnyside Federal’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Sunnyside Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 40%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 1,428, 1,680, 1,932 and 2,222 shares were committed to be released during the year ended December 31, 2012 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)

If approved by Sunnyside Bancorp’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 3% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Sunnyside Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Sunnyside Bancorp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the year, and (iii) the stock-based benefit plans expense reflects an effective tax rate of 40%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 3% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.9%.

(4)

If approved by Sunnyside Bancorp’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.78 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.

(5)

The retained earnings of Sunnyside Federal will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering — Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations.  The information in this section has been derived from the audited and unaudited financial statements, which appear beginning on page F-1 of this prospectus.  You should read the information in this section in conjunction with the business and financial information regarding Sunnyside Federal Savings and Loan Association of Irvington provided in this prospectus.

Overview

Sunnyside Federal Savings and Loan Association of Irvington is a federal mutual savings association that was founded in 1930.  Sunnyside Federal conducts business from its full-service banking office located in Irvington, New York which is located in Westchester County, New York approximately 25 miles north of New York City. We consider our deposit market area to be the Westchester County, New York towns of Irvington, Tarrytown, Sleepy Hollow, Hastings, Dobbs Ferry and Ardley-on-Hudson, and consider our lending area to be Westchester, Putnam and Rockland Counties, New York.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans and commercial and multi-family real estate loans, and, to a much more limited extent, home equity lines of credit and other loans (consisting primarily of loans secured by deposits and marketable securities).  At December 31, 2012, $34.7 million, or 86.4%, of our total loan portfolio was comprised of owner-occupied, one-to four family residential real estate loans.

As a result of our strict, quality-oriented underwriting and credit monitoring processes, at December 31, 2012 we had no non-performing assets at December 31, 2012 and 2011 and $246,000 of delinquent loans at December 31, 2012.  While credit problems at other banks in the United States have increased in recent years, credit quality has always been and remains our highest priority.

We also invest in securities, which consist primarily of U.S. government agency obligations and mortgage-backed securities and to a lesser extent, securities of states, counties and political subdivisions.

We offer a variety of deposit accounts, including certificate of deposit accounts, money market accounts, savings accounts, NOW accounts and individual retirement accounts.  We historically have not used borrowings to fund our operations and had no borrowings at December 31, 2012.

All of the members of our current executive management team joined Sunnyside Federal since 2008. Since that time, we have begun to shift Sunnyside Federal’s strategy to diversify our traditional thrift focus into a more commercial bank style of operation with a broadened base of financial products and services while emphasizing superior customer service.  While residential real estate lending has been, and will remain, the most important part of our operations, we intend to diversify our focus on non-residential lending, including commercial and multi-family real estate lending and commercial lending, including Small Business Administration (SBA) lending.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers.  Our current business strategy is to operate as a community bank dedicated to serving the needs of our consumer and business customers and emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•                                          Growing our assets and liabilities by increasing our presence in the communities we serve and expanding our service delivery channels. We believe a key aspect of improving our financial performance is to grow our assets and liabilities to increase our earnings base and increase our net interest income.  Our total assets increased $4.8 million, or 5.4%, to $94.1 million at December 31, 2012 from $89.2 million at December 31, 2011, and we intend to continue to grow our balance sheet through increased originations of one-to four family residential real estate loans, commercial and multi-family real estate loans and commercial loans, including small business administration (SBA) loans.  To better serve and expand our customer base we intend to enhance our existing products and services as well as develop additional service delivery channels such as home banking products, online banking and mobile applications. We believe that these products and services will strengthen our appeal to customers outside of our current customer base.

•                                          Utilize our management’s commercial banking experience by diversifying our lending operations to increase our emphasis on commercial and multi-family real estate lending and commercial lending, and implementing a Small Business Administration (SBA) lending program.  Our management team has significant experience in commercial, commercial real estate and multi-family lending. We are revising our business strategy to become less reliant on one- to four-family real estate lending and to seek to increase originations of commercial and multi-family real estate loans and commercial lending, and attract commercial deposit relationships. To accomplish this strategy, we have been approved as an SBA Lender and intend to hire additional commercial lenders including a lender who has SBA underwriting experience to complement management’s experience. Additionally, we will consider purchasing or participating in commercial and multi-family real estate loans, on a case by case basis.

•                                          Maintain our strong asset quality profile through conservative loan underwriting.  As we diversify our loan portfolio we intend to maintain strict, quality-oriented loan underwriting and credit monitoring processes.  At December 31, 2012 and 2011 we had no non-performing loans and no loan delinquencies greater than 90 days.

•                                          Increasing our non-interest income through the origination and sale of one-to four-family residential real estate loans and SBA loans.  We intend to consider originating for sale longer-term (terms of 15 years or greater), one- to four-family residential real estate loans rather than continuing to retain all of such loans in portfolio as we have done in the past.  Additionally, we intend to implement a Small Business Administration (SBA) lending program and will consider selling the government-guaranteed portion of such loans to generate fee income.

•                                          Managing interest rate risk by emphasizing the origination of shorter-term loans for retention in our portfolio and considering the sale of certain newly originated longer-term one- to four-family residential real estate loans. Commercial and multi-family loans and commercial loans generally have shorter terms and repricing characteristics than fixed-rate, longer-term, one- to four-family residential real estate loans.  Our strategy to seek to increase the originations of commercial and multi-family loans and commercial loans is also designed, therefore, to decrease our interest rate risk in the current interest rate environment.  Additionally, consistent with this strategy, we will consider selling certain newly originated, longer-term (15 years of greater) fixed-rate one- to four-family residential real estate loan.

•                                          Continuing to attract and retain customers in our market area and build our “core” deposits consisting of demand, NOW, savings and money market accounts.  Our strategy to seek to increase our commercial and multi-family real estate lending and our commercial lending is also designed to encourage relationship banking and increase our core deposits, including noninterest-bearing transaction accounts, and decrease our dependence on certificates of deposit.  Additionally, we believe the implementation of additional product delivery channels and technological services such as electronic and mobile banking applications will increase our core deposits.

•                                          Expanding our banking franchise as opportunities arise through de novo branching, branch acquisitions.  We currently operate from one full-service banking office.  We believe there are branch expansion opportunities in our primary market area. We intend to evaluate branch expansion opportunities, including through a branch acquisition or opening a de novo branch, as such opportunities arise.  However, we currently have no understandings or agreements with respect to establishing a new branch or acquiring a branch.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders no earlier than six months after the completion of the conversion.  Additionally, in the quarter following consummation of the conversion, we intend to fund the unfunded liability of our defined benefit pension plan which is expected to be approximately $425,000. For further information, see “Summary — Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors — Risks Related to our Business — We participate in a defined benefit pension plan for the benefit of certain of our employees. If we were to terminate this plan, we expect to incur a substantial expense in connection with the termination,” “Risk Factors — Risks Related to the Offering — Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management — Benefits to be Considered Following Completion of the Stock Offering.”  In addition, after the conversion, we expect that we will add additional accounting and lending staff, which will increase our compensation costs.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period.  Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses.  The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans which is charged against income.  In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allocations.  Specific percentage allocations can be made for unconfirmed losses related to loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Securities Valuation and Impairment.  We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from a third party service.  This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.  We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired.  Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral.  At December 31, 2012, 97.7% of our securities were issued by U.S. government agencies or U.S. government-sponsored enterprises.

Comparison of Financial Condition at December 31, 2012 and December 31, 2011

Total assets increased $4.8 million, or 5.4%, to $94.1 million at December 31, 2012 from $89.2 million at December 31, 2011.  The increase was primarily the result of increases in securities available for sale and net loans receivable, offset in part by decreases in securities held to maturity and cash and cash equivalents.

Securities available for sale increased $18.6 million, or 127.0%, to $33.2 million at December 31, 2012 from $14.6 million at December 31, 2011.  The increase in securities available for sale during 2012 was a result of management’s decision to deploy cash and cash equivalents into these securities rather than fund loans in the continuing low interest rate environment.

Net loans receivable increased $1.0 million, or 2.6%, to $39.9 million at December 31, 2012 from $38.9 million at December 31, 2011.  The increase in loans receivable during this period was due to an increase of $882,000, or 2.6%, in one- to four-family residential real estate loans and an increase of $500,000 in other loans during 2012.

Cash and cash equivalents decreased $8.8 million, or 61.9%, to $5.4 million at December 31, 2012 from $14.3 million at December 31, 2011, as management determined to deploy these funds in to the purchase of securities available for sale rather than the origination of one- to four-family residential real estate loans during the continuing low interest rate environment during 2012. Securities held to maturity decreased $5.4 million, or 34.6%, to $10.2 million at December 31, 2012 from $15.6 million at December 31, 2011 reflecting our decision to increase securities available for sale during the current interest rate environment.

At December 31, 2012, our investment in bank-owned life insurance was $1.94 million, an increase of $61,000, from $1.88 million at December 31, 2011.  We invest in bank-owned life insurance to provide us with a funding offset for our benefit plan obligations.  Bank-owned life insurance also generally provides us noninterest income that is non-taxable.  Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses, and we have not made any additional contributions to our bank-owned life insurance since 2002.

Deferred income taxes decreased $283,000, or 40.1%, to $423,000 at December 31, 2012 from $706,000 at December 31, 2011. The decrease resulted from the establishment of a valuation allowance against deferred income taxes as management determined that it is more likely than not that some or all of the deferred income tax asset will not be realized.

Other assets, consisting primarily of prepaid FDIC insurance premiums, refundable income taxes and an annuity contract for a former director, decreased $215,000, or 20.2%, to $852,000 at December 31, 2012 from $1.1 million at December 31, 2011.

Total deposits increased $5.2 million, or 6.4%, to $86.2 million at December 31, 2012 from $81.0 million at December 31, 2011. The increase resulted primarily from an increase in NOW accounts of $3.1 million, or 34.0%. Additionally, regular savings and club accounts increased $2.5 million, or 9.3% and money market accounts increased $67,000, or 0.2%. These increases were offset in part by decreases in certificates of deposit which decreased $151,000, or 0.4%, to $37.4 million.  As part of our efforts to reduce our reliance on certificates of deposit, we allowed higher costing certificates of deposit to run off at maturity during 2012, as we increased our emphasis on increasing the level of core deposits.

We had no borrowings outstanding at December 31, 2012 or 2011.  At December 31, 2012, we had the ability to borrow approximately $28.2 million from the Federal Home Loan Bank of New York, subject to our pledging sufficient assets.  Additionally, at December 31, 2012, we had the ability to borrow up to $1.0 million on a Fed Funds line of credit with Atlantic Central Bankers Bank.

Total equity decreased to $6.2 million at December 31, 2012 from $6.5 million at December 31, 2011 resulting from a net loss of $320,000 during 2012.

Comparison of Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

General.  We had a loss of $(320,000) during 2012 as compared to net income of $125,000 for 2011. The decrease in net income resulting in the net loss for 2012 resulted from a decrease in net interest income in 2012 versus 2011 and an increase in income tax expense during 2012. The 2012 income tax expense resulted from an increase in the valuation allowance of $267,000 during 2012 on the net deferred tax asset, offset in part by lower interest expense and lower non-interest expense.

Net Interest Income.  Net interest income decreased $356,000, or 14.5%, to $2.1 million for the year ended December 31, 2012 from $2.5 million for the year ended December 31, 2011.  The decrease resulted from a decrease of $421,000 in interest and dividend income, partially offset by a decrease of $64,000 in interest expense on deposits (we had no borrowings during 2012 or 2011).  The decrease in interest and dividend income was primarily driven by declining market interest rates during the year ended December 31, 2012.  The average yield on our loans decreased 17 basis points, the average yield on our investment securities decreased 41 basis points and the average yield on our mortgage-backed securities decreased 100 basis points, respectively, during 2012. Our net interest rate spread decreased 46 basis points to 2.53% for the year ended December 31, 2012 from 2.99% for the year ended December 31, 2011 and our net interest margin decreased 46 basis points to 2.56% for 2012 from 3.02% for 2011. The decrease was partially offset by a slight increase in our net average interest-earnings assets to average interest-bearing liabilities which increased to 103.61% for 2012 from 102.78% for 2011.

Interest and Dividend Income.  Interest and dividend income decreased $421,000 to $2.8 million for the year ended December 31, 2012 from $3.2 million for the year ended December 31, 2011.  The decrease resulted primarily from a $279,000 decrease in interest income on loans and a $139,000 decrease in interest and dividends on investment securities and mortgage-backed securities.

Interest income on loans decreased $279,000, or 11.9%, to $2.1 million for the year ended December 31, 2012 from $2.4 million for the year ended December 31, 2011.  The decrease resulted primarily from a decrease in the average balance of loans of $3.8 million, or 9.0%, to $38.8 million for 2012 from $42.6 million for 2011. The decrease also resulted from a decrease of 17 basis points in the average yield on loans to 5.35% for 2012 versus 5.52% for 2011, reflecting decreases in market interest rates year to year.

Interest and dividend income on investment securities decreased $26,000 to $108,000 for the year ended December 31, 2012 from $134,000 for the year ended December 31, 2011 due to a decrease in the average yield to 1.60% during 2012 from 2.01% during 2011 offset in part by an increase in the average balance of investment securities to $6.8 million for 2012 from $6.7 million for 2011.  Interest on mortgage-backed securities decreased $113,000 to $578,000 for 2012 from $691,000 for 2011 as the average yield on these securities decreased 100 basis points to 1.81% during 2012 from 2.81% during 2011, offset in part by an increase of $7.3 million during 2012 to $31.9 million from $24.6 million during 2011.

Interest Expense.  Interest expense, consisting entirely of the cost of interest-bearing deposits, decreased $65,000, or 8.7%, to $678,000 for the year ended December 31, 2012 from $743,000 for the year ended December 31, 2011.  The decrease in the cost of interest-bearing deposits was due to a decrease of 8 basis points in the average rate paid on interest-bearing deposits to 0.86% for the year ended December 31, 2012 from 0.94% for the year ended December 31, 2011, as we experienced decreases in the cost of all categories of interest-bearing deposits during the year (except for the cost of our NOW accounts which remained unchanged), reflecting lower market interest rates.  Also contributing to the decrease in interest expense was a marginal decrease of $258,000, or 0.3%, in the average balance of interest-bearing deposits to $78.9 million for the year ended December 31, 2012 from $79.2 million for the year ended December 31, 2011.

Provision for Loan Losses.  We establish provisions for loan losses that are charged to operations in order to maintain the allowance for loan losses at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date.  We did not record a provision for loan losses for the year ended December 31, 2012 and we recorded a provision for loan losses of $9,000 for the year ended December 31, 2011.  The allowance for loan losses was $314,000 at December 31, 2012 compared to $313,000 at December 31, 2011. We had no non-performing loans at December 31, 2012 and 2011. During the years ended December 31, 2012 and 2011 we had no loan charge-offs and had $1,000 and $5,000 of recoveries, respectively.

Noninterest Income.  Noninterest income increased $41,000 to $234,000 for the year ended December 31, 2012 from $193,000 for the year ended December 31, 2011.  The increase was primarily due to $48,000 on net gain on sale of securities and an increase of $19,000 on fees and service charges, offset in part by a decrease of $26,000 on income on bank-owned life insurance.

Noninterest Expense.  Noninterest expense decreased slightly by $25,000, or 1.0%, to $2.46 million for the year ended December 31, 2012 from $2.49 million for the year ended December 31, 2011.  Compensation and benefits increased $57,000 to $1.31 million for 2012 from $1.25 million for 2011, resulting from normal salary increases and increases in payroll taxes.  Occupancy and equipment increased $168,000, or 60.9%, to $444,000 for 2012 from $276,000 for 2011 as a result of a real estate tax refund received during 2011. These increases were offset by a $201,000 decrease, to $197,000 for 2012 from $398,000 for 2011, in professional fees resulting from higher fees in 2011 as we hired an outside financial consultant to assist with the preparation of our financial statements in 2011 prior to the hiring of our current chief financial officer.

Income Tax Expense.  We recorded a $189,000 income tax expense for the year ended December 31, 2012 and a $25,000 income tax expense for the year ended December 31, 2011.  Although we had a net loss before income taxes during 2012, our income tax expense resulted from our decision to increase by $267,000 the valuation allowance on our net deferred tax asset requiring a corresponding increase to income tax expense.

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  We had no non-accrual loans during the periods presented.  The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.  No taxable equivalent adjustments have been made.

	At	For the Years Ended December 31,
	December	2012			2011
	31, 2012 Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	4.93%	$38,785	$2,075	5.35%	$42,619	$2,354	5.52%
Investment securities	1.41%	6,752	108	1.60%	6,666	134	2.01%
Mortgage-backed securities	1.64%	31,916	578	1.81%	24,572	691	2.81%
Fed funds sold and other interest-earning assets	0.01%	4,326	15	0.35%	7,528	18	0.24%
Total interest-earning assets	3.24%	81,779	2,776	3.39%	81,385	3,197	3.93%
Non-interest-earning assets	—	8,636			9,364
Total assets		$90,415			$90,749

Interest-bearing liabilities:
Transaction accounts	0.05%	$9,048	5	0.06%	$8,611	5	0.06%
Regular savings	0.12%	27,955	32	0.11%	28,197	37	0.13%
Money market	0.10%	3,161	3	0.09%	3,850	5	0.13%
Certificates of deposit	1.58%	38,762	638	1.65%	38,526	696	1.81%
Total interest-bearing liabilities	0.82%	78,926	678	0.86%	79,184	743	0.94%
Noninterest-bearing liabilities		5,047			5,208
Total liabilities		83,973			84,392
Shareholder’s equity		6,442			6,357
Total liabilities and shareholder’s equity		$90,415			$90,749

Net interest income			$2,098			$2,454
Interest rate spread (1)				2.53%			2.99%
Net interest-earning assets (2)		$2,853			$2,201
Net interest margin (3)			2.56%			3.02%
Average interest-earning assets to average interest-bearing liabilities		103.61%			102.78%

(1)         Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)         Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)         Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the prior columns.  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Years Ended December 31, 2012 vs. 2011
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
Interest-earning assets:
Loans	$(208)	$(71)	$(279)
Investment securities	2	(28)	(26)
Mortgage-backed securities	173	(286)	(113)
Fed funds sold and other interest-earning assets	(9)	6	(3)
Total interest income	(42)	(379)	(421)

Interest-bearing liabilities:
NOW accounts	—	—	—
Regular savings	—	(5)	(5)
Money market	(1)	(1)	(2)
Certificates of deposit	4	(62)	(58)
Total interest expense	3	(68)	(65)
(Decrease) in net interest income	$(45)	$(311)	$(356)

Management of Market Risk

General.  Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates.  Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates.  Our Asset-Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Historically, we have operated as a traditional thrift institution.  A significant portion of our assets consist of longer-term, fixed-rate, one- to four-family residential real estate loans and securities, which we have funded primarily with deposits.  Historically we have retained in our portfolio all of the one- to four-family residential real estate loans that we have originated.  We are revising our business strategy and intend to increase our emphasis of the origination of commercial and multi-family real estate loans and commercial loans.  Such loans generally have shorter maturities than one- to four-family residential real estate loans. Additionally, subject to favorable market conditions, we will consider the sale or brokerage of certain newly originated longer-term (terms of 15 years or greater), one- to four-family residential real estate loans rather than retain all of such loans in portfolio as we have done in the past.  Additionally, we intend to implement a Small Business Administration (SBA) lending program and consider selling the government-guaranteed portions of such loans to generate additional fee income and manage interest rate risk.  As of December 31, 2012, we are an SBA-approved lender.

Net Interest Income Analysis.  We analyze our sensitivity to changes in interest rates through our net interest income simulation model which is provided to us by an independent third party.  Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.  We estimate what our net interest income would be for a one-year period based on current interest rates.  We then calculate what the net interest income would be for the same period under different interest rate assumptions.  We also estimate the impact over a five year time horizon.  The following table shows the estimated impact on net interest income for the one-year period beginning December 31, 2012 resulting from potential changes in interest rates.  These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain.  As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Rate Shift (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(In thousands)

+400	$1,992	(8.11)%
+300	$2,065	(4.73)%
+200	$2,124	(2.01)%
+100	$2,166	(0.10)%
Level	$2,168	—
-100	$2,066	(4.70)%

(1)         The calculated changes assume an immediate shock of the static yield curve.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement.  Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  In this regard, the tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities.  The tables also do not measure the changes in credit and liquidity risk that may occur as a result of changes in general interest rates.  Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our economic value of equity and will differ from actual results.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations.  In addition, we have the ability to borrow from the Federal Home Loan Bank of New York. At December 31, 2012, we had the capacity to borrow approximately $28.2 million from the Federal Home Loan Bank of New York, subject to our pledging sufficient assets. Additionally, at December 31, 2012, we had the ability to borrow up to $1.0 million line on a Fed Funds line of credit with Atlantic Central Bankers Bank. However, we have historically not used Federal Home Loan Bank advances or any other borrowings to fund our operations, and at December 31, 2012 and 2011, we had no outstanding advances from the Federal Home Loan Bank of New York or any other borrowings.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans and commercial and multi-family real estate loans and the purchase of securities.  For the year ended December 31, 2012, loan originations totaled $7.7 million, compared to $4.1 million for the year ended December 31, 2011.  Purchases of investment and mortgage-backed securities totaled $35.1 million for the year ended December 31, 2012 and $7.1 million for the year ended December 31, 2011.

Total deposits increased $5.2 million during the year ended December 31, 2012, while total deposits decreased $6.0 million during the year ended December 31, 2011.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At December 31, 2012, certificates of deposit scheduled to mature within one year totaled $19.4 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2012 and 2011, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $6.6 million and $6.8 million, or 7.0% and 7.7% of total assets, at December 31, 2012 and 2011, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $4.7 million, or 5.0% of assets, as of December 31, 2012.  To be classified as a well-capitalized savings association, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%, and a Tier 1 risk-based capital to risk-weighted assets of at least 6%.  At December 31, 2012 and 2011, we had a total risk-based capital ratios of 20.3% and 20.9%, respectively, and Tier 1 risk-based capital ratios of 19.4% and 20.0%, respectively.  Our regulatory capital ratios decreased during 2012 due to a $4.8 million, or 5.4%, increase in assets, and a decrease in total equity of $266,000.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments.  As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit.  While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon.  Such commitments are subject to the same credit policies and approval process accorded to loans we make.

Contractual Obligations.  In the ordinary course of our operations, we enter into certain contractual obligations.  Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. The ASU clarifies guidance on a creditor’s evaluation of whether or not a concession has been granted, with an emphasis on evaluating all aspects of the modification rather than a focus on specific criteria, such as the effective interest rate test, to determine a concession. The ASU goes on to provide guidance on specific types of modifications such as changes in the interest rate of the borrowing, and insignificant delays in payments, as well as guidance on the creditor’s evaluation of whether or not a debtor is experiencing financial difficulties. For nonpublic companies, the new guidance was effective for annual periods ending on or after December 31, 2012, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The adoption of this guidance did not have a material impact on the financial statements.

In May 2011, the FASB issued an update (ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs) impacting FASB ASC 820, Fair Value Measurement. The amendments in this update will improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRSs”). Among the many areas affected by this update are the concept of highest and best use, the fair value of an instrument included in equity and disclosures about fair value measurement, especially disclosures about fair value measurements categorized within Level 3 of the fair value hierarchy. This update became effective for the Association for interim and annual reporting periods beginning after December 15, 2011 and did not have a material impact on the financial statements.

In June 2011, the FASB issued ASU 2011-05 “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” which changes how other comprehensive income (“OCI”) is presented. Under the new presentation rules, the Association will have the option to present OCI either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both scenarios, the Association will be required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In the two-statement approach, the income statement will be followed immediately by the statement of OCI, and then the amount for total comprehensive income will be reported. The adoption of this update and ASC 2011-12 which defers a portion of this guidance, did not have a material impact on the financial statements.

In February 2013, the FASB issued an update (ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income) impacting FASB ASC 220, Comprehensive Income. This update requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income. An entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about these amounts. This update becomes effective for interim and annual periods beginning after December 15, 2012. The new guidance is not expected to have a material impact on the financial statements.

Impact of Inflation and Changing Price

Our financial statements and related notes have been prepared in accordance with U.S. GAAP.  U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of our operations.  Unlike industrial companies, our assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF SUNNYSIDE BANCORP, INC.

Sunnyside Bancorp is a Maryland corporation, organized on March 14, 2013.  Upon completion of the conversion, Sunnyside Bancorp will become the holding company of Sunnyside Federal Savings and Loan Association of Irvington.

Initially following the completion of the conversion, Sunnyside Bancorp’s assets will be the stock of Sunnyside Federal as well as the net proceeds it retains from the stock offering, part of which will be used to make a loan to the Sunnyside Federal Employee Stock Ownership Plan, and will have no significant liabilities.  See “How We Intend to Use the Proceeds From the Offering.”  Sunnyside Bancorp intends to use the support staff and offices of Sunnyside Federal and will pay Sunnyside Federal for these services.  If Sunnyside Bancorp expands or changes its business in the future, it may hire its own employees.

Sunnyside Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.”  In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations.  There are, however, no current understandings or agreements for these activities.

BUSINESS OF SUNNYSIDE FEDERAL

Sunnyside Federal

Sunnyside Federal is a federally chartered savings association headquartered in Irvington, New York.  Our primary business activity consists of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans, commercial and multi-family real estate loans and to a much lesser extent, home equity lines of credit and other loans (consisting primarily of loans secured by deposits and marketable securities).  At December 31, 2012, $34.7 million, or 86.4%, of our total loan portfolio was comprised of owner-occupied one- to four-family residential real estate loans.  At that same date, $4.2 million, or 10.4% of our total loans, was comprised of loans to investors for the purchase of commercial and multi-family real estate, including non owner-occupied one- to four-family residential real estate loans.

We also invest in securities, which consist primarily of U.S. government agency obligations and mortgage-backed securities and to a lesser extent, securities of states, counties and political subdivisions.

We offer a variety of deposit accounts, including certificate of deposit accounts, money market accounts, savings accounts, NOW accounts and individual retirement accounts.  We historically have not used borrowings to fund our operations and had no borrowings at December 31, 2012.

All of the members of our current executive management team joined Sunnyside Federal since 2008. Since that time, we have begun to shift Sunnyside Federal’s strategy to diversify our traditional thrift focus into a more commercial bank style of operation with a broadened base of financial products and services while emphasizing superior customer service.  While residential real estate lending has been, and will remain, the most important part of our operations, we intend to diversify our focus on non-residential lending, including commercial and multi-family real estate lending and commercial lending, including Small Business Administration (SBA) lending.

Sunnyside Federal is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency. Our executive and administrative office is located at 56 Main Street, Irvington, New York 10533, and our telephone number at this address is (914) 591-8000.  Our website address is www.sunnysidefederal.com.  Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

Our primary market area for deposits is currently concentrated around the areas where our full-service banking office is located in Westchester County, New York. Within Westchester County, our primary deposit market area includes Irvington and the contiguous towns of Tarrytown and Sleepy Hollow.  Our primary market area for loans includes Westchester, Putnam and Rockland Counties, New York. We conduct our operations from our full-service banking office located in Irvington, New York, which is approximately 25 miles north of New York City, New York.

At December 31, 2012, $34.7 million, or 86.4%, of our total loan portfolio was comprised of owner-occupied, one- to four-family residential real estate loans.  Accordingly, a downturn in the residential real estate market in Westchester, Putnam, or Rockland Counties could significantly affect Sunnyside Federal’s net income.  While we occasionally make loans secured by properties located outside of our primary lending market, these loans are generally to borrowers with whom we have an existing relationship and who have a presence within our primary lending market.

Westchester County is primarily suburban and contains a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance-related employment.  Rockland County which is west of our bank office and Putnam County, which is to our north, are both more rural than Westchester County.

Westchester County is primarily a suburban community and is the second wealthiest county in the State of New York. Due to the above average wealth of Westchester’s population and Sunnyside Federal’s proximity to the economy of New York City, Sunnyside Federal has been relatively shielded from the economic downturn of 2008 and 2009. As an example, some key statistics on Westchester County for the period of 2007 through 2011 are provided below:

•                                          The homeownership rate in Westchester County was 62.1%, compared to 54.8% in the State of New York;

•                                          The median home value was $547,000, compared to $301,000 in the State of New York.

•                                          The median household income in Westchester County was $80,725, compared to $56,951 in the State of New York;

•                                          Approximately 44.5% of the population of Westchester County held a bachelor’s degree or higher, compared to 32.5% of the State of New York; and

•                                          Approximately 8.9% of the population of Westchester County had incomes below poverty level, compared to 14.5% of the State of New York.

Sunnyside Federal also makes loans on a regular basis to residents of Putnam and Rockland Counties, New York. Below are some key statistics on the economic outlook of Putnam and Rockland Counties for the period of 2007 through 2011:

•                                          The homeownership rate in Putnam County and Rockland County was 83.4% and 70.6%, respectively, compared to 54.8% in the State of New York;

•                                          The median home value in Putnam County and Rockland County was $406,000 and $465,100, respectively, compared to $301,000 in the State of New York.

•                                          The median household income in Putnam County and Rockland County was $92,711 and $84,661, respectively, compared to $56,951 in the State of New York;

•                                          Approximately 38.1% and 40.8% of the population of Putnam County and Rockland County, respectively, held a bachelor’s degree or higher, compared to 32.5% of the State of New York; and

•                                          Approximately 5.4% and 11.6% of the population of Putnam County and Rockland County, respectively, had incomes below poverty level, compared to 14.5% of the State of New York.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our position as a community bank.

We are a small community savings institution and as of June 30, 2012 (the latest date for which information is available), our market share was 0.16% of total FDIC-insured deposits in Westchester, making us the 31st largest out of 41 financial institutions in Westchester County based upon deposit share as of that date.

Lending Activities

General.  Historically, our principal lending activity has been the origination, for retention in our portfolio, of mortgage loans collateralized by one- to four-family residential real estate located within our primary market area, and at December 31, 2012, $34.7 million, or 86.4%, of our total loan portfolio was comprised of owner-occupied one- to four-family residential real estate loans. To a lesser extent, we also offer commercial and multi-family real estate loans, which we retain in our portfolio, including non-owner occupied one- to four-family residential real estate loans. We intend to grow our commercial and multi-family real estate loan portfolio, subject to favorable market condition, and intend to hire additional loan officers with commercial lending experience, including small business administration (SBA) expertise, in order to offer this type of commercial loan product in addition to the commercial and multi-family real estate loans we currently offer. We have, on occasion, purchased loans, including commercial real estate and one- to four-family residential real estate loans, and at December 31, 2012, purchased loans accounted for $1.9 million of our total loan portfolio. We will opportunistically seek to purchase whole or participations in one- to four-family residential real estate loans and commercial and multi-family real estate loans in the future.

Loan Portfolio Composition.  The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale.

	At December 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$34,702	86.4%	$33,820	86.3%
Commercial and multi-family residential	4,176	10.4	4,502	11.5
Home equity lines of credit	701	1.8	741	1.9
Other loans	571	1.4	123	0.3

Total loans receivable	40,150	100.0%	39,186	100.0%
Less:
Deferred loan (costs) fees	(69)		(9)
Allowance for loan losses	314		313

Total loans receivable, net	$39,905		$38,882

Loan Portfolio Maturities.  The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2012.  Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2013.  Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One- to four- family residential real estate loans	Commercial and multi- family residential real estate loans	Home equity lines of credit	Other loans	Total
	(In thousands)
Due During the Years Ending December 31,
2013	$16	$5	$—	$508	$529
2014	41	704	—	22	767
2015	141	169	—	31	341
2016 to 2017	210	160	—	10	380
2018 to 2022	2,191	1,594	37	—	3,822
2013 to 2027	5,352	1,246	664	—	7,262
2028 and beyond	26,751	298	—	—	27,049

Total	$34,702	$4,176	$701	$571	$40,150

Fixed and Adjustable-Rate Loan Schedule. The following table sets forth at December 31, 2012, the dollar amount of all fixed-rate and adjustable-rate loans due after December 31, 2013.

	Due after December 31, 2013
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$23,186	$11,500	$34,686
Commercial and multi-family residential	4,171	—	4,171
Home equity lines of credit	—	701	701
Other loans	63	—	63
Total loans	$27,420	$12,201	$39,621

One- to Four-Family Residential Real Estate Lending.  The focus of our lending program has historically been the origination and retention in our portfolio of one- to four-family residential real estate loans.  At December 31, 2012, $34.7 million, or 86.4% of our total loan portfolio, consisted of owner-occupied, one- to four-family residential real estate loans.  We do not currently sell any of these loans but, consistent with our business strategy to increase non-interest income and manage interest rate risk, we will consider selling certain newly originated, longer-term (15 years or greater) fixed-rate loans.

We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans.  At December 31, 2012, 66.8% of our one- to four-family residential real estate loans were fixed-rate loans, and 33.2% of such loans were adjustable-rate loans.

Because we have not historically sold any of the one- to four-family residential real estate loans that we have originated, we have not originated these loans in conformance with either Fannie Mae or Freddie Mac underwriting guidelines. We intend to consider selling certain newly originated, longer-term (15 years or greater), one- to four-family residential real estate loans, in an effort to generate fee income and manage interest rate risk. It is expected that these loans will be underwritten according to Freddie Mac guidelines, and we will refer to loans that conform to such guidelines as “conforming loans.”  We expect to originate both fixed- and adjustable-rate mortgage loans conforming to Fannie Mae guidelines in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Freddie Mac, which as of December 31, 2012 was generally $417,000 for single-family homes in our market area.  We may also originate loans above the lending limit for conforming loans, which we will refer to as “jumbo loans.”

Virtually all of our one- to four-family residential real estate loans are secured by properties located in our primary lending area, which we define as the New York Counties of Westchester, Putnam and Rockland.

We generally limit the loan-to-value ratios of our mortgage loans to 80% of the sales price or appraised value, whichever is lower.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 15 or 30 years.

Our adjustable-rate one- to four-family residential real estate loans generally have fixed rates for initial terms of three, five or seven years, and adjust annually thereafter at a margin, which in recent years has been 2.50% over the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year.  The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.  Our adjustable-rate loans carry terms to maturity of up to 30 years. Certain of our adjustable-rate loans which were originated prior to 2010 can be adjusted upward but cannot be adjusted below the initial interest rate of the loan.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower.  At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates.  Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents.  As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” on one-to four- family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), or “Alt-A” (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

Commercial and Multi-Family Real Estate Lending.  Consistent with our strategy to expand our loan products and to enhance the yield and reduce the term to maturity of our loan portfolio, we offer commercial and multi-family real estate loans.  At December 31, 2012, we had $4.2 million in commercial and multi-family real estate loans, representing 10.4% of our total loan portfolio. Of this amount, approximately $1.3 million was secured by non-owner occupied, one- to four-family residential real estate, which we believe have a similar risk profile as other commercial real estate loans since they are income-producing properties for the borrower.  Subject to future economic, market and regulatory conditions, we will seek to increase our originations and purchases of commercial and multi-family real estate loans.

Generally, our commercial real estate and multi-family loans, including non-owner occupied, one- to four-family residential real estate loans, have terms of up to 10 years and amortize for a period of up to 25 years.  Interest rates may be fixed or adjustable, and if adjustable then they are generally based on the Prime rate of interest.

Almost all of our commercial and multi-family real estate loans are collateralized by office buildings, mixed-use properties and non owner-occupied, one- to four-family residential real estate located in Westchester County, New York.

We consider a number of factors in originating commercial and multi-family real estate loans, including non-owner occupied, one- to four-family residential real estate loans.  We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan.  When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions.  In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service).  All commercial and multi-family real estate loans are appraised by outside independent appraisers who are approved by the board of directors on an annual basis.  Personal guarantees are generally obtained from the principals of commercial and multi-family real estate loans.

Commercial and multi-family real estate loans, including non-owner occupied, one- to four-family residential real estate loans, entail greater credit risks compared to owner-occupied one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.  In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service.  Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property.

Additionally, any decline in real estate values may be more pronounced for commercial and multi-family real estate than residential properties.

Our loans-to-one borrower limit is 15% of Sunnyside Federal’s unimpaired capital, which limit was $932,000 at December 31, 2012.  We generally target commercial and multi-family real estate loans with balances of up to the lesser of $900,000 or our legal lending limit. At December 31, 2012, our average commercial real estate loan had a balance of $321,000.  At that same date, our largest commercial real estate relationship totaled $867,000 and was performing in accordance with its repayment terms.

Home Equity Lines of Credit. We offer home equity lines of credit secured by a first or second mortgage on residential property. Home equity lines of credit are made with adjustable rates, and with combined loan-to-value ratios of up to 80% on an owner-occupied principal residence.

Home equity lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential real estate loans.  Home equity lines of credit may be underwritten with a loan-to-value ratio of up to 80% when combined with the principal balance of the existing first mortgage loan. Generally, our home equity lines of credit are originated with adjustable-rates based on the floating prime rate of interest and require interest paid monthly during the first five years and principal and interest for an additional 10 years. Home equity lines of credit are available in amounts of up to $250,000.

Home equity lines of credit have greater risk than one- to four-family residential real estate loans secured by first mortgages.  We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs.  However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Decreases in real estate values could adversely affect the value of property used as collateral for our loans.

At December 31, 2012, the average loan balance of our outstanding home equity lines of credit was $140,000, and the largest outstanding balance of any such loan was $220,000.  This loan was performing in accordance with its repayment terms at December 31, 2012.

We have deemphasized home equity lines of credit in recent years and do not expect to emphasize this type of lending in the current interest rate environment.

Other Loans.  To a much lesser extent, we offer a variety of other loans to individuals who reside or work in our market area, the majority of which are secured by passbook savings accounts and other collateral, including marketable securities. At December 31, 2012, other loans totaled $571,000 or 1.4% of our loan portfolio.

Other loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates.  In addition, management believes that offering other loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Other loans generally have greater risk compared to longer-term loans secured by one- to four-family residential real estate loans.

Loan Originations, Participations, Purchases and Sales.  Our loan originations are generated by our loan personnel operating at our banking office. All loans we originate are underwritten pursuant to our policies and procedures.  While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

We have historically retained all of our loans in portfolio, but it is our intention, subject to favorable market conditions, to consider selling certain newly originated, longer-term (15 years or greater), fixed-rate one - to four-family residential real estate loans.

We have, on occasion, purchased loans, including commercial real estate and one- to four-family residential real estate loans, and at December 31, 2012, purchased loans accounted for $1.9 million of our total loan portfolio. We will opportunistically seek to purchase whole or participations in one - to four-family residential real estate loans and commercial and multi-family real estate loans in the future.

The following table shows our loan origination, purchases and repayment activities for the years indicated.

	Year Ended December 31,
	2012	2011
	(In thousands)

Total loans at beginning of year	$39,186	$43,957
Loans originated:
Real estate loans:
One- to four-family residential	7,126	3,800
Commercial and multi-family	—	10
Home equity lines of credit	14	161
Total real estate loans	7,140	3,971

Other	511	111

Total loans originated	$7,651	$4,082

Loans Purchased:
One- to four-family residential	1,875	—
Deduct:
Principal repayments	8,562	8,853

Net loan activity	964	(4,771)

Total loans at end of year	$40,150	$39,186

Loan Approval Procedures and Authority.  Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Sunnyside Federal’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans).  At December 31, 2012, our largest credit relationship totaled $901,000 and was secured by a one- to four- family residential real estate property.  At December 31, 2012, this loan was performing in accordance with its terms.  Our second largest relationship at this date was an $867,000 loan secured by commercial real estate that was performing in accordance with its terms.

Our lending is subject to written underwriting standards and origination procedures.  Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations.  The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

All commercial and multi-family real estate loans require approval from our board of directors. Our credit committee which is comprised of our president and chief executive officer, our chief financial officer and one outside director, has approval authority of up to $500,000 for one- to four-family residential real estate loans and up to $75,000 for home equity lines of credit.

Generally, we require title insurance on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.  We also require flood insurance if the improved property is determined to be in a flood zone area.

Collection Procedures. When a residential mortgage borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status.  With respect to residential real estate loans, we generally send a written notice of non-payment to the borrower 15, 30, 60 and 90 days after a loan is first past due.  When a loan becomes 90 days past due, the loan is turned over to our attorneys to ensure that further collection activities are conducted in accordance with applicable laws and regulations. All loans past due 90 days are put on non-accrual and reported to the board of directors monthly.  If our attorneys do not receive a response from the borrower, or if the terms of any payment plan established are not followed, then foreclosure proceedings will be implemented.  Management submits an Asset Classification Report detailing delinquencies to the board of directors on a monthly basis.

Delinquent Loans.  The following table sets forth certain information regarding delinquencies in our loan portfolio.

Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
(Dollars in thousands)

At December 31, 2012
Real estate loans:
One- to four-family residential	2	$246	—	$—	2	$246
Commercial and multi-family residential	—	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans	—	—	—	—	—	—
Total	2	$246	—	$—	2	$246

At December 31, 2011
Real estate loans:
One- to four-family residential	—	$—	—	$—	—	$—
Commercial and multi-family residential	—	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans	—	—	—	—	—	—
Total	—	$—	—	$—	—	$—

Non-Performing Assets.  The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

At December 31,
	2012	2011
(Dollars in thousands)

Non-accrual loans:
Real estate loans:
One- to four-family residential	$—	$—
Commercial and multi-family	—	—
Home equity lines of credit	—	—
Other	—	—
Total	—	—

Accruing loans 90 days or more past due:	$—	$—
Real estate loans:	—	—
One- to four-family residential	—	—
Commercial and multi-family	—	—
Home equity lines of credit	—	—
Other	$—	$—
Total loans 90 days or more past due	—	—

Total non-performing loans	—	—

Real estate owned	—	—
Other non-performing assets	—	—

Total non-performing assets	$—	$—

Troubled debt restructurings:
Real estate loans:
One- to four-family residential	$—	$—
Commercial and multi-family	—	—
Home equity lines of credit	—	—
Other	—	—
Total	$—	$—

Ratios:
Total non-performing loans to total loans	—%	—%
Total non-performing loans to total assets	—%	—%
Total non-performing assets to total assets	—%	—%

For the year ended December 31, 2012, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $0.  Interest income recognized on such loans for the year ended December 31, 2012 was $0.

Non-performing loans totaled $0 and $0 at December 31, 2012 and December 31, 2011, respectively.

At December 31, 2012, we had two commercial real estate loans totaling $2.0 million that were categorized as special mention. Both loans are seasoned, and at December 31, 2012 were adequately collateralized and were current, but management deems them special mention due to one of the borrower’s cash flows and a lack of current financial information with respect to the other borrower.

Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected.  Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss.  An asset classified as a loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also may be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. If a classified asset is deemed to be impaired with measurement of loss, Sunnyside Federal will establish a charge-off of the loan pursuant to Accounting Standards Codification Topic 310, “Receivables.”

The following table sets forth information regarding classified assets and special mention assets at December 31, 2012 and 2011.

	At December 31,
	2012	2011
	(In thousands)

Classification of Assets:
Substandard	$121	$—
Doubtful	—	—
Loss	—	—
Total Classified Assets	$121	$—
Special Mention	$1,974	$1,894

Potential problem loans are loans that are currently performing and are not included in non-accrual loans above, but may be delinquent. These loans require an increased level of management attention, because we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and as a result such loans may be included at a later date in non-accrual loans. At December 31, 2012, we had no potential problem loans that are not accounted for above under “ — Classified Assets.”  Please see “ — Non-Performing Assets” above for a discussion of our special mention loans at December 31, 2012.

Allowance for Loan Losses.  We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. The allowance for loan losses is maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management’s periodic review of the collectability of the loans principally in light of our historical experience, augmented by the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  We evaluate our allowance for loan losses quarterly.  We have not made any changes to the external factors in the calculation during the year as we believe the local economy has stabilized.  We will continue to monitor all items involved in the allowance calculation closely.

In addition, the regulatory agencies, as an integral part of their examination and review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

We recorded no provision for loan losses for the year ended December 31, 2012 and a provision for loan losses of $9,000 for the year ended December 31, 2011.  The allowance for loan losses was

$314,000, or 0.8% of total loans, at December 31, 2012, compared to $313,000, or 0.8% of total loans, at December 31, 2011.  At both dates, the level of our allowance reflects management’s view of the risks inherent in the loan portfolio and high level of asset quality and the fact that we had no non-performing loans at these dates.  Consistent with our business strategy, we intend to increase our originations of commercial and multi-family real estate and commercial loans. These types of loans generally bear higher risk than our one- to four-family residential real estate loans.  Accordingly we would expect to increase our allowance for loans losses in the future as the balance of these types of loans increase in our portfolio.

The following table sets forth the analysis of the activity in the allowance for loan losses for the fiscal years indicated:

	At or For the Years Ended December 31,
	2012	2011
	(In thousands)

Balance at beginning of year	$313	$299

Charge-offs:
Real estate loans:
One- to four-family residential	—	—
Commercial and multi-family	—	—
Home equity lines of credit	—	—
Other loans	—	—
Total charge-offs	—	—

Recoveries:
Real estate loans:
One- to four-family residential	—	2
Commercial and multi-family	—	—
Home equity lines of credit	—	—
Other loans	1	3
Total recoveries	1	5

Net charge-offs	(1)	(5)
Provision for loan losses	—	9

Balance at end of year	$314	$313

Ratios:
Net charge-offs to average loans outstanding	—%	—%
Allowance for loan losses to non-performing loans at end of year	—%	—%
Allowance for loan losses to total loans at end of year	0.8%	0.8%

Allocation of Allowance for Loan Losses.  The following table sets forth the allocation of allowance for loan losses by loan category at the dates indicated. The table also reflects each loan category as a percentage of total loans receivable.  The allocation of the allowance by category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At December 31,
	2012			2011
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)

Real estate loans:
One- to four-family residential	$128	40.8%	86.4%	$94	30.0%	86.3%
Commercial and multi-family residential	59	18.8	10.4	49	15.7	11.5
Home equity lines of credit	5	1.6	1.8	5	1.6	1.9
Other loans	4	1.3	1.4	3	1.0	0.3
Total allocated allowance	196	62.5	100.0	151	48.3	100.0
Unallocated allowance	118	37.5	—	162	51.7	—
Total allowance for loan losses	$314	100.0%	100.0%	$313	100.0%	100.0%

Securities Activities

General. Our investment policy is established by the board of directors. The objectives of the policy are to:  (i) ensure adequate liquidity for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) manage interest rate risk in accordance with our interest rate risk policy; (iii) provide collateral for pledging requirements; (iv) maximize return on our investments; and (v) maintain a balance of high quality diversified investments to minimize risk.

Our investment committee, consisting of our President and Chief Executive Officer, our Chief Financial Officer and one outside director, is responsible for implementing our investment policy, including approval of investment strategies and monitoring investment performance.  Our President and Chief Executive Officer and our Chief Financial Officer are each authorized to execute purchases or sales of securities of up to $2.0 million.  The board of directors regularly reviews our investment strategies and the market value of our investment portfolio.

We account for investment and mortgage-backed securities in accordance with Accounting Standards Codification Topic 320, “Investments - Debt and Equity Securities.”  Accounting Standards Codification 320 requires that investments be categorized as held-to maturity, trading, or available for sale.  Our decision to classify certain of our securities as available-for-sale is based on our need to meet daily liquidity needs and to take advantage of profits that may occur from time to time.

Federally chartered savings institutions have authority to invest in various types of assets, including government-sponsored enterprise obligations, securities of various federal agencies, residential mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, debt instruments of municipalities and Fannie Mae and Freddie Mac equity securities.  At December 31, 2012, our investment portfolio consisted of securities and mortgage-backed securities issued by U.S. Government agencies or U.S. Government-sponsored enterprises and state and political subdivisions.  At December 31, 2012, we owned $113,000 in Federal Home Loan Bank of New York stock.  As a member of Federal Home Loan Bank of New York, we are required to purchase stock in the Federal Home Loan Bank of New York.  At December 31, 2012,

we had no investments in a single company or entity (other than an agency of the U.S. Government or a U.S. Government-sponsored enterprise) that had an aggregate book value in excess of 10% of our equity.

The following table sets forth the amortized cost and fair value of our securities portfolio (excluding common stock we hold in the Federal Home Loan Bank of New York and in the Atlantic Central Bankers Bank) at the dates indicated.

	At December 31,
	2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities held to maturity:
Mortgage-backed securities	$9,186	$9,618	$14,580	$15,310
State, county and municipal securities	995	1,036	996	1,060
Total securities held to maturity	$10,181	$10,654	$15,576	$16,370

Securities available for sale:
Unites States government and agency securities	7,616	7,656	7,084	7,099
Mortgage-backed securities	$25,270	$25,561	$7,384	$7,536
Total securities available for sale	$32,886	$33,217	$14,468	$14,635

Portfolio Maturities and Yields.  The composition and maturities of the investment securities portfolio at December 31, 2012 are summarized in the following table.  Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

Securities held to maturity:
Mortgage-backed securities	$—	—%	$—	—%	$—	—%	$9,186	2.8%	$9,186	$9,618	2.8%
State, county and municipal securities	506	3.8%	110	4.0%	379	4.1%	—	—%	995	1,036	3.9%
Total securities held to maturity	$506	3.8%	110	4.0%	379	4.1%	$9,186	2.8%	$10,181	$10,654	2.9%

Securities available for sale
US government and agency securities	—	—%	3,615	0.9%	4,000	1.3%	—	—%	7,616	7,656	1.1%
Mortgage-backed	—	—%	—	—%	6,031	0.8%	19,240	1.4%	25,270	25,561	1.3%
Total securities available for sale	$—	—%	$3,615	0.9%	$10,031	1.0%	$19,240	1.4%	32,886	$33,217	1.2%

Sources of Funds

General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes.  We historically have not used Federal Home Loan Bank advances to fund our operations, and we had no such advances as of December 31, 2012 or 2011.

Deposits. We offer deposit products having a range of interest rates and terms. We currently offer statement savings accounts, NOW accounts, noninterest-bearing demand accounts, money market accounts and certificates of deposit.  Our strategic plan includes a greater emphasis on developing commercial business activities, both deposit and lending customer relationships.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition.  Our deposits are primarily obtained from areas surrounding our office. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service.  Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions. At December 31, 2012, $37.4 million, or 43.4% of our total deposit accounts were certificates of deposit, of which $19.4 million had maturities of one year or less.

The following tables set forth the distribution of our average deposit accounts, by account type, for the years indicated.

	2012			2011
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(In thousands)

Deposit Type
Non interest-bearing checking	$3,475	4.2%	—%	$3,152	3.8%	—%
NOW	9,048	11.0	0.06%	8,611	10.5	0.06%
Passbook	27,955	33.9	0.11%	28,197	34.2	0.13%
Money Market	3,161	3.8	0.09%	3,850	4.7	0.13%
Certificates of Deposit	38,762	47.1	1.65%	38,526	48.6	1.81%
Total Deposits	$82,401	100.00%	0.82%	$82,336	100.00%	0.90%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,
	2012	2011
	(In thousands)

Interest Rate:
Less than 2.00%	$23,608	$25,116
2.00% to 2.99%	8,829	6,087
3.00% to 3.99%	378	378
4.00% to 4.99%	4,576	5,753
5.00% and above	—	209

Total	$37,391	$37,543

Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

	At December 31, 2012
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)

Interest Rate Range:
Less than 2.00%	$18,103	$3,733	$1,259	$513	$23,608	63.2%
2.00% to 2.99%	—	131	136	8,562	8,829	23.6
3.00% to 3.99%	35	343	—	—	378	1.0
4.00% to 4.99%	1,216	3,360	—	—	4,576	12.2

Total	$19,354	$7,567	$1,395	$9,075	$37,391	100.0%

As of December 31, 2012, the aggregate amount of outstanding certificates of deposit at Sunnyside Federal in amounts greater than or equal to $100,000 was approximately $15.4 million. The following table presents the maturity of these certificates of deposit at such date.

Period to Maturity	At December 31, 2012
(In thousands)

Three months or less	$2,649
Over three through six months	1,071
Over six months through one year	1,852
Over one year to three years	8,034
Over three years	1,824

Total	$15,430

Borrowing Capacity.  As a member of the Federal Home Loan Bank of New York, Sunnyside Federal is eligible to obtain advances upon the security of the Federal Home Loan Bank common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met.  Federal Home Loan Bank advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities.  Additionally, at December 31, 2012, we had the ability to borrow up to $1.0 million on a Fed Funds line of credit with Atlantic Central Bankers Bank.

We have historically not relied on Federal Home Loan Bank advances or other borrowings as a funding source, and we had no such borrowings at December 31, 2012 or 2011.

Employees

As of December 31, 2012, we had 15 full-time equivalent employees.  Our employees are not represented by any collective bargaining group.  Management believes that we have a good working relationship with our employees.

Subsidiary Activities

Upon completion of the Conversion, Sunnyside Federal will become the wholly owned subsidiary of Sunnyside Bancorp.  Sunnyside Federal has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts that are believed by management to be immaterial to its financial condition or results of operations.

Expense and Tax Allocation Agreements

Sunnyside Federal will enter into an agreement with Sunnyside Bancorp to provide it with certain administrative support services, whereby Sunnyside Federal will be compensated at not less than the fair market value of the services provided.  In addition, Sunnyside Federal and Sunnyside Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Properties

We operate from our office located at 56 Main Street, Irvington, New York 10533.  The aggregate net book value of our premises was $1.5 million at December 31, 2012.

REGULATION AND SUPERVISION

General

As a federal savings association, Sunnyside Federal is subject to examination and regulation by the Office of the Comptroller of the Currency, and is also subject to examination by the Federal Deposit Insurance Corporation (“FDIC”).  Prior to July 21, 2011, the Office of Thrift Supervision was Sunnyside Federal’s primary federal regulator.  However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is discussed further below, eliminated the Office of Thrift Supervision and transferred the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, to the Office of the Comptroller of the Currency, effective July 21, 2011.  The federal system of regulation and supervision establishes a comprehensive framework of activities in which Sunnyside Federal may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

Sunnyside Federal also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board”, which governs the reserves to be maintained against deposits and other matters. In addition, Sunnyside Federal is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Sunnyside Federal’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of Sunnyside Federal’s loan documents.

As a savings and loan holding company, Sunnyside Bancorp will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board.  The Office of Thrift Supervision’s functions relating to savings and loan holding companies were transferred to the Federal Reserve Board on July 21, 2011 pursuant to the Dodd-Frank Act regulatory restructuring.  Sunnyside Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Sunnyside Federal and Sunnyside Bancorp.  This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Sunnyside Federal and Sunnyside Bancorp.  Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Sunnyside Bancorp, Sunnyside Federal and their operations.

Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies.  However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions.  The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions.  Bank holding companies with assets of less than $500 million are exempt from these capital requirements.  Proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets.  These capital requirements do not apply to savings and loan holding companies until five years after the July 21, 2010 enactment date of the Dodd-Frank Act.  The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Sunnyside Federal, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators.  The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments.  Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution.  The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest bearing transaction accounts had unlimited deposit insurance through December 31, 2012.  The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.  Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations.  Their impact on operations cannot yet fully be assessed.  However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Sunnyside Federal and Sunnyside Bancorp.

Federal Banking Regulation

Business Activities.  A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations.  Under these laws and regulations, Sunnyside Federal Savings and Loan Association of Irvington may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits.  The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts, effective July 21, 2011.  Sunnyside Federal may also establish subsidiaries that may engage in certain activities not otherwise permissible for Sunnyside Federal, including real estate investment and securities and insurance brokerage.

Capital Requirements.  Federal regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% core capital to assets leverage ratio (3% for savings associations receiving the highest rating on the CAMELS rating system), and an 8% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the regulations, based on the risks believed inherent in the type of asset.  Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships.  The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.  Additionally, a savings association that retains credit risk in connection with an asset sale is required to maintain additional regulatory capital because of the purchaser’s recourse against the savings association.  In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors, but qualitative factors as well and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2012, Sunnyside Federal Savings and Loan Association of Irvington’s capital exceeded all applicable requirements.  See “Historical and Pro Forma Regulatory Capital Compliance.”

New Proposed Capital Rules.  On June 12, 2012, the OCC approved proposed rules that would substantially amend the regulatory risk-based capital rules applicable to Sunnyside Federal.  The proposed rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to various documents released by the Basel Committee on Banking Supervision.  The proposed rules are subject to a public comment period prior to adoption of final rules.

The proposed rules include new minimum risk-based capital and leverage ratios, which would be phased in during 2013 and 2014, and would refine the definitions of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to Sunnyside Federal under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The proposed rules would also establish a “capital conservation buffer” of 2.5% above each of the new regulatory minimum capital ratios would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

The proposed rules also implement other revisions to the current capital rules such as recognition of all unrealized gains and losses on available for sale debt and equity securities, and provide that instruments that will no longer qualify as capital would be phased out over time.

The federal bank regulatory agencies also proposed revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including Sunnyside Federal, if their capital levels begin to show signs of weakness. These revisions would take effect January 1, 2015. Under the prompt corrective action requirements, insured depository institutions would be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 risk-based capital ratio of 6.5%; (ii) a Tier 1 risk-based capital ratio of 8% (increased from 6%); (iii) a total risk-based capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (unchanged from the current rules).

The proposed rules set forth certain changes for the calculation of risk-weighted assets, which we would be required to utilize beginning January 1, 2015. The proposed rule utilizes an increased number of credit risk and other exposure categories and risk weights, and also addresses: (i) a proposed alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; and (iv) revised capital treatment for derivatives and repo-style transactions.

In particular, the proposed rules would expand the risk-weighting categories from the current four categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures. Higher risk weights would apply to a variety of exposure categories. Specifics include, among others:

•                                          Applying a 150% risk weight instead of a 100% risk weight for certain high volatility commercial real estate acquisition, development and construction loans.

•                                          For residential mortgage exposures, the current approach of a 50% risk weight for high-quality seasoned mortgages and a 100% risk-weight for all other mortgages is replaced with a risk weight of between 35% and 200% depending upon the mortgage’s loan-to-value ratio and whether the mortgage is a “category 1” or “category 2” residential mortgage exposure (based on eight criteria that include, among others, the term, seniority of the lien, use of negative amortization, balloon payments and certain rate increases).

•                                          Assigning a 150% risk weight to exposures (other than residential mortgage exposures) that are 90 days past due.

•                                          Providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%).

•                                          Providing for a 100% risk weight for claims on securities firms.

•                                          Eliminating the current 50% cap on the risk weight for OTC derivatives.

Loans-to-One Borrower.  Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus.  An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate.  As of December 31, 2012, Sunnyside Federal was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test.  As a federal savings association, Sunnyside Federal must satisfy the qualified thrift lender, or “QTL,” test.  Under the QTL test, Sunnyside Federal must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period.  “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Sunnyside Federal also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act.  The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law.  At December 31, 2012, Sunnyside Federal satisfied the QTL test.

Capital Distributions.  Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account.  A federal savings association must file an application for approval of a capital distribution if:

•                                          the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•                                          the savings association would not be at least adequately capitalized following the distribution;

•                                          the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•                                          the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Sunnyside Federal, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•                                          the federal savings association would be undercapitalized following the distribution;

•                                          the proposed capital distribution raises safety and soundness concerns; or

•                                          the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement.  A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws.  All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers.  In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act.  A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities.  In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes.  The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating.  Sunnyside Federal received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties.  A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation.  An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Sunnyside Federal.  Sunnyside Bancorp will be an affiliate of Sunnyside Federal because of its control of Sunnyside Federal.  In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements.  In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.  Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.  Federal regulations require savings associations to maintain detailed records of all transactions with affiliates.

Sunnyside Federal’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board.  Among other things, these provisions generally require that extensions of credit to insiders:

•                                          be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•                                          not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Sunnyside Federal’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Sunnyside Federal’s board of directors.  Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement.  The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association.  Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator.  Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day.  The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association.  If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness.  Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions.  These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate.  Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.  If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan.  Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations.  Under the Federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized savings institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital.  A savings institution that has total risk-based capital of less than 8% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4% is considered to be undercapitalized.  A savings institution that has total risk-based capital less than 6%, a Tier 1 core risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized.”  A savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames.  The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”  Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the savings association’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings association to adequately capitalized status.  This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters.  Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth.  The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2012, Sunnyside Federal Savings and Loan Association of Irvington met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts.  The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as Sunnyside Federal.  Deposit accounts in Sunnyside Federal are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.  The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors.  Rates are based on each institution’s risk category and certain specified risk adjustments.  Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system.  The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011.  Under the new rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits.  The proposed rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019.  For the quarter ended December 31, 2012, the annualized FICO assessment was equal to 0.66 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments.  Any significant increases would have an adverse effect on the operating expenses and results of operations of Sunnyside Federal.  Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.  We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements.  Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System.  Sunnyside Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks.  The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending.  As a member of the Federal Home Loan Bank of New York, Sunnyside Federal is required to acquire and hold shares of capital stock in the Federal Home Loan Bank.  As of December 31, 2012, Sunnyside Federal was in compliance with this requirement.  While Sunnyside Federal’s ability to borrow from the Federal Home Loan Bank of New York provides an additional source of liquidity, the Association has historically not used advances from the Federal Home Loan Bank to fund its operations.

Other Regulations

Interest and other charges collected or contracted for by Sunnyside Federal are subject to state usury laws and federal laws concerning interest rates.  Sunnyside Federal’s operations are also subject to federal laws applicable to credit transactions, such as the:

•                                          Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•                                          Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•                                          Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•                                          Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•                                          Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•                                          Truth in Savings Act; and

•                                          rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Sunnyside Federal also are subject to the:

•                                          Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•                                          Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•                                          Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•                                          The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Association Secrecy Act and the Office of Foreign Assets Control regulations; and

•                                          The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General.  Sunnyside Bancorp will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act.  As such, Sunnyside Bancorp will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to savings and loan holding companies.  In addition, the Federal Reserve Board has enforcement authority over Sunnyside Bancorp and its non-savings institution subsidiaries.  Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of Sunnyside Bancorp are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met, or for multiple savings and loan holding companies.  A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity.  A multiple savings and loan holding company is generally limited to activities permissible for Bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations.

Federal law prohibits a savings and loan holding company, including Sunnyside Bancorp, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior regulatory approval.  It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured.  In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•                                          the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•                                          the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital.  Savings and loan holding companies are not currently subject to specific regulatory capital requirements.  The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves.  Instruments such as cumulative preferred stock and trust preferred securities will no longer be includable as Tier 1 capital, which is currently permitted for Bank holding companies. Instruments that were issued by May 19, 2010 are grandfathered in for companies with consolidated assets of $15 billion or less.  There is a five-year transition period (from the July 21, 2010 effective date of the Dodd-Frank Act) before the capital requirements will apply to savings and loan holding companies.  The Dodd-Frank Act contains an exception for bank holding companies of less than $500 million in assets, but it is uncertain at this time whether the exception will apply to similarly sized savings and loan holding companies.

Source of Strength.  The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies.  The regulatory agencies must issue regulations requiring that all Association and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends.  Sunnyside Federal will be required to notify the Federal Reserve Board thirty days before declaring any dividend to Sunnyside Bancorp.  The financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the regulator and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition.  Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company.  Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company.  A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock.  Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Sunnyside Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  Sunnyside Bancorp is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets.  Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.”  Sunnyside Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes).  An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Sunnyside Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates).  Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement.  Such an election is irrevocable during the period a company is an emerging growth company.  Sunnyside Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

TAXATION

Federal Taxation

General.  Sunnyside Bancorp and Sunnyside Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Sunnyside Bancorp and Sunnyside Federal.

Method of Accounting.  For federal income tax purposes, Sunnyside Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its federal income tax returns.  The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax.  The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.”  The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income.  Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  At December 31, 2012, we had no minimum tax credit carryforward.

Net Operating Loss Carryovers.  Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years.  At December 31, 2012, Sunnyside Federal had $194,000 of federal net operating loss carryforwards and $225,000 of New York State net operating loss carryforwards available for future use.

Capital Loss Carryovers.  Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years.  Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried.  As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains.  Any undeducted loss remaining after the five year carryover period is not deductible.  At December 31, 2012, Sunnyside Federal had a capital loss carryover of $1.8 million, which will expire during the year ending December 31, 2015.  This capital loss carryover was fully reserved for as of December 31, 2012.

Corporate Dividends.  We may generally exclude from our income 100% of dividends received from Sunnyside Federal as a member of the same affiliated group of corporations.

Audit of Tax Returns.  Sunnyside Federal’s federal income tax returns have not been audited in the most recent five-year period.

New York State Taxation

Upon consummation of the conversion, Sunnyside Bancorp and Sunnyside Federal will report their combined income on a calendar year basis to New York State.  New York State franchise tax on corporations is imposed in an amount equal to the greater of (i) 7.1% of “entire net income” allocable to New York State, (ii) 3% of “alternative entire net income” allocable to New York State, (iii) 0.01 % of the average value of assets allocable to New York State, or (iv) nominal minimum tax.  Entire net income is based on federal taxable income, subject to certain modifications.  Alternative entire net income is equal to entire net income without certain modifications

In addition, the companies are subject to a Metropolitan Transportation Business Tax surcharge equal to 17% of New York franchise tax, as calculated with certain adjustments.

Sunnyside Federal’s state income tax returns have not been audited in the most recent five-year period.

MANAGEMENT

Shared Management Structure

The directors of Sunnyside Bancorp are the same persons who are the directors of Sunnyside Federal.  In addition, each executive officer of Sunnyside Bancorp is also an executive officer of Sunnyside Federal. We expect that Sunnyside Bancorp and Sunnyside Federal will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Executive Officers of Sunnyside Bancorp and Sunnyside Federal

The following table sets forth information regarding the executive officers of Sunnyside Bancorp and Sunnyside Federal.  Age information is as of December 31, 2012.  The executive officers of Sunnyside Bancorp and Sunnyside Federal are elected annually.

Name	Age	Position

Timothy D. Sullivan	59	President and Chief Executive Officer
Gerardina Mirtuono	48	Senior Vice President, Chief Operating Officer
Gerard A. Iervolino	58	Vice President, Chief Financial Officer and Treasurer

Directors of Sunnyside Bancorp and Sunnyside Federal Savings and Loan Association of Irvington

Sunnyside Bancorp has seven directors.  Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting.  Directors of Sunnyside Federal will be elected by Sunnyside Bancorp as its sole stockholder.  The following table states our directors’ names, their ages as of December 31, 2012, the years when they began serving as directors of Sunnyside Federal and when their current terms expire.

Name (1)	Position(s) Held With Sunnyside Federal Savings and Loan Association of Irvington	Age	Director Since	Current Term Expires

William Boeckelman	Director	66	1991	2015
Lawrence P. Doyle	Director	57	2012	2016
Deborah J. Elliot	Director	54	2006	2016
Desmond Lyons	Director	44	2012	2015
Gerardina Mirtuono	Senior Vice President, Chief Operating Officer and Director	48	2011	2014
Louis G. Ricci III	Director	64	2006	2015
Timothy D. Sullivan	President, Chief Executive Officer and Director	59	2008	2014

(1)         The mailing address for each person listed is 56 Main Street, Irvington, New York 10533.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below.  With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director.  Each director is also a director of Sunnyside Federal Savings and Loan Association of Irvington.  Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

William Boeckelman is a licensed real estate broker with Coldwell Banker Residential Brokerage, a position he has held since 1995. Mr. Boeckelman has owned businesses and/or lived in Irvington, New York since 1978, having owned The Cantina restaurant, located in Irvington, from 1978 until 1995. Mr. Boeckelman has been an active member of the community for 35 years. His expertise in both the local residential real estate market and the local business environment provide a value perspective for Sunnyside Federal.

Lawrence P. Doyle is president and chief executive officer of Katierich Asset Management, LLC, a real estate holding company headquartered in Westchester, New York. Prior to this position, from 2000 until 2011, Mr. Doyle was co-founder and chairman of Kinetics Asset Management, an asset management firm headquartered in New York City that was merged in 2011 into Horizon Kinetics. LLC, the parent holding company to registered investment advisory firms, of which Mr. Doyle remains a Managing Director.  Mr. Doyle has over 30 years of investment advisory, wealth management and securities brokerage experience.  Mr. Doyle’s extensive financial background provides the board of directors with financial sophistication and general business acumen.

Deborah J. Elliot is, since 2006, a self-employed financial consultant, advising individuals primarily in the areas of wealth management, debt financing, and financial planning. Prior to 2006, Ms. Elliot was employed by JPMorgan Chase (and its predecessor institution Chase Manhattan Bank) for 21 years, working primarily on financing transactions for public and private companies as well as wealthy individuals who invest in them.  Ms. Elliot rose to the level of Managing Director within the JPMorgan Private Bank in 2000, and was Head of the U.S. Private Bank Capital Advisory Business from 2003 through 2005.  Ms. Elliot’s broad experience in the areas of loan origination, credit structuring and risk management, and client management provide the Board and the Audit Committee of the Board with valuable financial industry expertise.

Desmond Lyons is a founding partner of Lyons McGovern, LLP, a law firm with offices in White Plains, New York and New York City.  Mr. Lyons’ practice focuses on commercial contracts and litigation; employment law; shareholder disputes; corporate dissolution; negligence defense; insurance coverage issues; real estate and municipal law.

Mr. Lyons is actively involved in the community and currently serves as Village Justice for the Village of Irvington, and is a former Village Prosecutor for the Village of Irvington, Village of Elmsford and the Village of Ardsley.  Additionally he serves on the Lawyer’s Committee for the Inner City Scholarship Fund. Mr. Lyons brings to the board a strong legal background from his career as a practicing attorney and strong ties to the community from his service in local government.

Gerardina Mirtuono is senior vice president and chief operating officer of Sunnyside Federal, positions she has held since joining Sunnyside Federal in 2010. From 2008 until 2010, Ms. Mirtuono was senior vice president and chief compliance officer for The Park Avenue Bank, New York City. Prior to this position, from 2001 until 2008 Ms. Mirtuono was senior vice president and chief compliance officer for Union State Bank, Orangeburg, New York. Ms. Mirtuono has 27 years of financial institutions experience, and this broad experience provides the board with broad financial industry knowledge and experience.

Louis G. Ricci III is president of Hastings Roofing Inc. Mr. Ricci and Hastings Roofing are active in civic and charitable affairs in Westchester County, including being a participant in the Police Athletic League, the Boy Scouts of America and the Girls and Boys Club of Yonkers. Mr. Ricci’s experience in managing his own business as well as his knowledge of the market area and local business owners provides the board with general business operations perspective as well as business development.

Timothy D. Sullivan is president and chief executive officer of Sunnyside Federal, positions he has held since joining Sunnyside Federal in 2008. Prior to this, from 1995 until 2007 Mr. Sullivan held positions of increasing responsibility at Amalgamated Bank, New York City, where he rose to the level of executive vice president. Mr. Sullivan has over 35 years of experience in the financial institutions industry, including extensive experience in all areas of commercial, residential and consumer lending. For the first 14 years of his banking career, Mr. Sullivan had positions of increasing responsibility at Chase Manhattan Bank, including serving as a regional vice president with responsibility for a seventeen branch network and a team leader in the credit audit department. Mr. Sullivan provides the board with a broad perspective on banking as well as insight into the day to day operations of Sunnyside Federal.

Executive Officer Who Is Not Also A Director

Gerard A. Iervolino is our vice president and chief financial officer, positions he has held since joining Sunnyside Federal in 2012. Prior to these positions, from May 2011 until October 2011, Mr. Iervolino was senior vice president and chief financial officer of Solidus Holdings LLC, a limited liability company formed for the purpose of establishing a de novo bank to be located in New York City. From 2008 until 2011, Mr. Iervolino was senior vice president and chief financial officer of Savoy Bank, a commercial bank located in New York City. Mr. Iervolino has over 37 years of financial institution experience. From 2000 until 2007, Mr. Iervolino was chief financial officer of First BankAmericano, a commercial bank located in Elizabeth, New Jersey, which was placed in to receivership by the FDIC in July 2009.

Board Independence

The board of directors has determined that each of our directors, with the exception of directors Sullivan and Mirtuono, is “independent” as defined in the listing standards of the Nasdaq Stock Market.  Directors Sullivan and Mirtuono are not independent because they are executive officers of Sunnyside Bancorp.

In determining the independence of the directors listed above, the board of directors reviewed accounts that directors and their affiliates had with Sunnyside Federal, none of which are required to be reported under “ — Transactions With Certain Related Persons,” below.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees.  During 2012, the board of directors of Sunnyside Federal met 12 times and the board of directors of Sunnyside Bancorp which was not incorporated until March 2013, did not meet.  The board of directors of

Sunnyside Bancorp has established standing committees, including a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee.  Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees as of December 31, 2012, and the number of meetings held by the comparable committee of Sunnyside Federal during 2012.  The board of directors of Sunnyside Bancorp has designated director Elliot as an “audit committee financial expert,” as that term is defined by the rules and regulations of the Securities and Exchange Commission.  Sunnyside Federal does not have a directors’ nominating committee.

	Compensation	Audit
	William Boeckelman*	Deborah J. Elliot*
	Deborah J. Elliot	William Boeckelman
	Timothy D. Sullivan **	Louis G. Ricci III

Number of Meetings in 2012:	1	4

*                 Denotes committee chair as of December 31, 2012.

**          Mr. Sullivan will not serve on the Compensation Committee of Sunnyside Bancorp until such time as he would be considered independent.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Sunnyside Federal, to their executive officers and directors in compliance with federal banking regulations.  At December 31, 2012, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Sunnyside Federal, and did not involve more than the normal risk of collectability or present other unfavorable features.  These loans were performing according to their original terms at December 31, 2012, and were made in compliance with federal banking regulations.

Executive Compensation

Summary Compensation Table.  The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, Timothy D. Sullivan, and Gerardina Mirtuono, who serves as our Senior Vice President and Chief Operating Officer, for the year ended December 31, 2012.  No other executive officer received total compensation for the year ended December 31, 2012 of more than $100,000.  Each individual listed in the table below is referred to as a named executive officer.

Summary Compensation Table For the Year Ended December 31, 2012
Name and principal position	Year	Salary ($)	Bonus(1) ($)	All other compensation(2) ($)	Total ($)
Timothy D. Sullivan President and Chief Executive Officer	2012	210,000	—	22,538	232,538
Gerardina Mirtuono Senior Vice President and Chief Operating Officer	2012	135,000	—	19,417	154,417

(1)         There were no bonuses paid to the named executive officers.

(2)         A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	Board and Other Fees ($)	Employer Contributions to 401(k) Plan ($)	Life Insurance Premiums Paid ($)	Total All Other Compensation ($)
Timothy D. Sullivan	14,400	6,300	1,838	22,538
Gerardina Mirtuono	14,400	4,050	967	19,417

Benefit Plans and Agreements

Proposed Employment Agreements.  Sunnyside Federal does not currently maintain employment agreements with any of its employees.  Upon completion of the conversion, Sunnyside Bancorp and Sunnyside Federal intend to enter into employment agreements with each of Timothy D. Sullivan, our President and Chief Executive Officer, and Gerardina Mirtuono, our Senior Vice President and Chief Operating Officer.  Our continued success depends to a significant degree on the skills and competence of Mr. Sullivan and Ms. Mirtuono and the employment agreements are intended to ensure that we maintain a stable management base following the conversion and offering.

Each agreement has substantially similar terms, except for the term of the agreements.  Mr. Sullivan’s agreement will have a fixed three-year term and, prior to the second annual anniversary of the agreement, the Board of Directors (the “Board”) will consider extending the term.  Ms. Mirtuono’s agreement will have an initial two-year term and, commencing on the first anniversary of the agreement and on each subsequent anniversary thereafter, the agreement will be renewed for an additional year so that the remaining term will be two years, unless a notice is provided to the executive that the agreement will not renew.  The current base salaries for Mr. Sullivan and Ms. Mirtuono are $224,000 and $154,400, respectively.  In addition to the base salary, each agreement provides for, among other things, participation in bonus programs, if any, and other fringe benefit plans, if any, applicable to executive employees.  The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment.  In the event of the executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (i) for Mr. Sullivan only (and not Ms. Mirtuono), failure to elect or reelect or to appoint or reappoint the executive to the executive position, (ii) a material change in the nature or scope of the executive’s authority resulting in a reduction of the responsibility, scope, or importance of executive’s position, (iii) relocation of executive’s office by more than 15 miles, (iv) a material reduction in the base salary or benefits paid to the executive unless such reduction is employer-wide, (v) a liquidation or dissolution of Sunnyside Federal, or (vi) a material breach of the employment agreement by Sunnyside Federal, then the executive would be entitled to a severance payment in the form of a cash lump sum equal to the base salary the executive would be entitled to receive for the remaining unexpired term of the employment agreement.  Internal Revenue Code Section 409A may require that a portion of the above payments cannot be made until six months after termination of employment if the executive is a “key employee” under IRS rules.  In addition, the executive would be entitled to the continuation non-taxable medical and dental coverage, with the executive paying his or her share of the employee premiums, for the remaining unexpired term of the employment agreement.

In the event of a change in control of Sunnyside Federal or Sunnyside Bancorp, followed by executive’s involuntary termination or resignation for one of the reasons set forth above (or for any reason, in the case of Ms. Mirtuono) within twelve (12) months thereafter, the executive would be entitled to a severance payment in the form of a cash lump sum equal to the base salary the executive would be entitled to receive for the remaining unexpired term of the employment agreement, provided that the amount of the payment will not be less than eighteen (18) months of base salary.  In addition, the executive would be entitled to the continuation of non-taxable medical and dental coverage, with the executive paying his or her share of the employee premiums, for eighteen (18) months following the termination of employment.  In the event payments made to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Under each employment agreement, if an executive becomes disabled within the meaning of such term under Section 409A of the Internal Revenue Code, the executive shall receive benefits under any short-term or long-term disability plans maintained by Sunnyside Federal, plus, if the amounts paid under such disability programs are less than 80% of the executive’s base salary, Sunnyside Federal shall pay the executive an additional amount equal to the difference between such disability plan benefits and 80% of the executive’s full base salary for one year following the termination of employment due to disability.  In the event of the executive’s death, the executive’s beneficiaries will receive any life insurance benefits that they may be entitled to receive under any plan maintained by Sunnyside Federal for the benefit of the executive.  If the amounts to be paid are less than twelve (12) months of the executive’s base salary, Sunnyside Federal will pay an amount equal to the difference between the life insurance benefits and the twelve months of the executive’s base salary in a lump sum payment within thirty days of the date of death.

Upon termination of the executive’s employment (other than a termination in connection with a change in control), the executive shall be subject to certain restrictions on his ability to compete, or to solicit business or employees of Sunnyside Federal and Sunnyside Bancorp for a period of one year following termination of employment.

Sunnyside Federal also anticipates entering into a one-year change in control agreement with another officer, subject to any required approval, which will provide the officer with a cash lump sum severance payment equal to twelve (12) months of base salary and the continuation of non-taxable medical and dental coverage, with the officer paying his share of the employee premiums for twelve (12) months in the event of a change in control of Sunnyside Federal or Sunnyside Bancorp, followed by executive’s involuntary termination or resignation for Good Reason (as defined in the agreement).

401(k) Plan.  Sunnyside Federal maintains the Sunnyside Federal Savings and Loan Association of Irvington 401(k) Profit-Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”).  Sunnyside Federal’s named executive officers are eligible to participate in the 401(k) Plan just like any other employee.  Employees are eligible to participate in the 401(k) Plan on the first day of the month coinciding with or immediately following their date of hire.  There is no minimum age or service requirement to participate in the 401(k) Plan or to receive employer contributions.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code.  For 2013, the salary deferral contribution limit is $17,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan for a total of $23,000.  In addition to salary deferral contributions, Sunnyside Federal will make a matching contribution equal to 50% of the participant’s salary deferral contributions for the plan year that is not in excess of 3% of the participant’s annual salary.  A participant is always 100% vested in his or her salary deferral contributions and employer matching contributions.  Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of a participant’s termination of employment with Sunnyside Federal.

During the year ended December 31, 2012, Sunnyside Federal recognized $24,859 as a 401(k) Plan expense.

Defined Benefit Pension Plan. Sunnyside Federal maintains a defined benefit pension plan (the “Pension Plan”).  The amount of the Pension Plan benefit is based on an individual’s compensation and years of service.  Effective April 15, 2008, the annual benefit provided to employees under the Pension Plan was frozen.  During the year ended December 31, 2012, Sunnyside Federal recognized $17,931 as a pension expense. Upon consummation of the conversion and offering, Sunnyside Federal intends to fund the unfunded portion of the Pension Plan which is estimated to be approximately $425,000.  In the future, Sunnyside Federal may determine to terminate the Pension Plan and in connection with the termination, Sunnyside Federal would recognize an expense that is dependent upon a number of factors, including interest rates and the value of Pension Plan assets as of the date of termination.

Employee Stock Ownership Plan.  In connection with the conversion, Sunnyside Federal adopted an employee stock ownership plan for eligible employees.  Sunnyside Federal’s named executive officers are eligible to participate in the employee stock ownership plan just like any other employee.  Eligible employees who have attained age 21 and were employed by us as of January 1, 2013 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 7% of the total number of shares of Sunnyside Bancorp common stock issued in the offering.  We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Sunnyside Bancorp equal to the aggregate purchase price of the common stock.  The loan will be repaid principally through Sunnyside Federal’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan.  The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.  Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.  See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan.  The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants.  A participant will become vested in his or her account balance at a rate of 20% per year over a 6-year period, beginning in the second year.  Participants who were employed by Sunnyside Federal immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan.  Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan.  Generally, participants will receive distributions from the employee stock ownership plan upon separation from service.  The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts.  The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Sunnyside Federal will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price.  The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Sunnyside Bancorp’s earnings.

Director Compensation

The following table sets forth for the year ended December 31, 2012 certain information as to the total remuneration we paid to our directors other than Timothy Sullivan and Gerardina Mirtuono.  Information with respect to director fees paid to Timothy Sullivan and Gerardina Mirtuono is included above in “Executive Officer Compensation — Summary Compensation Table.”

Directors Compensation Table For the Year Ended December 31, 2012
	Fees earned or paid in	All Other
	cash	Compensation	Total
Name	($)	($)	($)
William Boeckelman	16,000	—	16,000
Lawrence P. Doyle	7,200	—	7,200
Deborah J. Elliot	16,000	—	16,000
Desmond Lyons	14,400	—	14,400
Louis G. Ricci III	16,000	—	16,000

Director Fees

Each individual who serves as a director of Sunnyside Federal earns annual attendance and committee fees.  For the year ended December 31, 2012, each director was paid a fee of $1,200 for each board meeting attended.  Additionally, for each Audit Committee meeting attended, each director was paid a fee of $400 if the director served as a member of the committee.

Each person who serves as a director of Sunnyside Bancorp also serves as a director of Sunnyside Federal and earns director and committee fees only in his or her capacity as a board or committee member of Sunnyside Federal. Upon completion of the conversion, we expect that directors of Sunnyside Federal will continue to receive directors’ fees equivalent to the fees paid prior to the conversion and that Sunnyside Bancorp will not pay director or committee fees.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 3%, respectively, of the shares issued in the offering.  These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Sunnyside Bancorp.  If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•                                          non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•                                          any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•                                          any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•                                          the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•                                          accelerated vesting is not permitted except for death, disability or upon a change in control of Sunnyside Federal or Sunnyside Bancorp

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Sunnyside Federal and their associates, and by all directors and senior officers as a group.  However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock.  In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order.  Directors and executive officers  will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering.  This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering.  The directors and executive officers have indicated their intention to subscribe in the offering for an aggregate of 44,000 shares of common stock (for a total subscription amount of $440,000), which is equal to 8.6% of the shares of common stock to be sold in the offering at the minimum of the offering range.  The shares being acquired by the directors, senior officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range

William Boeckelman	7,500	$75,000	1.5%
Lawrence P. Doyle	15,000	150,000	3.0%
Deborah J. Elliot	7,500	75,000	1.5%
Gerard A. Iervolino	1,000	10,000	*
Desmond Lyons	1,000	10,000	*
Gerardina Mirtuono	1,000	10,000	*
Louis G. Ricci III	1,000	10,000	*
Timothy D. Sullivan	10,000	100,000	2.0%

All directors and senior officers as a group (8 persons)	44,000	$440,000	8.6%

*      Less than 1%.

THE CONVERSION AND OFFERING

The board of directors of Sunnyside Federal has approved the plan of conversion.  The plan of conversion must also be approved by Sunnyside Federal’s members (depositors and borrowers).  A special meeting of members has been called for this purpose.  The Office of the Comptroller of the Currency has conditionally approved the plan of conversion and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) issued its approval required in connection with the conversion.  However, such approvals do not constitute a recommendation or endorsement of the plan of conversion by the Office of the Comptroller of the Currency or the Federal Reserve Board.

General

The board of directors of Sunnyside Federal approved the plan of conversion on March 12, 2013.  Pursuant to the plan of conversion, Sunnyside Federal will convert from the mutual form of organization to the fully stock form of organization.  In connection with the conversion, Sunnyside Federal has organized a new Maryland stock holding company named Sunnyside Bancorp, Inc. which will sell shares of common stock to the public in an initial public stock offering.  When the conversion and related stock offering are completed, all of the capital stock of Sunnyside Federal will be owned by Sunnyside Bancorp, and all of the common stock of Sunnyside Bancorp will be owned by stockholders.

Sunnyside Bancorp expects to retain between $1.8 million and $2.6 million of the net proceeds of the offering, or $3.0 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions.  We intend to contribute at least 50% of the net proceeds to Sunnyside Federal.  The conversion will be consummated only upon the sale of at least 510,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons and trusts of natural persons residing in Westchester, Putnam and Rockland Counties, New York.  In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering or syndicated community offering.  The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of the Comptroller of the Currency. See “ — Community Offering” and “— Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Sunnyside Bancorp, assuming the conversion and stock offering are completed.  All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock.  The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—

Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion.  We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the banking office of Sunnyside Federal and as described in the section of this prospectus titled “Where You Can Find Additional Information.”  The plan of conversion is also filed as an exhibit to Sunnyside Federal’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of the Comptroller of the Currency. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov.  See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•                                          to increase capital to support future growth and profitability;

•                                          to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees;

•                                          to have greater flexibility to structure and finance the opportunistic expansion of our operations; and

•                                          to offer our depositors and employees an opportunity to purchase our stock.

We have traditionally operated as a community-oriented financial institution.  The significant changes in the financial services industry that have occurred in recent years as a result of the severe downturn in the financial markets in 2008, the severe nationwide economic recession that followed, and the increased regulatory burden of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations and policies, have severely strained the financial and managerial resources of community banks and will continue to do so in the future.  Management believes that Sunnyside Federal will be better equipped to address these challenges as a larger, more highly capitalized stock institution.  Specifically, mutual institutions cannot raise capital or issue stock to acquire branches or other financial institutions.  Moreover, selling institutions often want the acquiring institution’s stock or a combination of stock and cash as consideration for a merger. Lastly, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel.  While Sunnyside Federal has not required these capital tools and stock incentives in the past, they will be essential to implementing our business strategy, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of December 31, 2012, Sunnyside Federal was considered “well capitalized” for regulatory purposes.  As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of economic, regulatory and political uncertainty.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Sunnyside Federal at a special meeting of members is required to approve the plan of conversion.  A special meeting of members to consider and vote upon the plan of conversion has been set for                       , 2013.  The plan of conversion also must be approved by the Office of the Comptroller of the Currency, which issued its conditional approval of the plan of conversion on                             , 2013.  On                     , 2013, the Federal Reserve Board issued its approval required in connection with the conversion.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Sunnyside Federal will continue to be a federally chartered savings association and will continue to be regulated by the Office of the Comptroller of the Currency.  After the conversion, we will continue to offer existing services to depositors, borrowers and other customers.  The directors serving Sunnyside Federal at the time of the conversion will be the directors of Sunnyside Federal and of Sunnyside Bancorp after the conversion.  Sunnyside Bancorp will be regulated by the Federal Reserve Board.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Sunnyside Federal at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion.  Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Sunnyside Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.  All of our depositors and borrowers are members of and have voting rights in Sunnyside Federal as to all matters requiring membership action. Upon completion of the conversion, Sunnyside Federal will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in Sunnyside Federal will be vested in Sunnyside Bancorp as the sole stockholder of Sunnyside Federal.  The stockholders of Sunnyside Bancorp will possess exclusive voting rights with respect to Sunnyside Bancorp common stock.

Tax Effects.  We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Sunnyside Federal or its members. See “ — Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor of Sunnyside Federal has both a deposit account in Sunnyside Federal and a pro rata ownership interest in the net worth of Sunnyside Federal based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Sunnyside Federal. Any depositor who opens a deposit account obtains a pro rata ownership interest in Sunnyside Federal without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Sunnyside Federal, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Sunnyside Federal after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Sunnyside Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of January 31, 2012 and                     , 2013 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Sunnyside Bancorp as the holder of Sunnyside Federal’s capital stock. Pursuant to the rules and regulations of the Office of the Comptroller of the Currency, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.  See “ — Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  We have retained Keller & Company, Inc. to prepare an independent valuation appraisal.  For its services in preparing the initial valuation and one update, Keller & Company, Inc. will receive a fee of $27,000, and will be reimbursed for its expenses up to $2,000.  In the event that Keller & Company, Inc. is required to update the appraisal more than one time, it will receive an additional fee of $2,000 for each such update to the valuation appraisal.

We are not affiliated with Keller & Company, Inc., and neither we nor Keller & Company, Inc. has an economic interest in, or is held in common with, the other.  Keller & Company, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller & Company, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.  The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company, Inc., subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between us and our peer group.  Because Keller & Company, Inc. concluded that asset size is not a strong determinant of market value, Keller & Company, Inc. did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions.  Keller & Company, Inc. placed the greatest emphasis on the price-to-book value and price-to-earnings approaches in estimating pro forma market value.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company, Inc. also considered the following factors, among others:

•                                          our present and projected operating results and financial condition;

•                                          the economic and demographic conditions in our existing market area;

•                                          certain historical, financial and other information relating to us;

•                                          a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•                                          the impact of the conversion and the offering on our equity and earnings potential;

•                                          our potential to pay cash dividends; and

•                                          the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 3% of the common stock sold in the offering by the stock-based benefit plan at the $10.00 purchase price.  See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of March 5, 2013, the estimated pro forma market value of Sunnyside Bancorp ranged from $5,100,000 to $6,900,000, with a midpoint of $6,000,000.  Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 510,000 shares, the midpoint of the offering range will be 600,000 shares and the maximum of the offering range will be 690,000 shares, or 793,500 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

In applying each of the valuation methods, Keller & Company, Inc. considered adjustments to our pro forma market value based on a comparison of Sunnyside Bancorp with the peer group.  Keller & Company, Inc. made downward adjustments for financial condition, earnings, liquidity of the stock and stock market conditions.  No adjustments were made for asset growth, primary market area, dividend policy, management or the effect of government regulations and regulatory reform.  The downward valuation adjustments considered, among other things, Sunnyside Bancorp’s less favorable balance sheet structure, including a lower loans to total assets ratio and higher non-performing asset ratio than the peer group, lower reported and core or recurring earnings measures as compared to the peer group, and the fact that Sunnyside Bancorp’s pro forma market capitalization and implied liquidity of the stock is expected to be lower than the peer group.  The valuation adjustment for stock market conditions took into consideration the prevailing stock market environment for the common stock of thrift institutions and their holding companies, which has been relatively volatile and has underperformed in relation to the U.S. stock market generally.

The following table presents a summary of selected pricing ratios for Sunnyside Bancorp (on a pro forma basis) and the peer group companies used by Keller & Company, Inc. in its appraisal. These ratios are based on Sunnyside Federal’s book value, tangible book value and core earnings as of and for the twelve months ended December 31, 2012 and the latest date for which complete financial data are publicly available for the peer group. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 29.15% on a price-to- book value basis and a discount of 31.70% on a price-to-tangible book value basis.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Sunnyside Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	n/m	62.98%	62.98%
Maximum	n/m	59.14%	59.14%
Midpoint	n/m	55.26%	55.26%
Minimum	n/m	50.76%	50.76%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Averages	16.41x	77.99%	80.91%
Medians	15.74x	78.48%	82.08%

n/m       Not meaningful.

Peer Group Companies

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in thousands)
Alliance Bancorp, Inc. of Penn	ALLB	Nasdaq	Broomall, PA	$465,000
FedFirst Financial Corp	FFCO	Nasdaq	Monessen, PA	$322,000
First Fed of Northern Michigan Bancorp	FFNM	Nasdaq	Alpena, MI	$215,000
Hampden Bancorp, Inc.	HBNK	Nasdaq	Springfield, MA	$646,000
LSB Financial Corp.	LSBI	Nasdaq	Lafayette, IN	$355,000
Mayflower Bancorp, Inc.	MFLR	Nasdaq	Middleboro, MA	$251,000
River Valley Bancorp, Inc.	RIVR	Nasdaq	Madison, IN	$404,000
Standard Financial Corp	STND	Nasdaq	Monroeville, PA	$443,000
TF Financial Corp	THRD	Nasdaq	Newton, PA	$697,000
Wayne Savings Bancshares, Inc.	WAYN	Nasdaq	Wooster, OH	$401,000

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•                                          our financial condition and results of operations;

•                                          comparison of our financial performance ratios to those of other financial institutions of similar size; and

•                                          market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of the Comptroller of the Currency, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $5,100,000 or more than $7,935,000, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock.  Keller & Company, Inc. did not independently verify our financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities.  The independent valuation considers Sunnyside Federal as a going concern and should not be considered as an indication of the liquidation value of Sunnyside Federal. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $7,935,000, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 793,500 shares, to reflect changes in the market and financial conditions or demand for the shares.  We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers.  The subscription price of $10.00 per share will remain fixed.  See “ — Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $7,935,000 and a corresponding increase in the offering range to more than 793,500 shares, or a decrease in the minimum of the valuation range to less than $5,100,000 and a corresponding decrease in the offering range to fewer than 510,000 shares, then we will promptly return, with interest at a rate of 0.10% per annum, all funds received in the offering and cancel deposit account withdrawal authorizations.  After consulting with the Office of the Comptroller of the Currency, we may terminate the plan of conversion.  Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the Office of the Comptroller of the Currency in order to complete the offering.  In the event that we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ — Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on January 31, 2012 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 7,500 shares ($75,000) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations.  See “ — Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on January 31, 2012.  In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding January 31, 2012.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee benefit plans, specifically our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  Our employee stock ownership plan intends to purchase 7% of the total number of shares of common stock sold in the stock offering.  Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on                        who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 7,500 shares ($75,000) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ — Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at                       .  In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor or borrower on the voting record date of                              who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 7,500 shares ($75,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations.  See “ — Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts or borrowings in which he or she had an ownership interest at                         .  In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the Office of the Comptroller of the Currency, if necessary.  Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock.  If we have not received orders to purchase at least 510,000 shares within 45 days after the [expiration date] expiration date, and the Office of the Comptroller of the Currency has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at a rate of 0.10% per annum, and all deposit account withdrawal authorizations will be cancelled.  If an extension beyond [extension date] is granted by the Office of the Comptroller of the Currency, we will resolicit subscribers as described under “ — Procedure for Purchasing Shares in the Subscription and Community Offerings — Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons and trusts of natural persons residing in Westchester, Putnam and Rockland Counties, New York (collectively, the “Community”).

Subscribers in the community offering may purchase up to 7,500 shares ($75,000) of common stock, subject to the overall purchase limitations. See “ — Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order.  If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in the Community.  In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering may begin at the same time as, during or after the subscription offering.  We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock.  The community offering is expected to conclude at 2:00 p.m., Eastern Time on [expiration date], but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public.  If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 7,500 shares ($75,000) of common stock, subject to the overall purchase limitations.  See “ — Limitations on Common Stock Purchases.”  We retain the right to accept or reject in whole or in part any orders in the syndicated community offering.  Unless the Office of the Comptroller of the Currency permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering.  Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated.  Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings.  The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings.  Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings.  Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Sunnyside Federal deposit account withdrawal authorizations or wire transfers).  Personal checks will not be accepted.  If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $5,100,000 in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of 0.10% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Sunnyside Federal and Sunnyside Bancorp on one hand, and Keefe, Bruyette & Woods, Inc. on the other hand.

Expiration Date.  The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or in the event that we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Office of the Comptroller of the Currency and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•                                          No person or entity, together with any associate or group of persons acting in concert, may purchase more than 15,000 shares ($150,000) of common stock in all categories of the offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the offering including shares issued in the event of an increase in the offering range of up to 15%;

•                                          The maximum number of shares of common stock that may be purchased in all categories of the offering by our senior officers and directors and their associates, in the aggregate, may not exceed 34% of the shares sold in the offering; and

•                                          The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the Office of the Comptroller of the Currency, we may increase the individual or aggregate purchase limitations to an amount not to exceed 5.0% of the common stock sold in the offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be, and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.  The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions.  In the event that a purchase limitation is increased to 5.0% of the stock sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the offering.  Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)                                     to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the offering;

(ii)                                  in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)                               to fill unfulfilled subscriptions in the community offering, with preference given to natural persons and trusts of natural persons residing in Westchester, Putnam and Rockland Counties, New York.

The term “associate” of a person means:

(1)                                 any corporation or organization, other than Sunnyside Federal, Sunnyside Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)                                 any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)                                 any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Sunnyside Federal or Sunnyside Bancorp.

The term “acting in concert” means:

(1)                                 knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)                                 a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.  Persons having the same address or exercising subscription rights through qualifying deposit accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other.  We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors.  Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below.  Any purchases made by any associate of Sunnyside Federal or Sunnyside Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ — Restrictions on Transfer of Subscription Rights and Shares,” “ — Other Restrictions” and “Restrictions on Acquisition of Sunnyside Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, to serve as a financial advisor in connection with the conversion and as marketing agent on a best efforts basis with respect to the offering of our common stock.  Keefe, Bruyette & Woods, Inc., will:

•                                          act as our financial advisor for the conversion and offering;

•                                          provide administrative services and manage the Stock Information Center;

•                                          educate our employees regarding the stock offering;

•                                          target our sales efforts, including assisting in the preparation of marketing materials; and

•                                          solicit orders for shares of common stock.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $150,000 provided that the offering is consummated.

The plan of conversion provides that, if necessary, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.  If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc., serving as sole book running manager, will be paid a fee equal to 1.0% of the aggregate dollar amount of shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which will include Keefe, Bruyette & Woods, Inc.) shall not exceed 6.0% in the aggregate.  Keefe, Bruyette & Woods, Inc. also will be reimbursed for allocable expenses in amounts not to exceed $15,000 for the offerings, and for attorney’s fees in the offering in an amount not to exceed $60,000.

In the event that we are required to resolicit subscribers for shares of common stock in the subscription and community offerings, Keefe, Bruyette & Woods, Inc. will be required to provide significant additional services in connection with the resolicitation (including repeating certain services described above), and we may pay Keefe, Bruyette & Woods, Inc. an additional fee for those services, which will not exceed $20,000.  In the event of a material delay in the offering, Keefe, Bruyette & Woods, Inc. may be reimbursed for additional allowable expenses provided that the aggregate of all reimbursable expenses and legal fees, including reimbursable expenses incurred in a syndicated community offering, shall not exceed $90,000.

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our records management agent in connection with the conversion and stock offering. In its role as records management agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•                                          coordinate with our data processing contacts;

•                                          consolidate deposit accounts and calculate votes;

•                                          prepare information for stock order forms and proxy cards;

•                                          interface with our financial printer;

•                                          record stock order information; and

•                                          tabulate proxy votes.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000 all of which has been paid.  We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses, not to exceed $5,000.  We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our records management agent.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the stock offering. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Sunnyside Federal or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature.  No offers or sales may be made by tellers or at the teller counters.  Investment related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities

Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date.  We are not obligated to deliver a prospectus or order form by means other than U.S. Mail.  Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8.  Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and order form in electronic format may be made available on Internet sites or through other online services maintained by Keefe, Bruyette & Woods, Inc. or one or more other members of the syndicate, or by their respective affiliates.  In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online.  The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders.  Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Keefe, Bruyette & Woods, Inc. or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering.  Any extension of the subscription and/or community offering beyond [extension date] would require the Office of the Comptroller of the Currency’s approval.  If the offering is extended past [extension date], we will resolicit subscribers.  You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum from the date your stock order was processed.  No single extension will exceed 90 days. Aggregate extensions may not go beyond [final date], which is two years after the special meeting of members.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering or community offering, you must complete and sign an original stock order form and remit full payment.  We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms.  All order forms must be received, not postmarked, prior to 2:00, Eastern Time, [expiration date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions.  We are not required to notify subscribers of incomplete or improperly executed order forms.  We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities.  We do not represent, however, that we will do so.  You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the order form or by hand-delivery to Sunnyside Federal’s office, located at 56 Main Street, Irvington, New York. Please do not mail stock order forms to Sunnyside Federal.  Once tendered, an order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of the Comptroller of the Currency.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Sunnyside Federal Savings and Loan Association of Irvington or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•                                          personal check, bank check or money order, payable to Sunnyside Bancorp, Inc.; or

•                                          authorization of withdrawal from the types of Sunnyside Federal deposit accounts identified on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Sunnyside Federal are provided in the order forms.  The funds designated must be available in the account(s) at the time the stock order form is received.  A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest will remain in the account.  Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the then current statement savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s).  Checks and money orders will be immediately cashed and placed in a segregated account at Sunnyside Federal and will earn interest at a rate of 0.10% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Sunnyside Federal from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering.  You may not pay by wire transfer.  You may not submit cash or use a check drawn on a Sunnyside Federal line of credit.  We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Sunnyside Bancorp.  You may not designate on your stock order form a direct withdrawal from a Sunnyside Federal retirement account.  See “ — Using Retirement Account Funds” for information on using such funds.  Additionally, you may not designate on your stock order form a direct withdrawal from Sunnyside Federal deposit accounts with check-writing privileges.  Please submit a check instead.  If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering.  This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or Sunnyside Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering.

Using Retirement Account Funds.  If you are interested in using your individual retirement account (“IRA”) funds or other retirement account funds to purchase shares of common stock, you must do so through a self-directed retirement account, such as offered by an independent trustee or custodian, such as a brokerage firm.  By regulation, Sunnyside Federal’s retirement accounts are not self-directed.  Therefore, if you wish to use your funds that are currently in a Sunnyside Federal IRA or other retirement account, you may not designate on the order form that you wish funds to be withdrawn from your Sunnyside Federal retirement account for the purchase of common stock.  The funds you wish to use for the purchase of common stock will have to be transferred to a self-directed retirement account before your place a stock order.  If you don’t have such an account, you must establish one.  There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers.  An annual administrative fee may be payable to the independent trustee or custodian.  If you are interested in using funds in a retirement account at Sunnyside Federal or elsewhere to purchase shares of common stock, please contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the [expiration date] end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held.  We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by our transfer agent, by first class mail, to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following completion of the offering.  Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company.  Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.  Your ability to sell the shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Office of the Comptroller of the Currency regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.  On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do.  You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information — Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering.  If you have questions regarding the conversion or offering, please call our Stock Information Center.  The toll-free telephone number is (877)                   .  The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.  The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Sunnyside Federal prior to the conversion, all claims of creditors of Sunnyside Federal, including those of depositors of Sunnyside Federal (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Sunnyside Federal remaining, members of Sunnyside Federal would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Sunnyside Federal immediately prior to liquidation. In the unlikely event that Sunnyside Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Sunnyside Bancorp as the sole holder of Sunnyside Federal capital stock. Pursuant to the rules and regulations of the Office of the Comptroller of the Currency, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Sunnyside Federal as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Sunnyside Federal after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Sunnyside Federal after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Sunnyside Federal, would be entitled, on a complete liquidation of Sunnyside Federal after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Sunnyside Bancorp.  Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Sunnyside Federal on January 31, 2012.  Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on January 31, 2012 bears to the balance of all such deposit accounts in Sunnyside Federal on such date.  Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Sunnyside Federal on                             .  Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on                            bears to the balance of all such deposit accounts in Sunnyside Federal on such date.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on January 31, 2012 or                           , respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed.  In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.  Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor.  Any assets remaining after the above liquidation rights of Eligible

Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Sunnyside Bancorp, as the sole stockholder of Sunnyside Federal.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Sunnyside Federal, Sunnyside Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members.  Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Sunnyside Federal or Sunnyside Bancorp would prevail in a judicial proceeding.

Sunnyside Federal and Sunnyside Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.                                      The conversion of Sunnyside Federal to a federally chartered stock savings association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.                                      Sunnyside Federal will not recognize any gain or loss upon the receipt of money from Sunnyside Bancorp in exchange for shares of common stock of Sunnyside Federal.

3.                                      The basis and holding period of the assets received by Sunnyside Federal, in stock form, from Sunnyside Federal, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.                                      No gain or loss will be recognized by account holders of Sunnyside Federal, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Sunnyside Federal, in stock form, in the same dollar amount and under the same terms as held at Sunnyside Federal, in mutual form.  In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Sunnyside Federal in exchange for their ownership interests in Sunnyside Federal.

5.                                      The basis of the account holders deposit accounts in Sunnyside Federal, in stock form, will be the same as the basis of their deposit accounts in Sunnyside Federal, in mutual form.  The basis of the Eligible Account Holders and, Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.                                      It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering.  Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Sunnyside Bancorp common stock, provided that the amount to be paid for Sunnyside Bancorp common stock is equal to the fair market value of Sunnyside Bancorp common stock.

7.                                      The basis of the shares of Sunnyside Bancorp common stock purchased in the offering will be the purchase price.  The holding period of the Sunnyside Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.                                      No gain or loss will be recognized by Sunnyside Bancorp on the receipt of money in exchange for shares of Sunnyside Bancorp common stock sold in the offering.

In the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of Sunnyside Bancorp common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above.  Keller & Company, Inc.’s view is not binding on the Internal Revenue Service.  If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Sunnyside Bancorp could recognize gain on a distribution.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value.  Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.  Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Sunnyside Federal, the members of Sunnyside Federal, Sunnyside Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights.  In the event of a disagreement, there can be no assurance that Sunnyside Bancorp or Sunnyside Federal would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Sunnyside Bancorp’s registration statement.  An opinion regarding the New York state income tax consequences consistent with the federal tax opinion has been issued by Fontanella and Babitts, tax advisors to Sunnyside Federal and Sunnyside Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Sunnyside Bancorp or Sunnyside Federal generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Sunnyside Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of the Comptroller of the Currency.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of the Comptroller of the Currency regulations prohibit Sunnyside Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with Office of the Comptroller of the Currency approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF SUNNYSIDE BANCORP, INC.

Although the board of directors of Sunnyside Bancorp is not aware of any effort that might be made to obtain control of Sunnyside Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Sunnyside Bancorp’s articles of incorporation and bylaws to protect the interests of Sunnyside Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Sunnyside Federal, Sunnyside Bancorp or Sunnyside Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Sunnyside Bancorp’s articles of incorporation and bylaws, Sunnyside Federal’s federal stock charter, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Sunnyside Bancorp’s articles of incorporation and bylaws and Sunnyside Federal’s federal stock charter, reference should be made in each case to the document in question, each of which is part of Sunnyside Federal’s application for conversion filed with the Office of the Comptroller of the Currency, and except for Sunnyside Federal’s federal stock charter, Sunnyside Bancorp’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Sunnyside Bancorp’s Articles of Incorporation and Bylaws

Sunnyside Bancorp articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts.  As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Sunnyside Bancorp more difficult.

Directors. The Board of Directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of our directors.  The bylaws establish qualifications for board members, including:

•                                          a prohibition on service as a director by a person who is a director, officer or a 10% shareholder of a competitor of Sunnyside Federal;

•                                          a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•                                          a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon Sunnyside Bancorp entering into a merger or similar transaction in which Sunnyside Bancorp is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to Sunnyside Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Sunnyside Bancorp;

•                                          a requirement that any person proposed to serve as director (other than the initial directors and other than directors who are also officers of Sunnyside Federal) have maintained his or her principal residence within ten miles of Sunnyside Bancorp’s office for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors;

•                                          a prohibition on service as a director by a person who has lost more than one election for service as a director of Sunnyside Bancorp; and

•                                          a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.  Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers.  The articles of incorporation of Sunnyside Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Sunnyside Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Sunnyside Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•                                          the economic effect, both immediate and long-term, upon Sunnyside Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•                                          the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Sunnyside Bancorp and its subsidiaries and on the communities in which Sunnyside Bancorp and its subsidiaries operate or are located;

•                                          whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Sunnyside Bancorp;

•                                          whether a more favorable price could be obtained for Sunnyside Bancorp’s stock or other securities in the future;

•                                          the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Sunnyside Bancorp and its subsidiaries;

•                                          the future value of the stock or any other securities of Sunnyside Bancorp or the other entity to be involved in the proposed transaction;

•                                          any antitrust or other legal and regulatory issues that are raised by the proposal;

•                                          the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•                                          the ability of Sunnyside Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings.  The bylaws provide that special meetings of stockholders can be called by only the President, a majority of the total number of directors that Sunnyside Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.   The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ — Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares.  After the conversion, Sunnyside Bancorp will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock of Sunnyside Bancorp, Inc.”  The articles of incorporation authorize 1,000,000 shares of serial preferred stock.  Sunnyside Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares.  In addition, the articles of incorporation provide that a majority of the total number of directors that Sunnyside Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Sunnyside Bancorp has the authority to issue.  In the event of a proposed merger, tender offer or other attempt to gain control of Sunnyside Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Sunnyside Bancorp.  The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Except as provided under “ —  Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)                                     The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)                                  The division of the board of directors into three staggered classes;

(iii)                               The ability of the board of directors to fill vacancies on the Board;

(iv)                              The requirement that at least a majority of stockholders must vote to remove directors, and can only remove directors for cause;

(v)                                 The ability of the board of directors to amend and repeal the bylaws;

(vi)                              The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Sunnyside Bancorp;

(vii)                           The authority of the board of directors to provide for the issuance of preferred stock;

(viii)                        The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)                              The number of stockholders constituting a quorum or required for stockholder consent;

(x)                                 The indemnification of current and former directors and officers, as well as employees and other agents, by Sunnyside Bancorp;

(xi)                              The limitation of liability of officers and directors to Sunnyside Bancorp for money damages; and

(xii)                           The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.  Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of the Comptroller of the Currency regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of the Comptroller of the Currency, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of the Comptroller of the Currency has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Sunnyside Federal’s Federal Stock Charter

The federal stock charter of Sunnyside Federal will provide that for a period of five years from the closing of the conversion, no person other than Sunnyside Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Sunnyside Federal.  This provision does not apply to any tax-qualified employee benefit plan of Sunnyside Federal or Sunnyside Bancorp or to underwriters in connection with a public offering.  In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock.  Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock (i) where the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•                                          the acquisition would result in a monopoly or substantially lessen competition;

•                                          the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•                                          the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•                                          the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK OF SUNNYSIDE BANCORP, INC.

General

Sunnyside Bancorp is authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Sunnyside Bancorp currently expects to issue in the offering up to 690,000 shares of common stock.  Sunnyside Bancorp will not issue shares of preferred stock in the stock offering.  Each share of Sunnyside Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in accordance with the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Sunnyside Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Sunnyside Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Sunnyside Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution; provided, however, that even if Sunnyside Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth in (ii) above, Sunnyside Bancorp may make a distribution from: (A) Sunnyside Bancorp’s net earnings for the fiscal year in which the distribution is made; (B) Sunnyside Bancorp’s net earnings for the preceding fiscal year; or (C) the sum of Sunnyside Bancorp’s net earnings for the preceding eight fiscal quarters. The holders of common stock of Sunnyside Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor.  If Sunnyside Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Sunnyside Bancorp will have exclusive voting rights in Sunnyside Bancorp.  They will elect Sunnyside Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors.  Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of Sunnyside Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If Sunnyside Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings association, corporate powers and control of Sunnyside Federal will be vested in its board of directors, who elect the officers of Sunnyside Federal and who fill any vacancies on the board of directors. Voting rights of Sunnyside Federal will be vested exclusively in the owners of the shares of capital stock of Sunnyside Federal, which will be Sunnyside Bancorp, and voted at the direction of Sunnyside Bancorp’s board of directors.  Consequently, the holders of the common stock of Sunnyside Bancorp will not have direct control of Sunnyside Federal.

Liquidation. In the event of any liquidation, dissolution or winding up of Sunnyside Federal, Sunnyside Bancorp, as the holder of 100% of Sunnyside Federal’s capital stock, would be entitled to receive all assets of Sunnyside Federal available for distribution, after payment or provision for payment of all debts and liabilities of Sunnyside Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders.  In the event of liquidation, dissolution or winding up of Sunnyside Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Sunnyside Bancorp available for distribution.  If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Sunnyside Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of Sunnyside Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Sunnyside Bancorp’s common stock will be Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The financial statements of Sunnyside Federal as of December 31, 2012 and 2011, and for the years then ended, have been included herein in reliance upon the report of Fontanella and Babitts, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication herein of the summary of its report to Sunnyside Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Sunnyside Bancorp and Sunnyside Federal, has issued to Sunnyside Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion.  Fontanella and Babitts has provided an opinion to us regarding the New York income tax consequences of the conversion.  Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Spidi & Fisch, PC, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Sunnyside Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Sunnyside Bancorp.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Sunnyside Federal has filed with the Office of the Comptroller of the Currency an application with respect to the conversion.  This prospectus omits certain information contained in the application filed by Sunnyside Federal. Sunnyside Federal’s application may be examined at the principal office of the Office of the Comptroller of the Currency located at 250 E Street, S.W., Washington, D.C. 20219, and the Northeast District Office of the Office of the Comptroller of the Currency located at 340 Madison Avenue, Fifth Floor, New York 10173.  A copy of the plan of conversion is available for your review at Sunnyside Federal’s office.

In connection with the offering, Sunnyside Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Sunnyside Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion, Sunnyside Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO FINANCIAL STATEMENTS OF

SUNNYSIDE FEDERAL

* * *

Separate financial statements for Sunnyside Bancorp have not been included in this prospectus because Sunnyside Bancorp  has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sunnyside Federal Savings and Loan Association of Irvington

We have audited the accompanying statements of financial condition of Sunnyside Federal Savings and Loan Association of Irvington (the “Association”), as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income (loss), changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, and assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunnyside Federal Savings and Loan Association of Irvington, as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Fontanella & Babitts

March 15, 2013

534 UNION BOULEVARD • TOTOWA BORO, NJ 07512 • 973.595.5300 phone • 973.595.5890 fax • www.fasbhome.com

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2012	2011
Assets

Cash and cash equivalents:
Cash and due from banks	$5,434,472	$9,714,550
Federal funds sold	—	4,546,000

Total cash and cash equivalents	5,434,472	14,260,550

Securities held to maturity, net; approximate fair value of $10,654,000 (2012) and 16,370,000 (2011)	10,181,377	15,576,277
Securities available for sale	33,217,266	14,634,795
Loans receivable, net	39,905,318	38,882,174
Premises and equipment, net	1,615,410	1,735,527
Federal Home Loan Bank of New York and other stock, at cost	201,120	218,220
Accrued interest receivable	280,199	263,768
Cash surrender value of life insurance	1,944,934	1,883,175
Deferred income taxes	422,827	705,569
Other assets	851,680	1,066,780

Total Assets	$94,054,603	$89,226,835

Liabilities and Equity

Liabilities:
Deposits	$86,185,677	$81,011,892
Advances from borrowers for taxes and insurance	706,036	720,219
Other liabilities	948,885	1,015,185

Total Liabilities	87,840,598	82,747,296

Commitments and contingencies	—	—

Equity:
Retained earnings	6,705,732	7,026,213
Accumulated other comprehensive (loss), net of tax	(491,727)	(546,674)

Total Equity	6,214,005	6,479,539

Total Liabilities and Equity	$94,054,603	$89,226,835

See accompanying notes to financial statements.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011
Interest and dividend income:
Loans	$2,075,288	$2,354,368
Investment securities	108,307	134,033
Mortgage-backed securities	578,184	691,370
Federal funds sold and other earning assets	14,674	17,614

Total interest and dividend income	2,776,453	3,197,385

Interest expense on deposits	678,753	743,093

Net interest income	2,097,700	2,454,292

Provision for loan losses	—	9,214

Net interest income after provision for loan losses	2,097,700	2,445,078

Non-interest income:
Fees and service charges	124,141	105,142
Net gain on sale of securities	47,821	—
Income on bank owned life insurance	61,759	87,757

Total non-interest income	233,721	192,899

Non-Interest Expense:
Compensation and benefits	1,307,396	1,250,594
Occupancy and equipment, net	444,351	276,466
Data processing service fees	166,259	207,558
Professional fees	197,279	397,655
Federal deposit insurance premiums	67,500	47,948
Advertising and promotion	81,862	83,551
Other	198,137	223,747

Total non-interest expense	2,462,784	2,487,519

Income before income taxes	(131,363)	150,458

Income tax expense	189,118	25,086

Net income (loss)	$(320,481)	$125,372

See accompanying notes to financial statements.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2012	2011

Net income (loss)	$(320,481)	$125,372

Other comprehensive income (loss):
Change in funded status of pension, net of income tax (benefit) of $(29,132) for 2012 and $8,257 for 2011	(44,256)	18,454

Reclassification adjustment for losses included in net income (loss), net of income tax (benefit) of $(44) for 2012	67	—

Unrealized holding gains on securities available for sale, net of income tax of $65,258 for 2012 and $53,368 for 2011	99,136	80,838

Comprehensive income (loss)	$(265,534)	$224,664

See accompanying notes to financial statements.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

STATEMENTS OF CHANGES IN EQUITY

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity

Balance at December 31, 2010	$6,900,841	$(645,966)	$6,254,875

Net Income	125,372	—	125,372

Net change in funded status of pension	—	18,454	18,454

Net change in unrealized gains (losses) on securities available for sale, net of tax	—	80,838	80,838

Balance at December 31, 2011	7,026,213	(546,674)	6,479,539

Net Loss	(320,481)	—	(320,481)

Net change in funded status of pension	—	(44,256)	(44,256)

Net change in unrealized gains (losses) on securities available for sale, net of tax	—	99,203	99,203

Balance at December 31, 2012	$6,705,732	$(491,727)	$6,214,005

See accompanying notes to financial statements.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$(320,481)	$125,372
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	130,022	139,164
Amortization of premiums and accretion of discounts, net	396,582	78,849
Amortization of deferred loan fees and costs, net	(33,053)	(9,285)
Provision for loan losses	—	9,214
Net gain on sales of securities	(47,821)	—
(Increase) decrease in accrued interest receivable	(16,431)	14,735
Increase in cash surrender value of life insurance	(61,759)	(87,757)
Net decrease in other assets	461,672	94,937
Net decrease in other liabilities	(139,688)	(545,094)

Net cash provided by (used in) operating activities	369,043	(179,865)

Cash flows from investing activities:
Purchases of securities available for sale	(35,122,886)	(7,084,586)
Repayments and maturities of securities held to maturity	2,592,155	3,252,526
Repayments and maturities of securities available for sale	15,256,870	4,648,647
Proceeds from sales of securities held to maturity	2,859,580	—
Proceeds from sales of securities available for sale	1,042,454	—
Redemption of Federal Home Loan Bank stock	17,100	17,300
Loans purchased	(1,922,149)	—
Loan originations, net of principal repayments	932,058	4,764,412
Purchases of bank premises and equiment	(9,905)	(66,042)

Net cash (used in) provided by investing activities	(14,354,723)	5,532,257

Cash flows from financing activities:
Net increase (decrease) in deposits	5,173,785	(5,970,892)
Net (decrease) increase in advances from borrowers for taxes and insurance	(14,183)	164,482

Net cash provided by (used in) financing activities	5,159,602	(5,806,410)

Net decrease in cash and cash equivalents	(8,826,078)	(454,018)

Cash and cash equivalents at beginning of year	14,260,550	14,714,568

Cash and cash equivalents at end of year	$5,434,472	$14,260,550

Supplemental Information:

Cash paid for:
Interest	$680,523	$741,337
Income taxes (refunds received), net	$(3,635)	$80,076

See accompanying notes to financial statements.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Sunnyside Federal Savings and Loan Association of Irvington is a community-oriented savings institution whose primary business is accepting deposits from customers within its market area (Westchester County, New York) and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in multi-family and commercial mortgage loans, commercial loans, and consumer loans. Customer deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. As a federally-chartered savings association, the Association’s primary regulator is the Office of the Controller of the Currency (the “OCC”).

Basis of Financial Statement Presentation

The financial statements of the Association have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the Association’s market area.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association’s allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Association considers all cash and amounts due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less to be cash equivalents.

Investment and Mortgage-Backed Securities

Securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Securities classified as available-for-sale securities are reported at fair value, with unrealized holding gains or losses reported in a separate component of retained earnings. As of December 31, 2012 and 2011, the Association had no securities classified as held for trading.

The Association conducts a periodic review and evaluation of the securities portfolio to determine if a decline in the fair value of any security below its cost basis is other-than-temporary. The evaluation of other-than-temporary impairment considers the duration and severity of the impairment, the Association’s intent and ability to hold the securities and assessments of the reason for the decline in value and the likelihood of a near-term recovery. If such a decline is deemed other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged to income as a component of non-interest expense.

Premiums and discounts on securities are amortized by use of the level-yield method, over the life of the individual securities. Gain or loss on sales of securities is based upon the specific identification method.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont

Loans Receivable

Loans receivable are stated at unpaid principal balances less the allowance for loan losses and net deferred loan fees.

Recognition of interest on the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At that time, a loan is placed on a nonaccrual status, and all previously accrued and uncollected interest is reversed against interest income in the current period. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to an accrual status when factors indicating doubtful collectibility no longer exist.

Allowance for Loan Losses

An allowance for loan losses is maintained at a level considered adequate to absorb future loan losses. Management of the Association, in determining the provision for loan losses considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Association utilizes a two tier approach: (1) identification of problem loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Association maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral, and financial condition of the borrowers. Specific loan losses are established for identified loans based on a review of such information and appraisals of the underlying collateral. General loan losses are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, and management’s judgment. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary.

A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined as up to ninety days by the Association, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Association expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. The amount of loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. All loans identified as impaired are evaluated independently. The Association does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

Federal Home Loan Bank of New York stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Association is required to acquire and hold shares of FHLB Class B stock. The holding requirement varies based on the Association’s activities, primarily its outstanding borrowings, with the FHLB. The investment in FHLB stock is carried at cost. The Association conducts a periodic review and evaluation of its FHLB stock to determine if any impairment exists.

Premises and Equipment

Premises and equipment are comprised of land, building, and furniture, fixtures, and equipment, at cost, less accumulated depreciation. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

Building and improvements	5 to 40 years
Furniture, fixtures and equipment	2 to 10 years

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Bank-Owned Life Insurance

Bank-owned life insurance (“BOLI”) is accounted for in accordance with FASB guidance. The cash surrender value of BOLI is recorded on the statement of financial condition as an asset and the change in the cash surrender value is recorded as non-interest income. The amount by which any death benefits received exceeds a policy’s cash surrender value is recorded in non-interest income at the time of receipt. A liability is also recorded on the statement of financial condition for postretirement death benefits provided by the split-dollar endorsement policy. A corresponding expense is recorded in non-interest expense for the accrual of benefits over the period during which employees provide services to earn the benefits.

Income Taxes

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the tax return differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted as deferred taxes applicable to future periods. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized.

The Association accounts for uncertainty in income taxes recognized in the financial statements in accordance with accounting guidance which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Association’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Association recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2012 and 2011. The Association’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the statement of income. The amount of interest and penalties for the years ended December 31, 2012 and 2011 was immaterial. The Association is subject to U.S. federal income tax, as well as income tax of the State of New York. The Association is no longer subject to examination by taxing authorities for years before 2008.

Defined Benefit Plans

The accounting guidance related to retirement benefits requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize, in comprehensive income, changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. The accounting guidance requires that plan assets and benefit obligations be measured as of the date of the employer’s fiscal year-end statement of financial condition.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, and the actuarial gains and losses of the pension plan, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Concentration of Credit Risk and Interest-Rate Risk

Financial instruments which potentially subject the Association to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Investment securities include securities backed by the U.S. Government and other highly rated instruments. The Association’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New York. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

The Association is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to make loans secured by real estate in the State of New York. The potential for interest-rate risk exists as a result of the shorter duration of the Association’s interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Association’s assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Advertising Costs

It is the Association’s policy to expense advertising costs in the period in which they are incurred.

Reclassifications

Certain amounts in the 2011 financial statements have been reclassified in order to conform to the 2012 presentation.

Subsequent Events

The Association has evaluated all events subsequent to the balance sheet date of December 31, 2012, through the date of this report, and has determined that there are no subsequent events that require disclosure under FASB guidance.

Recent Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. The ASU clarifies guidance on a creditor’s evaluation of whether or not a concession has been granted, with an emphasis on evaluating all aspects of the modification rather than a focus on specific criteria, such as the effective interest rate test, to determine a concession. The ASU goes on to provide guidance on specific types of modifications such as changes in the interest rate of the borrowing, and insignificant delays in payments, as well as guidance on the creditor’s evaluation of whether or not a debtor is experiencing financial difficulties. For nonpublic companies, the new guidance was effective for annual periods ending on or after December 31, 2012, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The adoption of this guidance did not have a material impact on the financial statements.

In May 2011, the FASB issued an update (ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs) impacting FASB ASC 820, Fair Value Measurement. The amendments in this update will improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRSs”). Among the many areas affected by this update are the concept of highest and best use, the fair value of an instrument included in equity and disclosures about fair value measurement, especially disclosures about fair value measurements categorized within Level 3 of the fair value hierarchy. This update became effective for the Association for interim and annual reporting periods beginning after December 15, 2011 and did not have a material impact on the financial statements.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Recent Accounting Pronouncements (Cont’d)

In June 2011, the FASB issued ASU 2011-05 “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” which changes how other comprehensive income (“OCI”) is presented. Under the new presentation rules, the Association will have the option to present OCI either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both scenarios, the Association will be required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In the two-statement approach, the income statement will be followed immediately by the statement of OCI, and then the amount for total comprehensive income will be reported. The adoption of this update and ASC 2011-12 which defers a portion of this guidance, did not have a material impact on the financial statements.

In February 2013, the FASB issued an update (ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income) impacting FASB ASC 220, Comprehensive Income. This update requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income. An entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about these amounts. This update becomes effective for interim and annual periods beginning after December 15, 2012. The new guidance is not expected to have a material impact on the financial statements.

2. SECURITIES

	December 31, 2012
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Securities held to maturity:
State, county, and municipal obligations	$995,080	$41,006	$—	$1,036,086
Mortgage-backed securities	9,186,297	431,852	—	9,618,149
	$10,181,377	$472,858	$—	$10,654,235

Securities available for sale:
U.S. government and agency obligations	$7,615,524	$44,490	$3,673	$7,656,341
Mortgage-backed securities	25,270,107	342,893	52,075	25,560,925
	$32,885,631	$387,383	$55,748	$33,217,266

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

2.  SECURITIES (Cont’d)

	December 31, 2011
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Securities held to maturity:
State, county, and municipal obligations	$996,140	$64,159	$—	$1,060,299
Mortgage-backed securities	14,580,137	729,273	25	15,309,385
	$15,576,277	$793,432	$25	$16,369,684
Securities available for sale:
U.S. government and agency obligations	$7,083,980	$15,003	$—	$7,098,983
Mortgage-backed securities	7,383,685	156,566	4,439	7,535,812
	$14,467,665	$171,569	$4,439	$14,634,795

Mortgage-backed securities consist of securities guaranteed by Ginnie Mae, Fannie Mae, Freddie Mac, and the Small Business Administration with amortized costs of $8.9 million, $9.1 million, $9.6 million, and $6.8 million, respectively, at December 31, 2012 ($11.1 million, $4.1 million, $2.3 million, and $4.4 million, respectively, at December 31, 2011).

Proceeds from the sale of securities available for sale amounted to $1,042,000 for the year ended December 31, 2012. Net gains of $100 were recognized on these sales.

Proceeds from the sale of securities held to maturity amounted to $2,860,000 for the year ended December 31, 2012. Net gains of $48,000 were recognized on these sales. The sale of the securities occurred after the Association had already collected a substantial portion (at least 85%) of the principal outstanding at acquisition due to prepayments on the debt securities.

There were no sales of securities during the year ended December 31, 2011.

The following is a summary of the amortized cost and fair value of securities at December 31, 2012 and 2011, by remaining period to contractual maturity. Actual maturities may differ from these amounts because certain debt security issuers have the right to call or redeem their obligations prior to contractual maturity. In addition, mortgage backed securities that amortize monthly are listed in the period the security is legally set to pay off in full.

	December 31, 2012
	Held to Maturity		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$505,547	$514,479	$—	$—
After one to five years	110,149	120,158	3,615,413	3,658,930
After five to ten years	379,384	401,449	10,030,617	10,143,302
After ten years	9,186,297	9,618,149	19,239,601	19,415,034
	$10,181,377	$10,654,235	$32,885,631	$33,217,266

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

2.  SECURITIES (Cont’d)

	December 31, 2011
	Held to Maturity		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$—	$—	$—	$—
After one to five years	772,247	820,670	6,083,981	6,098,080
After five to ten years	643,257	679,050	5,302,235	5,355,401
After ten years	14,160,773	14,869,964	3,081,449	3,181,314
	$15,576,277	$16,369,684	$14,467,665	$14,634,795

The following tables summarize the fair values and unrealized losses of securities with an unrealized loss at December 31, 2012 and 2011, segregated between securities that have been in an unrealized loss position for less than one year, or one year or longer, at the respective dates.

	December 31, 2012
	Under One Year		One Year or More
		Gross		Gross
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Securities available for sale:
U.S. government and agency obligations	$2,998,777	$3,673	$—	$—
Mortgage-backed securities	4,631,503	52,075	—	—

	$7,630,280	$55,748	$—	$—

	December 31, 2011
	Under One Year		One Year or More
		Gross		Gross
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Securities held to maturity:
Mortgage-backed securities	$—	$—	$8,415	$25

Securities available for sale:
Mortgage-backed securities	612,553	4,439	—	—

	$612,553	$4,439	$8,415	$25

The unrealized losses are primarily due to changes in market interest rates subsequent to purchase. At December 31, 2012, a total of 8 securities were in an unrealized loss position (3 at December 31, 2011). The Association generally purchases securities issued by Government Sponsored Enterprises (GSE). Accordingly, it is expected that the GSE securities would not be settled at a price less than the Association’s amortized cost basis. The Association does not consider these investments to be other-than-temporarily impaired at December 31, 2012 and December 31, 2011 since the decline in market value is attributable to changes in interest rates and not credit quality and the Association has the intent and ability to hold these investments until there is a full recovery of the unrealized loss, which may be at maturity.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

3.  LOANS RECEIVABLE, NET

	December 31,
	2012	2011

Mortgage loans:
Residential 1-4 family	$34,702,030	$33,819,679
Commercial and multi-family	4,176,118	4,502,632
Home equity lines of credit	701,153	741,261

	39,579,301	39,063,572

Commercial loans	500,000	—

Other loans:
Secured by savings accounts	71,119	94,816
Automobile and other consumer	—	27,786

	71,119	122,602

Total loans	40,150,420	39,186,174

Less:
Deferred loan fees (costs), net	(69,388)	(8,753)
Allowance for loan losses	314,490	312,753

	245,102	304,000

	$39,905,318	$38,882,174

Activity in the allowance for loan losses is summarized as follows:

	Year Ended December 31,
	2012	2011
Balance at beginning of year	$312,753	$299,027
Provision for loan losses	—	9,214
Charge offs	—	—
Recoveries	1,737	4,512

Balance at end of year	$314,490	$312,753

In the ordinary course of business, the Association makes loans to its directors, executive officers, and their associates (related parties) on the same terms as those prevailing at the time of origination for comparable loans with other borrowers. The unpaid principal balances of related party loans were approximately $292,000 and $326,000 at December 31, 2012 and 2011, respectively.

There were no impaired loans or loans on non-accrual status as of December 31, 2012 and 2011. As of December 31, 2012, Residential 1-4 family loans, totaling $245,733, were 30-59 days delinquent. There were no other delinquent loans as of December 31, 2012. There were no delinquent loans as of December 31, 2011.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

3.  LOANS RECEIVABLE, NET (Cont’d)

The allowance for loan losses consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. There are no specific allowances as of December 31, 2012 and 2011. The general component covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one-to-four family real estate, home equity lines of credit and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.                   Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.                   National, regional, and local economic and business conditions including the value of underlying collateral for collateral dependent loans.

3.                   Nature and volume of the portfolio and terms of loans.

4.                   Experience, ability, and depth of lending management and staff and the quality of the Association’s loan review system.

5.                   Volume and severity of past due, classified and nonaccrual loans.

6.                   Existence and effect of any concentrations of credit and changes in the level of such concentrations.

7.                   Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of pass, special mention, substandard, doubtful and loss.

Loan classifications are defined as follows:

•                       Pass — These loans are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner.

•                       Special Mention — These loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects.

•                       Substandard — These loans are inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

3.  LOANS RECEIVABLE, NET (Cont’d)

•                       Doubtful — These loans have all the weaknesses inherent in a loan classified substandard with the added characteristic that the weaknesses make the full recovery of our principal balance highly questionable and improbable on the basis of currently known facts, conditions, and values. The likelihood of a loss on an asset or portion of an asset classified as doubtful is high. Its classification as Loss is not appropriate, however, because pending events are expected to materially affect the amount of loss.

•                       Loss — These loans are considered uncollectible and of such little value that a charge-off is warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery will occur.

One of the primary methods the Association uses as an indicator of the credit quality of their portfolio is the regulatory classification system. The following table reflects the credit quality indicators by portfolio segment and class, at the dates indicated:

	December 31, 2012
	Mortgage Loans
		Commercial
	Residential	and	Home Equity
	1-4 Family	Multi-Family	LOC	Other	Total
			(In thousands)

Pass	$34,292	$2,491	$701	$571	$38,055
Special Mention	289	1,685	—	—	1,974
Substandard	121	—	—	—	121

Total	$34,702	$4,176	$701	$571	$40,150

	December 31, 2011
	Mortgage Loans
		Commercial
	Residential	and	Home Equity
	1-4 Family	Multi-Family	LOC	Other	Total
			(In thousands)

Pass	$32,895	$3,596	$700	$101	$37,292
Special Mention	925	907	41	21	1,894

Total	$33,820	$4,503	$741	$122	$39,186

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

3.  LOANS RECEIVABLE, NET (Cont’d)

The following tables present the activity in the allowance for loan losses by loan type for the years indicated:

	Year Ended December 31, 2012
	Mortgage Loans
	Residential	Commercial and	Home Equity
	1-4 Family	Multi-Family	LOC	Other	Unallocated	Total
	(In thousands)
Beginning balance	$94	$49	$5	$3	$162	$313
Provision for loan losses	34	10	—	—	(44)	—
Recoveries	—	—	—	1	—	1

Ending Balance	$128	$59	$5	$4	$118	$314

	Year Ended
	December 31, 2011
	Mortgage Loans
	Residential	Commercial and	Home Equity
	1-4 Family	Multi-Family	LOC	Other	Unallocated	Total
	(In thousands)
Beginning balance	$96	$50	$7	$19	$127	$299
Provision for loan losses	(4)	(1)	(2)	(19)	35	9
Recoveries	2	—	—	3	—	5

Ending Balance	$94	$49	$5	$3	$162	$313

4.  PREMISES AND EQUIPMENT, NET

	December 31,
	2012	2011

Land and land improvements	$766,939	$766,939
Building and building improvements	2,340,401	2,338,640
Furniture, fixtures and equipment	714,198	706,014

	3,821,538	3,811,593
Less accumulated depreciation	(2,206,128)	(2,076,066)

	$1,615,410	$1,735,527

Depreciation expense for the years ended, December 31, 2012 and 2011, was $130,022 and $139,164, respectively.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

5.  ACCRUED INTEREST RECEIVABLE

	December 31,
	2012	2011
Loans	$136,430	$142,796
Mortgage-backed securities	93,889	65,561
Investment securities	49,880	55,411

	$280,199	$263,768

6.  DEPOSITS

	December 31,
	2012		2011
	Weighted Average Rate	Amount	Weighted Average Rate	Amount

Non-interest bearing checking	0.00%	$3,222,093	0.00%	$3,565,624
NOW accounts	0.05%	12,020,154	0.05%	8,964,770
Regular savings and clubs	0.10%	19,238,955	0.10%	18,328,935
Super saver	0.15%	10,547,638	0.15%	8,910,999
Money market	0.10%	3,765,526	0.10%	3,698,706

		48,794,366		43,469,034

Certificates of deposit	1.58%	37,391,311	1.64%	37,542,858

	0.74%	$86,185,677	0.81%	$81,011,892

Certificates of deposit are summarized by remaining period to contractual maturity as follows:

	December 31,
	2012	2011
	(In thousands)
One year or less	$19,354	$17,880
Over one to three years	8,963	13,119
Over three years	9,074	6,544

	$37,391	$37,543

Certificates of deposit with balances of $100,000 or more totaled $15.4 million and $14.5 million at December 31, 2012 and 2011, respectively.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

6.  DEPOSITS (Cont’d)

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2012	2011

NOW	$4,512	$5,423
Savings and clubs	32,341	37,244
Money market	3,125	4,571
Certificates of deposit	638,775	695,855

	$678,753	$743,093

7.  INCOME TAXES

The components of income taxes are summarized as follows:

	Year Ended December 31,
	2012	2011

Current tax expense (benefit)	$(57,414)	$24,016
Deferred tax expense	246,532	1,070

	$189,118	$25,086

The following is a reconciliation of expected income taxes (benefit), computed at the applicable federal statutory rate of 34% to the actual income tax expense (benefit):

	Year Ended December 31,
	2012	2011

Federal income tax expense (benefit)	$(44,663)	$51,156
State income tax expense (benefit)	31,366	4,579
Income from life insurance	(20,998)	(29,837)
Tax-exempt interest	(13,294)	(10,635)
Other	15,680	(3,868)
Change in federal valuation allowance	221,027	13,691

Actual income tax expense	$189,118	$25,086

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

7.  INCOME TAXES (Cont’d)

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2012	2011
Deferred tax assets:
Depreciation	$64,537	$62,470
Benefit plan liabilities	176,021	169,262
Allowance for loan losses	94,472	95,575
Employee bonus accrual	—	1,985
AMT carryover	—	6,059
Charitable contribution carryover	—	4,436
Capital loss carryover	719,639	719,639
Net operating loss carryover	78,661	—
Unfunded pension liability - FASB 158	455,329	426,197

	1,588,659	1,485,623

Valuation allowance	(719,639)	(452,686)

Total deferred tax assets	869,020	1,032,937

Deferred tax liabilities:
Discounts on investments	213	178
Prepaid benefit plans	286,284	257,372
Net deferred loan costs	27,544	3,475
Other	507	—
Unrealized gain on securities available for sale	131,645	66,343

Total deferred tax liabilities	446,193	327,368

Net deferred tax assets	$422,827	$705,569

At December 31, 2012, the Association had a federal net operating loss carryover of $194,000 and a New York state net operating loss carryover of $225,000 available to offset future taxable income.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the tax benefits of certain future deductible temporary differences will be realized based on the reversal of existing temporary differences and future taxable income, and therefore, a valuation allowance has not been provided for these deferred tax assets. Additionally, management has determined that the realization of certain of the Association’s deferred tax assets related to the capital loss carryover is not more likely than not to be realized due to the fact that the loss can only be offset against capital gains, and as such, has provided a valuation allowance against those deferred tax assets at December 31, 2012 and 2011.

The Association qualifies as a savings and loan association under the provisions of the Internal Revenue Code and, therefore, was permitted, prior to January 1, 1996, to deduct from federal taxable income an allowance for bad debts based on eight percent of taxable income before such deduction less certain adjustments, subject to certain limitations. Beginning January 1, 1996, the Association, for federal income tax purposes, must calculate its bad debt deduction using either the experience or the specific charge off method. Retained earnings at December 31, 2012 included approximately $1,700,000 of such bad deductions for which income taxes have not been provided.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

8.  BENEFIT PLANS

Pension Plan

All eligible Association employees are included in a non-contributory defined benefit pension plan. Effective April 15, 2008, the plan was “Frozen.” At the freeze date, no employee will be permitted to commence or recommence participation in the plan and no further benefits will accrue to any plan participants. In addition, compensation received on or after the plan freeze date will not be considered for any purpose under the plan.

The following table sets forth the change in benefit obligation, change in plan assets, and a reconciliation of the funded status:

	December 31,
	2012	2011

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$2,252,102	$2,456,192
Interest cost	118,651	131,028
Actuarial (gain) loss	97,288	(187,424)
Benefits paid	(189,615)	(147,694)

Projected benefit obligation at end of year	2,278,426	2,252,102

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	1,827,915	2,029,829
Actual return (loss) on plan assets	122,929	(73,006)
Employer contributions	91,346	18,786
Benefits paid	(189,615)	(147,694)

Fair value of plan assets at end of year	1,852,575	1,827,915

Funded status of plan included in other liabilitites	$(425,851)	$(424,187)

As of December 31, 2012 and 2011, the components of accumulated other comprehensive loss on a pretax basis are an unrecognized actuarial loss of $1,147,046 and $1,073,658, respectively.

The estimated net actuarial loss for the pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2013 is $64,505.

The weighted average assumptions used to determine the Plan’s benefit obligation are as follows:

	December 31,
	2012	2011

Discount rate	5.50%	5.50%
Salary increase rate	N/A	N/A

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

8.  BENEFIT PLANS (Cont’d)

Pension Plan (Cont’d)

	Year Ended December 31,
	2012	2011

Components of net periodic plan cost (credit):
Interest cost	$118,651	$131,028
Expected return on assets	(161,803)	(177,728)
Amortization of unrecognized loss	61,083	91,712

Net periodic plan cost included in compensation and benefits expense	17,931	45,012

Changes in benefit obligation recognized in other comprehensive (income) loss:
Net loss	134,471	65,001
Amortization of loss	(61,083)	(91,712)

Benefit obligation recognized in other comprehensive (income) loss	73,388	(26,711)

Total recognized in net periodic plan cost and other comprehensive (income) loss	$91,319	$18,301

The weighted average assumptions used to determine net periodic plan cost are as follows:

	Year Ended December 31,
	2012	2011

Discount rate	5.50%	5.50%
Expected rate of return on plan assets	9.00%	9.00%
Rate of compensation increase	N/A	N/A
Amortization period	13.89	9.32

Investment Policies and Strategies

Plan assets were moved from the RSI Retirement Trust, a private placement investment fund, to the Wilmington Trust Retirement & Institutional Services Company, as Trustee during the fourth quarter of 2011. The Plan assets are now managed by Pinnacle Associates, Ltd.

The long-term investment objectives are to maintain plan assets at a level that will sufficiently cover long-term obligations and to generate a return on plan assets that will meet or exceed the rate at which long-term obligations will grow. A broadly diversified combination of equity and fixed income portfolios and various risk management techniques are used to help achieve these objectives.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

8.  BENEFIT PLANS (Cont’d)

Pension Plan (Cont’d)

Allowable investments include common stocks, preferred stocks, fixed income securities, depository receipts, money market funds, real estate investment trusts, and publicly traded limited partnerships with the following limitations:

•                  The account will be a balanced account, with a target of 60% equity securities and 40% fixed income securities ratio which may vary based on the portfolio manager’s discretion.

•                  The account will generally not invest more than 20% of its net assets in cash and cash equivalents.

•                  The account will invest, under normal circumstances, between 20% to 60% of its net assets in fixed income securities.

•                  The account will invest, under normal circumstances, between 30% to 80% of its net assets in equity securities. The equities will be mostly of a large capitalization nature.

•                  The account will generally hold between 50 to 90 equity securities.

•                  The maximum equity position size will be limited to 5% of net assets at the time of purchase.

•                  For equities, each significant economic sector will be considered for the investment.

•                  The account may invest up to 15% of its net assets in companies incorporated outside of the United States, at the time of purchase.

•                  The account will not sell securities short. Any short transactions in futures, swaps, structured products, and call options will apply to this limit.

The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long term.

Determination of Long-Term Rate-of-Return

The long-term rate-of-return-on-assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return on in the ranges of 5-9% and 2-6%, respectively. The long-term inflation rate was estimated to be 3%. When these overall return expectations are applied to the plan’s target allocation, the result is an expected rate of return of 7% to 11%.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

8.  BENEFIT PLANS (Cont’d)

Pension Plan (Cont’d)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid:

Fiscal year ending December 31,
2013	$182,306
2014	183,306
2015	183,306
2016	183,654
2017	187,561
Years 2018-2022	954,860

$1,874,993

The Association expects to contribute cash of $83,945 to the plan in 2013.

The fair values of the pension plan assets at December 31, 2012, by asset category (see note 12 for the definition of levels) are as follows:

		Quoted Prices in Active
		Markets for	Significant	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)

Cash and money market funds	$34,474	$34,474	$—	$—
Corporate bonds (a)	688,885	—	688,885	—
National, state and local government bonds	60,635	—	60,635	—
Equity securities (b)	1,068,581	1,068,581	—	—

Total	$1,852,575	$1,103,055	$749,520	$—

(a)      Includes eleven corporate bonds due within ten years rated BBB- or better by the S&P.

(b)      Includes 49 companies spread over various market sectors.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

8.  BENEFIT PLANS (Cont’d)

Pension Plan (Cont’d)

The fair values of the Association’s pension plan assets at December 31, 2011, by asset category (see note 12 for the definition of levels) are as follows:

		Quoted Prices in Active
		Markets for	Significant	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)

Cash and money market funds	$1,371,966	$1,371,966	$—	$—
Corporate bonds (a)	126,299	—	126,299	—
Equity securities (b)	329,650	329,650	—	—

Total	$1,827,915	$1,701,616	$126,299	$—

(a)         Includes two corporate bonds due within three years rated BBB- or better by the S&P.

(b)         Includes 43 companies spread over various market sectors.

Employee Savings Plan

The Association also maintains a defined contribution plan for eligible employees under Section 401(k) of the Internal Revenue Code. All employees who meet the plan eligibility requirements may elect to participate in the plan by making contributions ranging from 1% to 10% of their compensation. The Association makes matching contributions equal to 50% of the participant’s contributions that are not in excess of 3% of compensation. Savings plan expense was $24,859 and $26,030 for the years ended December 31, 2012 and 2011, respectively.

Other Retirement Benefits

Effective June 2002, the Association entered into salary continuation agreements with certain of its officers. The agreements provide for specified benefit payments for life, 15-year period certain commencing at normal retirement, as well as payments upon early retirement, disability and death. The amounts payable under the agreements vest at an annual rate of 5% over 20 years and are computed as a specified percentage of a defined total compensation base, less (i) benefits under the Association’s pension plan, 401(k) plan and deferred compensation agreements, and (ii) a portion of social security benefits. The Association also entered into agreements providing for split-dollar life insurance death benefits based on each officer’s total compensation, as defined. The salary continuation and split-dollar agreements are unfunded, non-qualified benefits plans. However, the Association has purchased life insurance policies held by a Rabbit Trust in consideration of its obligations under the salary continuation agreements and certain prior deferred compensation agreements. During 2009, certain of these obligations were renegotiated by the Association with the purchase of annuity contracts. At December 31, 2012 and 2011, recorded obligations of $443,426 and $428,397, respectively, are included in other liabilities with respect to these agreements. The related life insurance policies are reported as assets at their cash surrender values of $1,944,934 and $1,883,175 at December 31, 2012 and 2011, respectively. Total expense under these plans was $21,252 and $32,886 for the years ended December 31, 2012 and 2011, respectively.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

9.  ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss included in equity are as follows:

	December 31,
	2012	2011

Unrealized net loss on pension plan	$(1,147,046)	$(1,073,658)
Unrealized gain on securities available for sale	331,635	167,130

Accumulated other comprehensive loss before taxes	(815,411)	(906,528)

Tax effect	323,684	359,854

Accumulated other comprehensive loss	$(491,727)	$(546,674)

10.  COMMITMENTS AND CONTINGENCIES

Off-Balance Sheet Financial Instruments

The Association is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are limited to agreements to extend credit that involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the balance sheets. The contract or notional amounts of these instruments reflect the extent of the Association’s involvement in particular classes of financial instruments. The Association’s maximum exposure to credit loss in the event of nonperformance by the other parties to these instruments represents the contract amounts, assuming that they are fully funded at a later date and any collateral proves to be worthless.

The Association had loan origination commitments of $812,000 and $1,380,000 at December 31, 2012 and 2011, respectively. In addition, the Association has outstanding undisbursed home equity and other lines of credit totaling $443,000 and $440,000 at December 31, 2012 and 2011, respectively. These are contractual agreements to lend to customers within specified time periods at interest rates and on other terms based on existing market conditions. Commitments generally have fixed expiration dates or other termination clauses and may required the payment of a fee by the customer. The commitment amounts do not necessarily represent future cash requirements since certain agreements may expire without being funded. The credit risk associated with these instruments is essentially the same as for outstanding loans reported in the balance sheets. Commitments are subject to the same credit approval process, including a case-by-case evaluation of the customer’s creditworthiness and related collateral requirements.

Legal Proceedings

In the normal course of business the Association is involved in certain legal proceedings. Management has discussed the nature of these proceedings with legal counsel. In the opinion of management, the financial position of the Association will not be materially affected as a result of the outcome of such legal proceedings.

11.  REGULATORY CAPITAL

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators, that if undertaken could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Association’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

11.  REGULATORY CAPITAL (Cont’d)

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of tangible and core capital (as defined in the regulations) to total assets and of total risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2012, that the Association meets all capital adequacy requirements to which it is subject.

The following table presents a reconciliation of capital per GAAP and regulatory capital at the dates indicated (in thousands):

	December 31,
	2012	2011

GAAP capital	$6,214	$6,480
Add (subtract): Disallowed deferred tax assets	(79)	(256)
Unrealized gain on securities available for sale	(200)	(100)
Adjustment to record funded status of pension	692	647

Core and tangible capital	6,627	6,771
Add: Allowable allowance for loan losses	314	313

Total risk-based capital	$6,941	$7,084

The following is a summary of the Association’s actual capital amounts and ratios compared to the amounts and ratios required for minimum capital adequacy and for classification as a well-capitalized institution:

					To be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2012

Tangible Capital	$6,627	7.02%	$1,417	1.50%	$ N/A	––
Tier 1 (core) Capital	6,627	7.02%	3,779	4.00%	4,723	5.00%
Risk-based Capital:
Tier 1	6,627	19.38%	1,368	4.00%	2,052	6.00%
Total	6,941	20.30%	2,735	8.00%	3,419	10.00%

December 31, 2011

Tangible Capital	$6,771	7.69%	$1,321	1.50%	$ N/A	––
Tier 1 (core) Capital	6,771	7.69%	3,524	4.00%	4,405	5.00%
Risk-based Capital:
Tier 1	6,771	19.96%	1,357	4.00%	2,035	6.00%
Total	7,084	20.89%	2,713	8.00%	3,392	10.00%

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

12.  FAIR VALUE MEASUREMENTS AND DISCLOSURES

A.  Fair Value Measurements

The Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 applies only to fair value measurements already required or permitted by other accounting standards and does not impose requirements for additional fair value measures. ASC Topic 820 was issued to increase consistency and comparability in reporting fair values.

The Association uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The Association did not have any liabilities that were measured at fair value at December 31, 2012 and 2011. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Association may be required to record at fair value other assets or liabilities on a non-recurring basis, such as foreclosed real estate owned and certain impaired loans. These non-recurring fair value adjustments generally involve the write-down of individual assets due to impairment losses.

In accordance with ASC Topic 820, the Association groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•                  Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

•                  Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

•                  Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Association’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

The Association bases its fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. ASC Topic 820 requires the Association to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets that are measured on a recurring basis are limited to the available-for-sale securities portfolio. The available-for-sale portfolio is carried at estimated fair value with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholders’ equity. Substantially all of the available-for-sale portfolio consists of investment securities issued by government-sponsored enterprises. The fair values for substantially all of these securities are obtained from an independent securities broker. Based on the nature of the securities, the securities broker provides the Association with prices which are categorized as Level 2 since quoted prices in active markets for identical assets are generally not available for the majority of securities in the portfolio.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

NOTES TO FINANCIAL STATEMENTS

12.  FAIR VALUE MEASUREMENTS AND DISCLOSURES (Cont’d)

A.  Fair Value Measurements (Cont’d)

The following table provides the level of valuation assumptions used to determine the carrying value of assets measured at fair value on a recurring basis at December 31, 2012 and 2011:

		Fair Value Measurements at December 31,
	Carrying	Quoted Prices in Active Markets for Identical	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Value	Assets (Level 1)	(Level 2)	(Level 3)

December 31, 2012:
Securities available for sale	$33,217,266	$—	$33,217,266	$—

December 31, 2011:
Securities available for sale	$14,634,795	$—	$14,634,795	$—

There were no assets measured at fair value on a non-recurring basis at December 31, 2012 and 2011.

B.  Fair Value Disclosures

The following methods and assumptions were used by the Association in estimating fair values of financial instruments as disclosed herein.

Cash and Cash Equivalents

For cash and due from banks and federal funds sold, the carrying amount approximates the fair value (Level 1).

Securities

The fair value of securities is estimated based on bid quotations received from securities dealers, if available (Level 1). If a quoted market price was not available, fair value was estimated using quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued (Level 2).

FHLB Stock

The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock, and the Association is required to maintain a minimum balance based upon the unpaid principal of home mortgage loans (Level 2).

Loans Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, commercial, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories (Level 3).

Deposits

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand (Level 1). The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities (Level 2).

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

NOTES TO FINANCIAL STATEMENTS

12.  FAIR VALUE MEASUREMENTS AND DISCLOSURES (Cont’d)

B.  Fair Value Disclosures (Cont’d)

Short-Term Borrowings

The carrying amounts of federal funds purchased, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Association’s current incremental borrowing rates for similar types of borrowing arrangements (Level 1).

Long-Term Borrowings

The fair value of long-term borrowings is estimated using discounted cash flow analysis based on the current incremental borrowing rates for similar types of borrowing arrangements (Level 2).

Off-Balance-Sheet Instruments

In the ordinary course of business the Association has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded. Their fair value would approximate fees currently charged to enter into similar agreements. For further information on these financial instruments, see Note 10.

In the ordinary course of business the Association has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded. Their fair value would approximate fees currently charged to enter into similar agreements.

The carrying values and estimated fair values of financial instruments are as follows (in thousands):

	December 31,
	2012		2011
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In Thousands)

Financial assets:
Cash and cash equivalents	$5,434	$5,434	$14,261	$14,261
Securities held to maturity	10,181	10,654	15,576	16,370
Securities available for sale	33,217	33,217	14,635	14,635
Loans receivable	39,905	42,223	38,882	41,542
Accrued interest receivable	280	280	264	264
FBLB and other stock, at cost	201	201	218	218

Financial liabilities:
Deposits	86,186	86,837	81,012	81,843

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale.

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON
NOTES TO FINANCIAL STATEMENTS

12.  FAIR VALUE MEASUREMENTS AND DISCLOSURES (Cont’d)

B.  Fair Value Disclosures (Cont’d)

Off-Balance-Sheet Instruments (Cont’d)

In addition, the fair value estimates were based on existing on-and-off balance sheet financial instruments without attempting to value the anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. The lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Sunnyside Bancorp, Inc. or Sunnyside Federal Savings and Loan Association of Irvington.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Sunnyside Bancorp, Inc. or Sunnyside Federal since any of the dates as of which information is furnished herein or since the date hereof.

Up to 690,000 shares

(Subject to Increase to up to 793,500 shares)

[SUNNYSIDE BANCORP, INC. LOGO]

(Proposed Holding Company for

Sunnyside Federal Savings and Loan Association of Irvington)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

                              , 2013

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until                             , 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:                                            INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                                  Other Expenses of Issuance and Distribution

		Amount (1)

*	Registrant’s Legal Fees and Expenses	$250,000
*	Registrant’s Accounting Fees and Expenses	75,000
*	Marketing Agent Fees (1)	150,000
*	Marketing Agent Fees and Expenses (including Legal Fees) (1)	85,000
*	Conversion Agent Fees and Expenses	15,000
*	Appraisal Fees and Expenses	29,000
*	Printing, Postage, Mailing, EDGAR and XBRL Fees	70,000
*	Filing Fees (Blue Sky, FINRA and SEC)	39,000
*	Transfer Agent Fees and Expenses	10,000
*	Business Plan Fees and Expenses	32,000
*	Stock Certificate Printer	2,000
*	Other	3,000
*	Total	$756,000

*                                         Estimated

(1)                                 Sunnyside Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the subscription and community offering, and has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the syndicated community offering.  Fees are estimated at the maximum of the offering range, assuming that all shares are sold in the subscription and community offerings.

Item 14.                                                  Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Sunnyside Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10.  Indemnification, etc. of Directors and Officers.

A.                                    Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.                                    Procedure.  If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.                                    Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.                                    Insurance.  The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.                                    Miscellaneous.  The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.                                     Limitations Imposed by Federal Law.  Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.                                                  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.                                                  Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)                                 List of Exhibits

1.1                               Engagement Letter between Sunnyside Federal Savings and Loan Association of Irvington and Keefe, Bruyette & Woods, Inc., a Stifel company

1.2                               Form of Agency Agreement between Sunnyside Bancorp, Inc., Sunnyside Federal Savings and Loan Association of Irvington and Keefe, Bruyette & Woods, Inc., a Stifel company *

2                                         Plan of Conversion

3.1                               Articles of Incorporation of Sunnyside Bancorp, Inc.

3.2                               Bylaws of Sunnyside Bancorp, Inc.

4                                         Form of Common Stock Certificate of Sunnyside Bancorp, Inc.

5                                         Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1                               Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2                               Form of State Tax Opinion*

10.1                        Form of Employment Agreement with Timothy D. Sullivan

10.2                        Form of Employment Agreement with Gerardina Mirtuono

10.3                        Form of Employee Stock Ownership Plan

21                                  Subsidiaries of Registrant

23.1                        Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2                        Consent of Keller & Company, Inc.

23.3                        Consent of Fontanella & Babitts

24                                  Power of Attorney (set forth on signature page)

99.1                        Appraisal Agreement between Sunnyside Federal Savings and Loan Association of Irvington and Keller & Company, Inc.

99.2                        Letter of Keller & Company, Inc. with respect to Subscription Rights

99.3                        Appraisal Report of Keller & Company, Inc.**

99.4                        Marketing Materials*

99.5                        Stock Order and Certification Form*

99.6                        Business Plan Agreement with Finpro

99.7                        Engagement Letter between Sunnyside Federal Savings and Loan Association of Irvington and Keefe, Bruyette & Woods, Inc., a Stifel company regarding records processing services

*                                         To be filed by amendment.

**                                  Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T.  Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)                             Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.                                                  Undertakings

The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)         The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvington, State of New York on March 15, 2013.

SUNNYSIDE BANCORP, INC.

By:	/s/ Timothy D. Sullivan
Timothy D. Sullivan
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Sunnyside Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Timothy D. Sullivan as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Timothy D. Sullivan may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Timothy D. Sullivan shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Timothy D. Sullivan	President, Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2013
Timothy D. Sullivan

/s/ Gerardina Mirtuono	Senior Vice President, Chief Operating Officer and Director	March 15, 2013
Gerardina Mirtuono

/s/ Gerard A. Iervolino	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 15, 2013
Gerard A. Iervolino

/s/ William Boeckelman	Director	March 15, 2013
William Boeckelman

/s/ Lawrence P. Doyle	Director	March 15, 2013
Lawrence P. Doyle

/s/ Deborah J. Elliot	Director	March 15, 2013
Deborah J. Elliot

/s/ Desmond Lyons	Director	March 15, 2013
Desmond Lyons

/s/ Louis G. Ricci, III	Director	March 15, 2013
Louis G. Ricci, III

As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON

FORM S-1

Sunnyside Bancorp, Inc.

Irvington, New York

EXHIBIT INDEX

(a)                                 List of Exhibits

1.1                               Engagement Letter between Sunnyside Federal Savings and Loan Association of Irvington and Keefe, Bruyette & Woods, Inc., a Stifel company

1.2                              Form of Agency Agreement between Sunnyside Bancorp, Inc., Sunnyside Federal Savings and Loan Association of Irvington and Keefe, Bruyette & Woods, Inc., a Stifel company *

2                                         Plan of Conversion

3.1                               Articles of Incorporation of Sunnyside Bancorp, Inc.

3.2                               Bylaws of Sunnyside Bancorp, Inc.

4                                         Form of Common Stock Certificate of Sunnyside Bancorp, Inc.

5                                         Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1                               Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2                               Form of State Tax Opinion*

10.1                        Form of Employment Agreement with Timothy D. Sullivan

10.2                        Form of Employment Agreement with Gerardina Mirtuono

10.3                        Form of Employee Stock Ownership Plan

21                                  Subsidiaries of Registrant

23.1                        Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2                        Consent of Keller & Company, Inc.

23.3                        Consent of Fontanella & Babitts

24                                  Power of Attorney (set forth on signature page)

99.1                        Appraisal Agreement between Sunnyside Federal Savings and Loan Association of Irvington and Keller & Company, Inc.

99.2                        Letter of Keller & Company, Inc. with respect to Subscription Rights

99.3                        Appraisal Report of Keller & Company, Inc.**

99.4                        Marketing Materials*

99.5                       Stock Order and Certification Form*

99.6                        Business Plan Agreement with Finpro

99.7                        Engagement Letter between Sunnyside Federal Savings and Loan Association of Irvington and Keefe, Bruyette & Woods, Inc., a Stifel company regarding records processing services

*                                         To be filed by amendment.

**                                  Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T.  Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.